Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

Ohio TopCo LP,

Arcline Capital Partners A LP,

Ohio Intermediate LLC,

Arcline Ohio Blocker LLC,

and

MAXCYTE, INC.

Dated as of November 9, 2026

TABLE OF CONTENTS

Page

Article I PURCHASE AND SALE OF SECURITIES		6

1.01	Basic Transaction	6
1.02	Calculation of Closing and Final Consideration	6
1.03	Payment and Delivery of Purchase Price	9
1.04	The Closing	10
1.05	Withholding Rights	10
1.06	Deferred Payments	11
1.07	Intended Tax Treatment	12

Article II CONDITIONS TO CLOSING		12

2.01	Conditions to All Parties’ Obligations	12
2.02	Conditions to Buyer’s Obligations	13
2.03	Conditions to Sellers’, Blocker’s, and the Company’s Obligations	14
2.04	Waiver of Conditions; Frustration of Conditions	15

Article III REPRESENTATIONS AND WARRANTIES OF SELLERS		16

3.01	Organization and Power	16
3.02	Authorization; Valid and Binding Agreement	16
3.03	No Breach	16
3.04	Ownership	16
3.05	Investment Representations	17
3.06	Restructuring Transactions	18
3.07	Litigation	18

Article IV REPRESENTATIONS AND WARRANTIES OF BLOCKER		18

4.01	Organization and Power	18
4.02	Authorization; Valid and Binding Agreement	18
4.03	No Breach	19
4.04	No Operations	19
4.05	Tax Matters	20

Article V REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES		21

5.01	Organization and Limited Liability Company Power	21
5.02	Subsidiaries	21
5.03	Authorization; Valid and Binding Agreement; No Breach	22
5.04	Capitalization	22
5.05	Financial Statements	23
5.06	Absence of Certain Developments	24

5.07	Undisclosed Liabilities	26
5.08	Title to Properties	26
5.09	Tax Matters	27
5.10	Contracts and Commitments	28
5.11	Intellectual Property	31
5.12	Litigation	33
5.13	Employee Benefit Plans	33
5.14	Insurance	34
5.15	Compliance with Laws	35
5.16	Healthcare Compliance	36
5.17	Environmental Compliance and Conditions	37
5.18	Affiliated Transactions	37
5.19	Employment and Labor Matters	38
5.20	Brokerage	41
5.21	Customers and Suppliers	41
5.22	Products; Quality Matters	41
5.23	Anti-Corruption; Trade Compliance	41
5.24	Akron BioManufacturing; Predecessor Matters	42

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		42

6.01	Organization and Power	42
6.02	Authorization; Valid and Binding Agreement	42
6.03	No Breach	43
6.04	Consents	43
6.05	Litigation	43
6.06	Brokerage	43
6.07	Investment Representation	44
6.08	Immediately Available Funds	44
6.09	Valid Issuance; No Vote Required	44
6.10	Solvency	44
6.11	Plant Closings and Mass Layoffs	45
6.12	No Competitive Assets	45
6.13	No Foreign Person	45
6.14	SEC Reports	45
6.15	SEC Registration and Listing	46
6.16	No Restrictions on Deferred Payments	46
6.17	Capitalization	47
6.18	Financial Statements; Internal Controls; No Undisclosed Liabilities	48
6.19	Absence of Buyer Material Adverse Effect	49
6.20	Compliance with Laws; Permits	49

Article VII Certain PRE-CLOSING COVENANTS		49

7.01	Conduct of the Business	49
7.02	Access to Information	51
7.03	Regulatory Filings	53

7.04	Conditions	55
7.05	Exclusive Dealing	56
7.06	Contact with Customers, Suppliers and Other Business Relations	56
7.07	Consents	56
7.08	Restructuring Transactions	57
7.09	Affiliate Agreements; Intercompany Balances; Related Party Matters	58
7.10	RWI Cooperation	59
7.11	Employee Matters; Key Employees	59
7.12	Private Placement	60
7.13	Director and Officer Resignations	60

Article VIII Certain COVENANTS of Buyer		60

8.01	Access to Books and Records	60
8.02	Employee Matters	61
8.03	Director and Officer Liability and Indemnification	62
8.04	RWI Policy	63
8.05	Transfer Restrictions	64
8.06	Standstill	64
8.07	Buyer SEC Filings; Rule 144	65
8.08	Nasdaq Listing	66

Article IX TERMINATION		66

9.01	Termination	66
9.02	Effect of Termination	67

Article X ADDITIONAL COVENANTS AND AGREEMENTS		68

10.01	No Survival; Exclusive Remedy	68
10.02	Certain Tax Matters	71
10.03	Name Changes	75
10.04	Further Assurances	75
10.05	Releases	76
10.06	Confidentiality	76
10.07	SEC Reporting Cooperation	77
10.08	Specified Indemnity	77

Article XI DEFINITIONS		79

11.01	Definitions	79
11.02	Other Definitional Provisions	95
11.03	Index of Defined Terms	97

Article XII MISCELLANEOUS		100

12.01	Press Releases and Communications; Use of any Company Name	100
12.02	Expenses	101

12.03	Notices	101
12.04	Assignment	102
12.05	Severability	103
12.06	No Strict Construction	103
12.07	Amendment and Waiver	103
12.08	Complete Agreement	104
12.09	Counterparts	104
12.10	Governing Law	104
12.11	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	105
12.12	WAIVER OF JURY TRIAL	105
12.13	No Third Party Beneficiaries	106
12.14	Representation of Sellers and Affiliates	106
12.15	No Additional Representations; Disclaimer; Non-Recourse	107
12.16	Conflict Between Transaction Documents	110
12.17	Specific Performance; Other Remedies	110
12.18	Electronic Delivery	111
12.19	Buyer Deliveries	111
12.20	Time is of the Essence	111
12.21	Ohio Seller as Sellers’ Representative	111
12.22	Debt Financing Sources	112

Exhibits

Exhibit A – Form of Restrictive Covenant Agreement

Exhibit B – Purchase Price Allocation

Exhibit C – Form of Escrow Agreement

Exhibit D – Form of Registration Rights Agreement

Exhibit E – Form of Akron BioManufacturing Release Agreement

Schedules

Schedule A – Restrictive Covenant Parties

Schedule B – Key Employees

Schedule C – Value Creation Bonus Recipients

Schedule D – Tax Amount

Schedule 1.03(c) – Repaid Indebtedness

Schedule 2.01(a) – Competition Laws

Schedule 2.02(d)(ii) – Indebtedness Payoff

Schedule 7.01(c) – Permitted Transaction Bonus Arrangements

Schedule 7.03(f) – Burdensome Conditions

Schedule 7.07 – Third Party Consents

Schedule 7.08(b) – Restructuring Documents

Schedule 7.09 – Surviving Affiliate Agreements

Schedule 7.09(c) – Lease Amendment Term Sheet

Schedule 8.03(a) – D&O Indemnified Persons

Schedule 11.01(a) – Agreed Accounting Principles and Illustrative Net Working Capital Calculation

Schedule 11.01(b) – Permitted Liens

Schedule 11.01(c) – Company Transaction Expenses Disclosure Schedules

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of November 9, 2026, by and among (a) Ohio TopCo LP, a Delaware limited partnership (“Ohio Seller”), and Arcline Capital Partners A LP, a Cayman Islands limited partnership (“Blocker Seller”); (b) Ohio Intermediate LLC, a Delaware limited liability company (the “Company”), and Arcline Ohio Blocker LLC, a Delaware limited liability company (“Blocker”); and (c) MaxCyte, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, as of the date hereof, Blocker Seller owns 100% of the issued and outstanding equity securities of Blocker (the “Blocker Securities”);

WHEREAS, as of the date hereof, Ohio Seller owns 100% of the issued and outstanding equity securities of the Company (the “Ohio Securities”);

WHEREAS, not less than one calendar day prior to the consummation of the transactions contemplated by this Agreement, Sellers shall cause the Restructuring Transactions to be consummated;

WHEREAS, following the consummation of the Restructuring Transactions, Ohio Seller and Blocker will collectively own all of the Ohio Securities;

WHEREAS, subject to the terms and conditions of this Agreement, (a) Buyer desires to acquire from Blocker Seller, and Blocker Seller desires to sell to Buyer, all of the Blocker Securities, and (b) Buyer desires to acquire from Ohio Seller, and Ohio Seller desires to sell to Buyer, all of the Ohio Securities held by Ohio Seller (the “Purchased Ohio Securities” and, together with the Blocker Securities, the “Securities”), with the Ohio Securities held by Blocker being retained by Blocker;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, (a) each Person set forth on Schedule A has entered into a restrictive covenant agreement with Buyer in substantially the form attached hereto as Exhibit A (collectively, the “Restrictive Covenant Agreements”), (b) each Person set forth on Schedule B (each, a “Key Employee”) has entered into a retention agreement and an invention, non-disclosure, non-solicitation, and non-competition agreement with Buyer or an Acquired Company (collectively, the “Key Employee Agreements”), and (c) Ohio Seller and each Person set forth on Schedule C have entered into an irrevocable assignment and release with Buyer or an Acquired Company (collectively, the “Value Creation Bonus Assignment and Release Agreements”), in each case to become effective as of the Closing; and

WHEREAS, the respective boards of directors or managers, members, or other governing bodies, as applicable, of Sellers, Blocker, the Company, and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
PURCHASE AND SALE OF SECURITIES

1.01            Basic Transaction. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from each Seller, all of the Securities owned by each Seller, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws and, in the case of Ohio Seller, restrictions under the Organizational Documents of the Company that will terminate at or prior to the Closing), in exchange for a portion of the Purchase Price.

1.02            Calculation of Closing and Final Consideration.

(a)            For purposes of this Agreement, the “Purchase Price” means an amount equal to the sum of (i) the Estimated Closing Cash Payment, plus any Future Distribution Amount, (ii) the Stock Consideration, and (iii) the Deferred Payments.

(b)            At least three Business Days prior to the Closing Date, Ohio Seller will deliver to Buyer a written statement, together with reasonable supporting detail and documentation, setting forth its good faith estimates of (i) the total amount of Cash, (ii) the outstanding Indebtedness as of immediately prior to the Closing, (iii) the unpaid Company Transaction Expenses as of immediately prior to the Closing, (iv) the amount, if any, by which the Net Working Capital exceeds the Upper Net Working Capital Amount, (v) the amount, if any, by which the Net Working Capital is less than the Lower Net Working Capital Amount, and (vi) based on such estimates, an estimate of the Closing Cash Payment (the “Estimated Closing Cash Payment”). Ohio Seller will provide Buyer and its Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the books, records, work papers and personnel of the Acquired Companies used in preparing such statement and consider in good faith any comments provided by Buyer with respect to such statement prior to the Closing.

(c)            As promptly as reasonably possible, but in any event within 75 days after the Closing Date, Buyer will deliver to Ohio Seller a written statement setting forth Buyer’s good faith calculation of (i) the total amount of Cash, (ii) the outstanding Indebtedness as of immediately prior to the Closing, (iii) the unpaid Company Transaction Expenses as of immediately prior to the Closing, (iv) the amount, if any, by which the Net Working Capital exceeds the Upper Net Working Capital Amount, (v) the amount, if any, by which the Net Working Capital is less than the Lower Net Working Capital Amount, and (vi) based on such calculations, the Closing Cash Payment (together, the “Closing Statement”). If Buyer fails to deliver the Closing Statement within such 75-day period, then, at the election of Ohio Seller, (A) the Estimated Closing Cash Payment will be deemed to be the Final Closing Cash Payment and will be final, binding and conclusive on the parties, or (B) Ohio Seller may prepare and deliver the Closing Statement, in which case the provisions of this Section 1.02 will apply to such Closing Statement (with the roles of Buyer and Ohio Seller reversed). The Closing Statement and each of the components thereof will be prepared in accordance with the definitions of the terms Cash, Indebtedness, Company Transaction Expenses, Net Working Capital, and the Agreed Accounting Principles. The Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of Blocker and the Acquired Companies as a result of the transactions contemplated hereby (other than the Restructuring Transactions) and any financing or refinancing arrangements entered into at any time by Buyer or its Affiliates, and (ii) any of the plans, transactions, or changes which Buyer or its Affiliates intend to initiate or make or cause to be initiated or made after the Closing with respect to Blocker or the Acquired Companies or their business or assets. The determination of Net Working Capital and the preparation of the Closing Statement solely with respect to Net Working Capital will take into account only those components (i.e., only those trial balance accounts) reflected on the illustrative calculation of Net Working Capital included as Part III to Schedule 11.01(a). Further to the preceding sentence, the determination of the Final Closing Cash Payment will be in accordance with the Agreed Accounting Principles (and without introduction of any reserves or accruals not provided for in the Agreed Accounting Principles), and without duplication of any items counted in such determination. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.

(d)            Buyer will, and will cause Blocker and the Acquired Companies to, (i) assist Ohio Seller and its Representatives in the review of the Closing Statement and provide Ohio Seller and its Representatives with full access during normal business hours and upon reasonable advance notice to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of Blocker and the Acquired Companies reasonably necessary or useful for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with Ohio Seller and its Representatives in connection with such review, including providing on a timely basis all other information reasonably necessary in connection with the review of the Closing Statement, in each case as is reasonably requested by Ohio Seller or its Representatives and only to the extent such access does not interfere unreasonably with the normal conduct of the business of Buyer, Blocker or any Acquired Company. If Ohio Seller has any objections to the Closing Statement, Ohio Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”) within 45 days after delivery of the Closing Statement, which statement will identify in reasonable detail those items and amounts to which Ohio Seller objects, together with the basis therefor and Ohio Seller’s alternative calculation of each such item (the “Disputed Items”). Absent fraud or manifest error, any item set forth in the Closing Statement that is not so objected to in an Objections Statement timely delivered will be final, binding and conclusive on the parties. Ohio Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and Ohio Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Buyer, Ohio Seller and Buyer will submit any unresolved Disputed Items to BDO USA, P.C., or if such firm is unwilling or unable to serve, such other independent national accounting, consulting or valuation firm mutually agreeable to Buyer and Ohio Seller (the “Arbiter”). In the event the parties submit any unresolved Disputed Items to the Arbiter, each party will submit a written statement (which will be with respect only to the unresolved Disputed Items (but not with respect to any other items)) (each, a “Written Statement”) to the Arbiter within 10 days after the date on which such unresolved Disputed Items were submitted to the Arbiter for resolution (which Written Statements (together with any supporting documentation) will be provided together by the Arbiter to both Buyer and Ohio Seller on the same date). Ohio Seller and Buyer will use their respective commercially reasonable efforts to cause the Arbiter to resolve such dispute as soon as reasonably practicable, but in any event within 30 days after the date on which the Arbiter receives the Written Statements prepared by Ohio Seller and Buyer. Ohio Seller and Buyer will not engage in any ex parte communication with the Arbiter. The Arbiter will resolve such dispute (acting as an expert and not an arbitrator), based solely on the materials and statements submitted by Ohio Seller and Buyer and the terms and conditions of this Agreement (and not by independent review), by assigning a value to each Disputed Item that is no greater than the greatest value and no less than the lowest value proposed by Ohio Seller or Buyer in their Written Statements. The judgments of the Arbiter will be final, binding and non-appealable by the parties hereto, and judgment may be entered against Ohio Seller or Buyer upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Arbiter. The costs and expenses of the Arbiter will be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in their respective Written Statements. For example, if Ohio Seller submits a Written Statement claiming $1,000, and if Buyer contests only $500 of the amount claimed by Ohio Seller, and if the Arbiter ultimately resolves the dispute by awarding Ohio Seller $300 of the $500 contested, then the costs and expenses of the Arbiter will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Ohio Seller.

(e)            If the Closing Cash Payment as finally determined pursuant to Section 1.02(d) (the “Final Closing Cash Payment”) is greater than the Estimated Closing Cash Payment, then, within five Business Days after the determination of the Final Closing Cash Payment, (i) Buyer will pay to each Seller such Seller’s Pro Rata Percentage of such excess, by wire transfer of immediately available funds to an account or accounts designated by Ohio Seller to Buyer, and (ii) Buyer and Ohio Seller will jointly instruct the Escrow Agent to pay to each Seller such Seller’s Pro Rata Percentage of the Escrow Funds, by wire transfer of immediately available funds, to an account or accounts designated by Ohio Seller to the Escrow Agent. If the Final Closing Cash Payment equals the Estimated Closing Cash Payment, then, within five Business Days after determination of the Final Closing Cash Payment, Buyer and Ohio Seller will jointly instruct the Escrow Agent to pay to each Seller such Seller’s Pro Rata Percentage of the Escrow Funds, by wire transfer of immediately available funds, to an account or accounts designated by Ohio Seller to the Escrow Agent.

(f)            If the Final Closing Cash Payment is less than the Estimated Closing Cash Payment, then, within five Business Days after the determination of the Final Closing Cash Payment, Buyer and Ohio Seller will jointly instruct the Escrow Agent to pay (i) to Buyer, by wire transfer of immediately available funds, an amount equal to such shortfall from (and up to the amount of) the Escrow Funds, it being understood and agreed by Buyer that if the amount of such shortfall is greater than the Escrow Funds, Buyer will be entitled only to the full amount of the Escrow Funds, which will be the sole and exclusive remedy and source of recovery for Buyer with respect to any such shortfall and Buyer will not have any claim for, and hereby releases each Seller Related Party from any obligation in respect of, any additional amounts in connection therewith, and (ii) to each Seller, such Seller’s Pro Rata Percentage of the remainder, if any, of the Escrow Funds by wire transfer of immediately available funds, to an account or accounts designated by Ohio Seller to the Escrow Agent; provided, however, that, notwithstanding the foregoing, if and to the extent that the difference between the Estimated Closing Cash Payment and the Final Closing Cash Payment is attributable to Indebtedness of Blocker or any Acquired Company as of immediately prior to the Closing (other than Unpaid Income Taxes and any other Taxes included in Indebtedness (including pursuant to clauses (f), (i), (k), (l) and (m) of the definition thereof), with Indebtedness so determined on a with and without basis with regard to such Taxes), or Company Transaction Expenses, in each case that were not reflected in the Estimated Closing Cash Payment (the amount of such difference, the “Unpaid Indebtedness and Transaction Expense Amount”), then each Seller will, within five Business Days after the determination of the Final Closing Cash Payment, pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, such Seller’s Pro Rata Percentage of the lesser of (A) the amount by which such shortfall exceeds the Escrow Funds and (B) the Unpaid Indebtedness and Transaction Expense Amount, and the limitations and release set forth in clause (i) shall not apply to any such amount.

(g)            All payments required pursuant to Section 1.02(e) and Section 1.02(f) will be deemed to be adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

1.03            Payment and Delivery of Purchase Price. On the Closing Date, Buyer shall:

(a)            pay to each Seller such Seller’s Pro Rata Percentage of the Estimated Closing Cash Payment by wire transfer of immediately available funds to the account(s) designated by Ohio Seller;

(b)            deposit, by wire transfer of immediately available funds, the Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement;

(c)            repay, or cause to be repaid on behalf of the Acquired Companies, as applicable, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness identified on Schedule 1.03(c), by wire transfer of immediately available funds, to the account(s) designated by the holders of such Indebtedness; provided that, with respect to any Indebtedness of any Seller or any of its Affiliates (other than Blocker and the Acquired Companies) that will remain outstanding following the Closing, in lieu of such repayment, Sellers shall cause all Liens on the equity securities or assets of Blocker and the Acquired Companies, and all guarantees by Blocker and the Acquired Companies, in respect of such Indebtedness to be released effective as of the Closing;

(d)            repay, or cause to be repaid, on behalf of the Acquired Companies, as applicable, all amounts necessary to discharge fully the then outstanding balance of all Company Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated in the applicable final invoices delivered to Buyer at least three Business Days prior to the Closing Date by Sellers; provided that any portion of the Company Transaction Expenses that constitutes compensation payable to any current or former employee of an Acquired Company will be paid to the applicable Acquired Company for further payment to such employee through such Acquired Company’s payroll system (net of applicable withholding) and included on the next regularly scheduled payroll for the first full payroll period beginning after the Closing Date; and

(e)            issue and deliver to each Seller the number of shares of Buyer Common Stock constituting such Seller’s Pro Rata Percentage of the Stock Consideration (rounded down to the nearest whole share) in book-entry form through Buyer’s transfer agent, registered in the name of such Seller (or, as directed by such Seller and subject to Section 7.12, in the name of such Seller’s designee); provided that no fractional shares of Buyer Common Stock shall be issued, and in lieu thereof each Seller otherwise entitled to a fractional share (after aggregating all shares issuable to such Seller) shall receive an amount in cash, without interest and rounded to the nearest cent, equal to such fraction multiplied by the volume-weighted average price of Buyer Common Stock on Nasdaq for the 20 consecutive trading days ending on the trading day immediately preceding the Scheduled Closing Date.

1.04            The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by means of a remote or electronic exchange of documents in lieu of a physical closing, on the third Business Day following satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article II (other than those conditions that by their nature are to be satisfied at the Closing) (the “Scheduled Closing Date”) or such other date as Buyer and Ohio Seller may mutually agree in writing. The date of the Closing is herein referred to as the “Closing Date.” The Closing will be deemed to occur simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

1.05            Withholding Rights. Sellers, the Company, Blocker, Buyer, and any other applicable withholding agent are entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom on account of Taxes under U.S. federal, state or local Tax Law or any other applicable Tax Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, the parties acknowledge and agree that none of the cash payments to be made to Sellers shall be subject to withholding so long as the applicable requirements of Section 2.02(c)(iii) have been met with respect to each Seller. To the extent any amount is required to be deducted or withheld from any Stock Consideration, the applicable withholding agent may satisfy such withholding obligation by either (i) withholding such amount from any cash otherwise payable to the applicable Seller under this Agreement or (ii) reducing the number of shares of Buyer Common Stock otherwise deliverable to such Seller by a number of shares having a value (based on the volume-weighted average price of Buyer Common Stock on Nasdaq for the 20 consecutive trading days ending on the trading day immediately preceding the date of such issuance) equal to the amount required to be withheld. To the extent that any amounts are so deducted and withheld and timely paid over to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to which such amounts would otherwise have been paid. The relevant party shall promptly remit, or cause to be promptly remitted, any amount so withheld and deducted to the applicable Governmental Body.

1.06            Deferred Payments.

(a)            Deferred Payments. Subject to the terms and conditions of this Agreement, as part of the Purchase Price, Buyer will pay (or cause to be paid) to each Seller its Pro Rata Percentage of the following amounts (each, a “Deferred Payment”): (i) $10,000,000.00 payable with respect to the year ended December 31, 2027, paid on the first Business Day of 2028 (the “First Deferred Payment Date”); and (ii) $10,000,000.00 payable with respect to the year ended December 31, 2028, paid on the first Business Day of 2029 (the “Second Deferred Payment Date”).

(b)            Payment. Buyer will pay each Deferred Payment on the applicable payment date set forth in Section 1.06(a) in cash, by wire transfer of immediately available funds to the same accounts utilized for the Estimated Closing Cash Payment or such other accounts expressly designated in a written notice to Buyer from the Sellers at least three Business Days prior to the First Deferred Payment Date or Second Deferred Payment Date, as applicable. No interest will accrue on any Deferred Payment.

(c)            Set-Off. Buyer will have the right to set off and deduct from any Deferred Payment otherwise payable to a Seller any Losses of Buyer and its Affiliates to the extent arising out of Fraud by such Seller pursuant to this Agreement (collectively, “Set-Off Amounts”); provided that no amount may be set off against any Deferred Payment otherwise payable to a Seller in respect of Fraud committed by any other Person. If, at or prior to the time any Deferred Payment becomes payable, Buyer delivers to Ohio Seller a written notice in good faith asserting a claim for a Set-Off Amount that has not been finally determined or agreed, Buyer may withhold from such Deferred Payment an amount equal to Buyer’s reasonable good faith estimate of such Set-Off Amount until such claim is finally determined or agreed, and will promptly pay to Sellers any withheld amount that is finally determined or agreed not to constitute a Set-Off Amount, together with interest (compounded quarterly) on such amount from the date of set-off through the date of actual payment at a per annum rate equal to the U.S. prime rate from time to time in effect as published by The Wall Street Journal; provided that Buyer shall not be entitled to set off any amounts to the extent relating to Losses that are actually recovered by Buyer under the RWI Policy or as to which such set-off would otherwise constitute a duplicative recovery.

(d)            Acceleration. Notwithstanding anything to the contrary in this Section 1.06, if, prior to the payment in full of the Deferred Payments, (i) a Buyer Change of Control is consummated, (ii) Buyer fails to pay any Deferred Payment when due and such failure continues for ten Business Days after written notice thereof from Ohio Seller, (iii) Buyer or any of its material Subsidiaries becomes insolvent, makes a general assignment for the benefit of creditors, or commences or has commenced against it any proceeding under any bankruptcy, insolvency, receivership or similar Law that is not dismissed within 60 days, or (iv) any default or event of default occurs under any indebtedness for borrowed money of Buyer or any of its Subsidiaries having an aggregate outstanding principal amount in excess of $2,500,000 that results in the acceleration thereof and such default or event of default has not been cured, rescinded, annulled, waived, repaid, or refinanced within 30 days, then all Deferred Payments that have not yet been paid (subject to Section 1.06(c)) will become immediately due and payable by Buyer (and, in the case of clause (i), concurrently with the consummation of such Buyer Change of Control). For purposes of this Agreement, “Buyer Change of Control” means any transaction or series of related transactions pursuant to which (i) any other Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquires beneficial ownership of more than 50% of the outstanding voting securities of Buyer, (ii) Buyer merges or consolidates with any other Person and the holders of the voting securities of Buyer immediately prior to such transaction hold less than 50% of the voting securities of the surviving or resulting entity immediately following such transaction, or (iii) Buyer or its Subsidiaries sell, transfer or otherwise dispose of all or substantially all of the assets of Buyer and its Subsidiaries, taken as a whole, or of the Business; provided that none of (x) the grant of any Lien on, or pledge of, any equity securities or assets of Buyer or any of its Subsidiaries (including Blocker and the Acquired Companies) to secure the Debt Financing or (y) any foreclosure, transfer in lieu of foreclosure or other exercise of rights or remedies by or on behalf of any Debt Financing Source in respect thereof shall constitute a Buyer Change of Control.

1.07            Intended Tax Treatment. The parties agree to treat the transactions described in Section 1.01 as fully taxable dispositions of the Securities for U.S. federal (and applicable state and local) Income Tax purposes, and, as a result, to treat any Deferred Payment as part of the Purchase Price for all applicable Tax purposes (except to the extent required to be treated as interest under Section 483 or Section 1274 of the Code) and to file all Tax Returns consistently therewith, except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code.

Article II
CONDITIONS TO CLOSING

2.01            Conditions to All Parties’ Obligations. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)            The applicable waiting periods, if any, under the HSR Act and any other Competition Law set forth on Schedule 2.01(a) will have expired or been terminated; and

(b)            No final, non-appealable Order of a court of competent jurisdiction will have been entered by any Governmental Body permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

2.02            Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)            (i) each of the Fundamental Representations will be true and correct in all material respects as of the Closing Date as if made anew as of such date (except (A) in the case of the representations and warranties set forth in Section 3.04 (Ownership) and Section 5.04 (Capitalization), which will be true and correct in all respects (other than de minimis inaccuracies), and (B) to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), (ii) the representation and warranty in the first clause of Section 5.06(a) (solely with respect to the absence of any Company Material Adverse Effect) will be true and correct in all respects as of the Closing Date as if made anew on such date, and (iii) each of the other representations and warranties of Sellers, Blocker, and the Company contained in Article III, Article IV, and Article V, respectively, will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty referred to in this clause (iii) to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that, for purposes of determining whether the condition in this clause (iii) has been satisfied, all qualifications as to materiality, Company Material Adverse Effect or words of similar import contained in such representations and warranties will be disregarded (other than the word “material” as used in the defined terms “Material Contract,” “Material Contracts” and “Company Material Adverse Effect,” which in each case will not be disregarded);

(b)            the Company, Blocker and each Seller will have performed in all material respects the covenants and agreements required to be performed by such party under this Agreement at or prior to the Closing;

(c)            each Seller (as applicable) will have delivered to Buyer each of the following:

(i)            a certificate representing the Securities held by such Seller duly endorsed in blank or accompanied by a stock power or other applicable instrument transferring such Securities from such Seller to Buyer;

(ii)            an assignment of the Purchased Ohio Securities transferring such Purchased Ohio Securities from Ohio Seller to Buyer, duly executed by Ohio Seller;

(iii)            a duly executed IRS Form W-9 (in the case of Ohio Seller) or a duly executed IRS Form W-8 (in the case of Blocker Seller), together with, in the case of Blocker Seller, a certificate of Blocker, duly executed and in form and substance reasonably satisfactory to Buyer, conforming to the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), together with the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2);

(iv)            a counterpart of the Registration Rights Agreement, duly executed by such Seller;

(v)            in the case of Ohio Seller, a counterpart of the Escrow Agreement, duly executed by Ohio Seller;

(vi)            a counterpart of the Akron BioManufacturing Release Agreement, duly executed by such Seller and each of its Affiliates party thereto (including, in the case of Ohio Seller, Akron BioManufacturing); and

(vii)            a certificate executed by a duly authorized officer of such Seller, dated as of the Closing Date, stating that the conditions specified in Section 2.02(a) and Section 2.02(b), in each case as it relates to such Seller, have been satisfied.

(d)            the Company will have delivered to Buyer each of the following:

(i)            a certificate executed by a duly authorized officer of the Company, dated as of the Closing Date, stating that the conditions specified in Section 2.02(a), Section 2.02(b), Section 2.02(e) and Section 2.02(f) have been satisfied;

(ii)            customary executed payoff letters, in form and substance reasonably satisfactory to Buyer, an initial form of which shall be provided to Buyer at least ten (10) Business Days prior to the Closing Date, with respect to the payoff amounts of the Indebtedness identified on Schedule 2.02(d)(ii); and

(iii)            evidence, in form and substance reasonably satisfactory to Buyer, of the termination, effective as of the Closing and without any continuing Liability of Blocker or any Acquired Company, of the Management Agreements and each other Affiliate Agreement (other than the Affiliate Agreements set forth on Schedule 7.09), and of the settlement or extinguishment of all intercompany balances between any Acquired Company or Blocker, on the one hand, and any Related Party, on the other hand, including the Related Party Note and the Akron BioManufacturing Loan.

(e)            since the date of this Agreement, there will not have occurred any Company Material Adverse Effect; and

(f)            the Acquired Companies will have, immediately after giving effect to the Closing, Cash in an aggregate amount of not less than the Minimum Cash Amount.

2.03            Conditions to Sellers’, Blocker’s, and the Company’s Obligations. The obligations of Sellers, Blocker, and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)            (i) each of the Buyer Fundamental Representations will be true and correct in all material respects as of the Closing Date as if made anew as of such date (except (A) in the case of the representations and warranties set forth in Section 6.17(a) (Capitalization), which will be true and correct in all respects (other than de minimis inaccuracies), and (B) to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), (ii) the representation and warranty set forth in Section 6.19 (Absence of Buyer Material Adverse Effect) will be true and correct in all respects as of the Closing Date as if made anew as of such date, and (iii) each of the other representations and warranties of Buyer contained in Article VI will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty referred to in this clause (iii) to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; provided that, for purposes of determining whether the condition in this clause (iii) has been satisfied, all qualifications as to materiality, Buyer Material Adverse Effect or words of similar import contained in such representations and warranties will be disregarded (other than the word “material” as used in the defined term “Buyer Material Adverse Effect,” which will not be disregarded);

(b)            Buyer will have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)            Buyer will have delivered to Ohio Seller each of the following:

(i)            a certificate of Buyer executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Section 2.03(a), Section 2.03(b), Section 2.03(d) and Section 2.03(e) have been satisfied;

(ii)            a counterpart of the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(iii)            a counterpart of the Registration Rights Agreement, duly executed by Buyer.

(d)            since the date of this Agreement, there will not have occurred any Buyer Material Adverse Effect; and

(e)            the Buyer Common Stock will be listed for trading on Nasdaq and the shares of Buyer Common Stock to be issued pursuant to this Agreement will have been approved for listing on Nasdaq in accordance with Section 8.08, subject to official notice of issuance.

2.04            Waiver of Conditions; Frustration of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing. No party hereto may rely on the failure of any condition set forth in this Article II to be satisfied if such failure was caused by, or primarily resulted from, the failure of such party to (a) use reasonable best efforts to consummate the transactions contemplated hereby or (b) otherwise comply with its obligations under this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants as of the date hereof (except to the extent any representation or warranty expressly relates to an earlier date (in which case, as of such earlier date)), in each case except as set forth on the Disclosure Schedules, to Buyer as follows:

3.01            Organization and Power. Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, with full power and authority to enter into this Agreement and perform its obligations hereunder.

3.02            Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of such Seller, and no other proceedings on such Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, Blocker, and the Company, this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03            No Breach. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of such Seller, or require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Body, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Seller is bound, or any Law to which such Seller is subject other than (a) any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a material adverse effect on the ability of such Seller to perform any of its material obligations under this Agreement, and (b) any such authorizations, consents, approvals, exemptions or other actions (i) required under applicable Competition Laws, (ii) that may be required by reason of Buyer’s participation in the transactions contemplated hereby, or (iii) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of such Seller to perform any of its material obligations under this Agreement.

3.04            Ownership.

(a)            As of the date hereof, such Seller is the sole record and beneficial owner of, and has good and valid title to, the Securities set forth opposite such Seller’s name on Schedule 3.04(a), free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws and, in the case of Ohio Seller, restrictions under the Organizational Documents of the Company that will terminate at or prior to the Closing). Such Securities constitute all of the equity securities of Blocker or the Company, as applicable, owned beneficially or of record by such Seller or any of its Affiliates.

(b)            Immediately following the Restructuring Transactions and immediately prior to the Closing, such Seller will be the sole record and beneficial owner of, and will have good and valid title to, the Securities set forth opposite such Seller’s name on Schedule 3.04(b), free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws and, in the case of Ohio Seller, restrictions under the Organizational Documents of the Company that will terminate at or prior to the Closing), and such Seller will have the full right, power and authority to sell, assign, transfer and deliver such Securities to Buyer. Upon delivery of and payment for such Securities at the Closing in accordance with this Agreement, Buyer will acquire good and valid title to such Securities, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws). The Pro Rata Percentage of such Seller equals the percentage of the issued and outstanding Ohio Securities that such Seller (in the case of Ohio Seller) or Blocker (in the case of Blocker Seller) will hold immediately following the Restructuring Transactions and immediately prior to the Closing.

(c)            Other than pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Securities to be sold by such Seller. Such Seller is not party to any voting agreement, voting trust, registration rights agreement or other similar agreement or arrangement with respect to the Securities or any equity securities of Blocker or any Acquired Company.

3.05            Investment Representations.

(a)            Such Seller is acquiring the shares of Buyer Common Stock to be issued to it hereunder for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Laws. Such Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, and Blocker Seller is organized under the laws of the Cayman Islands.

(b)            Such Seller (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Buyer Common Stock, (ii) has had the opportunity to review Buyer’s reports, schedules, forms, statements and other documents filed with or furnished to the SEC and to ask questions of and receive answers from Buyer concerning Buyer and the terms of the Stock Consideration, and (iii) is able to bear the economic risk of, and can bear the risks associated with, its investment in Buyer Common Stock.

(c)            Such Seller understands and acknowledges that (i) the shares of Buyer Common Stock to be issued to it hereunder have not been, and will not be (other than pursuant to the Registration Rights Agreement), registered under the Securities Act or any state securities Laws, are being issued in reliance upon exemptions from the registration requirements thereof, and constitute “restricted securities” under Rule 144 under the Securities Act that may not be offered, sold, pledged or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration and in compliance with Section 8.05, (ii) such shares will bear (or the book-entry positions representing such shares will be subject to) the restrictive legends described in Section 7.12, and (iii) Buyer is relying upon the truth and accuracy of the representations and warranties in this Section 3.05 in issuing such shares.

(d)            Such Seller has not been offered the shares of Buyer Common Stock by any form of general solicitation or general advertising within the meaning of Regulation D under the Securities Act.

3.06            Restructuring Transactions. Such Seller has taken, or prior to the Closing will have taken, all actions required to be taken by it to consummate the Restructuring Transactions in accordance with applicable Law and Section 7.08 and pursuant to the Restructuring Documents delivered to Buyer in accordance therewith. The consummation of the Restructuring Transactions does not and will not (a) require any material consent, approval, authorization, waiver or notice of or to any Person (including any Governmental Body or any partner, member or equityholder of Ohio Aggregator, Ohio Seller or Blocker) that has not been obtained or given, (b) conflict with, result in a material breach of or material default under, or give rise to any material right of termination, acceleration or Lien under, any Organizational Document of, or any material agreement binding upon, Ohio Aggregator, Ohio Seller, Blocker or any Acquired Company, or (c) result in any material Liability (including any Liability for Taxes) of Blocker or any Acquired Company that will not be paid or otherwise satisfied in full by Sellers at or prior to the Closing (or reflected as Indebtedness in the Final Closing Cash Payment or otherwise borne by Sellers in accordance with Section 7.08(e)).

3.07            Litigation. There are no Proceedings pending or, to the knowledge of such Seller, threatened in writing against such Seller, at Law or in equity, or before or by any Governmental Body, that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by such Seller of its obligations hereunder.

Article IV
REPRESENTATIONS AND WARRANTIES OF BLOCKER

Blocker and Blocker Seller each represent and warrant as of the date hereof (except to the extent any representation or warranty expressly relates to an earlier date (in which case, as of such earlier date)), in each case except as set forth on the Disclosure Schedules, to Buyer as follows:

4.01            Organization and Power. Blocker is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, with full power and authority to enter into this Agreement and perform its obligations hereunder.

4.02            Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Blocker and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Blocker, and no other proceedings on Blocker’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, Sellers, and the Company, this Agreement constitutes a valid and binding obligation of Blocker, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03            No Breach. The execution, delivery and performance of this Agreement by Blocker and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of Blocker, or require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Body, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Blocker is bound, or any Law to which Blocker is subject other than (a) any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a material adverse effect on the ability of Blocker to perform any of its material obligations under this Agreement, and (b) any such authorizations, consents, approvals, exemptions or other actions (i) required under applicable Competition Laws, (ii) that may be required by reason of Buyer’s participation in the transactions contemplated hereby, or (iii) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Blocker to perform any of its material obligations under this Agreement.

4.04            No Operations. As of the Closing, the sole assets of Blocker will be the Ohio Securities held by Blocker. Blocker has no Liabilities and no operations other than activities or liabilities related to its status as a holding company or related to the maintenance of its legal existence, except as contemplated by this Agreement and Schedule 4.04. Blocker was formed solely for the purpose of holding, directly or indirectly, equity interests in the Company and except as set forth on Schedule 4.04, has not, since its formation, (a) engaged in any business or operations, (b) had any employees, (c) owned or held any assets other than its partnership interest in Ohio Aggregator and, following the Restructuring Transactions, the Ohio Securities distributed to it pursuant to the Restructuring Transactions (and cash incidental thereto), or (d) been a party to any Contract other than the applicable Transaction Documents, its Organizational Documents, the Organizational Documents of Ohio Aggregator and, following the Restructuring Transactions, the Organizational Documents of Ohio Seller and the Company. Immediately following the Restructuring Transactions and immediately prior to the Closing, the sole assets of Blocker will be the Ohio Securities set forth opposite Blocker’s name on Schedule 3.04(b), which Blocker will own beneficially and of record, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws and the Organizational Documents of the Company). Blocker has no Liabilities, other than (i) obligations under this Agreement and Liabilities for Taxes that are reflected as Indebtedness in the Final Closing Cash Payment and (ii) immaterial Liabilities incidental to the maintenance of its legal existence, all of which will be paid in full at or prior to the Closing. There are no Proceedings pending or threatened in writing against Blocker.

4.05            Tax Matters.

(a)            Blocker has been properly classified as an association taxable as a corporation for U.S. federal (and applicable state and local) Income Tax purposes at all times since its formation pursuant to a valid and timely election under Treasury Regulations Section 301.7701-3 (made on IRS Form 8832), effective as of July 23, 2019, which election has remained continuously in effect and has not been revoked, terminated or otherwise modified, and no other election under Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of applicable Law) has been made with respect to Blocker.

(b)            Blocker has timely filed all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it (taking into account available extensions), and all such Tax Returns are true, correct and complete in all material respects. Blocker has paid all U.S. federal income and other material amounts of Taxes due and owing by it (whether or not shown on any Tax Return).

(c)            No audit, examination or other proceeding with respect to Taxes of Blocker is currently ongoing or, to Blocker’s knowledge, pending or threatened in writing, no deficiency for Taxes has been asserted or assessed against Blocker that has not been fully paid, and Blocker has not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(d)            Blocker has never been a member of an Affiliated Group (other than a group of which Blocker is or was the common parent), is not a party to or bound by any Tax sharing, Tax allocation or Tax indemnification agreement (in each case, excluding any agreement solely between or among Blocker and the Acquired Companies and excluding any agreement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes), and has no liability for the Taxes of any other Person as a transferee or successor, by Contract, or by operation of Law.

(e)            There are no Liens for Taxes on any assets of Blocker (other than Permitted Liens described in clause (a) of the definition thereof).

(f)            Blocker has not been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

Notwithstanding any other provision of this Agreement to the contrary, Blocker and Blocker Seller make no representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes (whether U.S. federal, state, local or foreign) of Blocker after the Closing Date.

Article V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

The Company represents and warrants as of the date hereof (except to the extent any representation or warranty expressly relates to an earlier date (in which case, as of such earlier date)), in each case except as set forth on the Disclosure Schedules, to Buyer as follows:

5.01            Organization and Limited Liability Company Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted and to perform its obligations under this Agreement. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or to have a Company Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of Blocker and each Acquired Company, each as in effect on the date hereof.

5.02            Subsidiaries. Schedule 5.02 sets forth a true, correct and complete list of each direct and indirect Subsidiary of the Company, together with its jurisdiction of organization, its authorized, issued and outstanding equity securities, and the record and beneficial holder(s) thereof. All of the issued and outstanding equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and are owned, beneficially and of record, by the Company or another wholly owned Subsidiary of the Company, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws). Except as set forth on Schedule 5.02, no Acquired Company owns, or holds the right to acquire, directly or indirectly, any stock, partnership interest, joint venture interest or other equity or ownership interest in any other Person. The Acquired Companies are the only entities through which the Business is conducted. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate or other legal entity power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except where the failure to be so qualified would not have, or be reasonably expected to have, a Company Material Adverse Effect. There are no outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary of the Company other than those set forth on Schedule 5.02, (b) securities convertible or exchangeable into equity interests of any Subsidiary of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of any Subsidiary of the Company, or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company.

5.03            Authorization; Valid and Binding Agreement; No Breach.

(a)            The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (including, as applicable, the Restructuring Transactions) have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, Sellers, and Blocker, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)            Except as set forth on Schedule 5.03(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any breach of, constitute a default under (or an event that with notice or lapse of time or both would become a default under), result in or give any Person the right to accelerate, terminate, modify or cancel, trigger any payment or other obligation or any “change of control” or similar provision under, or result in the loss or delay of any right or benefit under, result in a violation of, result in the creation of any Lien (other than Permitted Liens) upon any assets of any Acquired Company, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Body or other Person, under the provisions of such Acquired Company’s Organizational Documents or any Material Contract to which such Acquired Company is bound, or any Law to which such Acquired Company is subject other than (i) any such breaches, defaults, violations or rights that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole, and (ii) any such authorizations, consents, approvals, exemptions or other actions (A) in connection with the filing of a Notification and Report Form under the HSR Act and the expiration or termination of the applicable waiting period thereunder, (B) that may be required by reason of Buyer’s participation in the transactions contemplated hereby, or (C) the failure of which to obtain would not have a Company Material Adverse Effect.

5.04            Capitalization. Schedule 5.04 sets forth all of the issued and outstanding equity securities of the Company and the record and beneficial holders thereof (a) as of the date hereof, and (b) as of immediately prior to the Closing. All of the Ohio Securities have been duly authorized and validly issued, are fully paid and non-assessable (to the extent such concepts are applicable) and were issued in compliance with applicable Law and the Organizational Documents of the Company. Immediately prior to the Closing, the Purchased Ohio Securities and the Ohio Securities held by Blocker will collectively constitute 100% of the issued and outstanding equity securities of the Company, and, immediately following the Closing, Buyer will own, directly and indirectly through Blocker, 100% of the issued and outstanding equity securities of the Company and each of its Subsidiaries, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws). Except as set forth on Schedule 5.04, the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Ohio Securities, there are no outstanding (a) equity interests or voting securities of the Company, (b) securities convertible or exchangeable into equity securities of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity securities of the Company, or (d) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company.

5.05            Financial Statements.

(a)            Schedule 5.05(a) consists of: (i) the audited balance sheets, statements of operations, statements of members’ equity and statements of cash flows of BioP as of and for the fiscal years ended December 31, 2025 and December 31, 2024 (as restated) (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet and related consolidated statements of operations of the Acquired Companies as of and for the nine (9)-month period ended September 30, 2026 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The date of the balance sheet set forth in the Interim Financial Statements is hereinafter referred to as the “Latest Balance Sheet”. The Company has not conducted any business or operations, or had any assets or Liabilities, other than the ownership of the equity securities of BioP, and no separate financial statements have been prepared for the Company.

(b)            Except as set forth on Schedule 5.05(b), the Financial Statements (i) have been prepared from, and are consistent with, the books and records of the Acquired Companies, and (ii) present fairly, in all material respects, the consolidated financial position, results of operations, members’ equity and cash flows of the Acquired Companies as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject, in the case of the Interim Financial Statements, to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal and recurring year-end adjustments, none of which are material, individually or in the aggregate, to any Acquired Company or the Business).

(c)            The Acquired Companies maintain a system of internal accounting controls designed to provide reasonable assurance, taking into account the size and nature of a privately held company, that transactions are executed in accordance with management’s authorization and recorded as necessary to permit preparation of financial statements in conformity with GAAP, except as set forth on Schedule 5.05(b). Except for the restatement of the financial statements of BioP for the fiscal year ended December 31, 2024 described in Note 2 to the Audited Financial Statements (the “2024 Restatement”), since January 1, 2023, no Acquired Company has restated, or been advised by its auditors of any need to restate, any of its financial statements, and the Acquired Companies have paid, or have properly accrued in the Financial Statements, all sales, use and similar Taxes that were the subject of the 2024 Restatement. No Acquired Company or, to the Company’s knowledge, current or former employee, officer, director, consultant, independent contractor or other service provider of any Acquired Company has committed any fraud, theft, embezzlement, misappropriation or other material unauthorized use of the funds, property or other assets of any Acquired Company, or any falsification or manipulation of the books, records or financial information of any Acquired Company.

5.06            Absence of Certain Developments.

(a)            Since December 31, 2025, there has not been any Company Material Adverse Effect, and, except as set forth on Schedule 5.06 and except as expressly contemplated by this Agreement, the Acquired Companies have conducted the Business in the Ordinary Course of Business.

(b)            Except as set forth on Schedule 5.06 and except as expressly contemplated by this Agreement, since December 31, 2025, no Acquired Company has:

(i)            amended or modified its Organizational Documents;

(ii)           subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens;

(iii)          sold, assigned or transferred any material portion of its tangible assets, except in the Ordinary Course of Business;

(iv)          sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the Ordinary Course of Business;

(v)           made or granted any bonus or any compensation or salary increase to any current (or former) employee or individual service provider whose annual base salary is (or was at the time of his or her termination) in excess of $200,000, or made or granted any material increase in any employee benefit plan or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract;

(vi)          made any loans or advances to, or guarantees for the benefit of, any Persons (except advances of business expenses to employees pursuant to and in accordance with Company policies or any transaction with another Acquired Company);

(vii)         entered into, materially amended, waived any material right under, or terminated (other than upon expiration in accordance with its terms) any Material Contract or any Affiliate Agreement;

(viii)        made or committed to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, or failed to make any capital expenditures contemplated by the Acquired Companies’ capital expenditure budget made available to Buyer;

(ix)           issued, sold, granted, pledged, redeemed or repurchased any equity securities or any securities convertible into or exchangeable for equity securities of any Acquired Company, or declared, set aside or paid any non-cash dividend or distribution in respect of any equity securities of any Acquired Company;

(x)            incurred, assumed or guaranteed any Indebtedness (other than under the Related Party Note in the Ordinary Course of Business);

(xi)            commenced, settled or compromised any action or proceeding, or waived, released or assigned any material right or claim, in each case involving payments in excess of $100,000 or any non-monetary relief;

(xii)            made or changed any material Tax election, changed any annual Tax accounting period, adopted or changed any material method of Tax accounting, filed any amended Tax Return, entered into any closing agreement (within the meaning of Section 7121 of the Code or comparable provision of state, local or foreign Laws), settled any Tax claim or assessment, surrendered any right to claim a Tax refund with respect to a material amount of Taxes, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiii)            made any change in its accounting methods, principles or practices (other than as required by a concurrent change in GAAP), discovered any material errors in its financial statements or in the application of its accounting methods, principles, or policies, or changed its cash management practices, including any acceleration of the collection of accounts receivable or delay in the payment of accounts payable or other liabilities outside the Ordinary Course of Business;

(xiv)            hired, engaged, promoted or terminated (other than for cause) any employee or individual service provider whose annual base salary is (or was at the time of his or her termination) in excess of $150,000, or implemented any layoff, furlough or reduction in force;

(xv)            abandoned, allowed to lapse, or failed to maintain any Registered Intellectual Property or any material Permit, or disclosed any material trade secret to any Person other than pursuant to a written confidentiality agreement;

(xvi)            entered into, amended or terminated any transaction or agreement with any Related Party, or made any payment, loan, advance or capital contribution to or for the benefit of any Related Party (including pursuant to the Related Party Note or the Akron BioManufacturing Loan);

(xvii)            acquired any business, Person or material assets (other than inventory and supplies in the Ordinary Course of Business), whether by merger, consolidation, purchase of equity securities or assets or otherwise;

(xviii)            merged or consolidated with any Person, or adopted any plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(xix)            entered into any new line of business or discontinued any product line or line of business;

(xx)            initiated, conducted or been subject to any recall, withdrawal, field correction or other similar action with respect to any product;

(xxi)            cancelled or permitted to lapse any insurance policy without replacing it with a comparable policy; or

(xxii)            committed to do any of the foregoing.

5.07            Undisclosed Liabilities. No Acquired Company has any material liability of the type required by GAAP to be included on a balance sheet in the Financial Statements, other than: (a) liabilities reflected or reserved for in the Financial Statements or disclosed in the notes thereto, (b) liabilities that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business, (c) liabilities that exist under contracts of the Acquired Companies, (d) liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (e) the liabilities set forth on Schedule 5.07.

5.08            Title to Properties.

(a)            Except as set forth on Schedule 5.08(a), one of the Acquired Companies owns good and valid title to, or holds pursuant to valid and enforceable leases or licenses, all of the tangible personal property and other assets used or held for use in the conduct of the Business (including all personal property shown to be owned or leased by the Acquired Companies on the Latest Balance Sheet), free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by any Acquired Company in the Ordinary Course of Business since the date of the Latest Balance Sheet. All tangible personal property used in the Business is in good operating condition and repair (ordinary wear and tear excepted), has been maintained in accordance with such Acquired Company’s normal practice and is adequate and suitable for the purposes for which it is presently used.

(b)            The real property demised by the leases described on Schedule 5.08(b) (the “Leased Real Property”) constitutes all of the real property leased by the Acquired Companies. Except as set forth on Schedule 5.08(b), the Leased Real Property leases are in full force and effect, and an Acquired Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditors’ rights Laws. The Company has delivered or made available to Buyer copies of each of the leases described on Schedule 5.08(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. No Acquired Company, and, to the Company’s knowledge, no other party thereto, is in breach of or default in any material respect under any of such leases, and no Acquired Company has received or delivered any written notice of any material breach, default, termination or non-renewal under any such lease that remains uncured or unresolved. Schedule 5.08(b) identifies each such lease under which the landlord is a Related Party (each, a “Related Party Lease”).

(c)            No Acquired Company owns any real property.

(d)            The assets, properties, rights and interests owned, leased or licensed by the Acquired Companies constitute all of the assets, properties, rights and interests that are necessary and sufficient to conduct the Business immediately following the Closing in all material respects in the manner conducted as of the date hereof. No Person other than an Acquired Company owns, leases, licenses or otherwise holds any asset, property, right, Contract, Permit or Intellectual Property that is used or held for use in, or necessary for, the conduct of the Business, or employs or engages any individual who provides services to the Business.

(e)            Since December 31, 2025, no Acquired Company has suffered any material damage, destruction or casualty loss (whether or not covered by insurance) affecting any material asset of the Business.

5.09            Tax Matters. Except as set forth on Schedule 5.09:

(a)            The Acquired Companies have filed all federal income Tax Returns and all other material Tax Returns that were required to be filed by them, and the Acquired Companies have paid all federal income and all other material Taxes shown thereon as due and owing. All such Tax Returns are true, complete and correct in all material respects. All material Taxes that an Acquired Company is obligated to withhold from amounts owing to any employee or creditor have been fully paid or properly accrued.

(b)            There is no audit or administrative or judicial proceeding currently ongoing, pending or, to the Company’s knowledge, threatened in writing by any taxing authority with respect to any federal income or other material Tax liability of any Acquired Company. No Acquired Company has waived any statute of limitations in respect of federal income or other material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to any federal income or other material Tax assessment or deficiency.

(c)            With respect to any taxable period for which the statute of limitations remains open, no Acquired Company has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group of which an Acquired Company is or was the common parent).

(d)            No Acquired Company is a party to any income Tax allocation or income Tax sharing agreement (excluding any agreement solely between or among the Acquired Companies and excluding any agreement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes).

(e)            No Acquired Company is or has been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f)            Within the last two years, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(g)            Except as set forth on Schedule 5.09(g), no election has been made under Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of applicable Law) for any Acquired Company.

(h)            Except as set forth on Schedule 5.09(h), no written claim with respect to Taxes has been made within the past three years by any Governmental Body with respect to any Acquired Company in any jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty), fixed place of business or branch in any jurisdiction outside of the United States.

Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes (whether U.S. federal, state, local or foreign) of the Acquired Companies after the Closing Date.

5.10            Contracts and Commitments.

(a)            Except as set forth on Schedule 5.10(a) or as expressly permitted pursuant to this Agreement, no Acquired Company is party to or bound by any of the following (whether written or oral):

(i)            collective bargaining agreement or Contract with any labor union, other than as set forth on Schedule 5.19;

(ii)           Contract for the employment or engagement of any officer, individual employee or other Person on a full-time or consulting basis providing for compensation (including base compensation and any target bonus, commission or other variable or incentive compensation) in excess of $200,000 per annum;

(iii)          Contract with an employee, consultant, independent contractor or any other service provider of any Acquired Company that contains any deferred compensation, retention bonus, change of control, severance, equity or similar acceleration, notice or pay in lieu of notice, gratuity, end of service or other similar arrangement for the benefit of the employee, consultant, independent contractor or service provider;

(iv)          staffing or other Contracts whereby any Acquired Company retains the services of any staffing, leasing, or personal service agency, PEO, or employer of record;

(v)           Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of any Acquired Company’s assets;

(vi)          guaranty of any Indebtedness or other obligation for borrowed money;

(vii)         lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;

(viii)        lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;

(ix)          Contract or group of related Contracts with the same party for the purchase by any Acquired Company of products or services, under which the aggregate remaining contractual commitment of the Acquired Companies (including the undelivered balance of such products and services and any minimum purchase, take-or-pay or other non-cancellable commitment, whether or not covered by an issued purchase order) exceeds $100,000 (other than individual purchase orders entered into in the Ordinary Course of Business that are cancellable without material payment, penalty or obligation);

(x)            Contract with any Top Customer or Top Supplier (other than purchase orders entered into in the Ordinary Course of Business);

(xi)           license, sublicense, covenant not to sue, settlement or other agreement pursuant to which any Acquired Company (A) is granted any right in or to any Intellectual Property of any other Person (other than non-exclusive licenses of commercially available “off-the-shelf” Software with annual fees of less than $100,000), (B) grants any right in or to any Owned Intellectual Property to any other Person (other than non-exclusive licenses granted to customers in the Ordinary Course of Business), or (C) under which any material Intellectual Property has been developed by or for any Acquired Company (other than invention assignment agreements with employees of the Acquired Companies on the Acquired Companies’ standard form);

(xii)          Contract that (A) limits or purports to limit the freedom of any Acquired Company (or, following the Closing, Buyer or any of its Affiliates) to engage or compete in any line of business, with any Person or in any geographic area, (B) contains any exclusivity, “most favored nation,” right of first refusal or first offer, minimum purchase or “take-or-pay” obligation binding on any Acquired Company, or (C) requires any Acquired Company to deal exclusively with any Person;

(xiii)         Contract (in the case of purchase orders, only to the extent described in clause (ix) above) that requires the consent of, or notice to, any other Person in connection with, or that would result in or give rise to any right of termination, cancellation, acceleration or modification of, any payment under, including any fee or other payment triggered by a change in control (the amount of which shall be disclosed on Schedule 5.10(a)(xiii)), or any loss of a right or benefit under, such Contract upon the consummation of the transactions contemplated hereby (including pursuant to any “change of control” or similar provision);

(xiv)        Contract for the manufacture, development, testing, supply or distribution of products or services by or for any Acquired Company (including any contract development and manufacturing, quality or supply agreement), other than Contracts entered into in the Ordinary Course of Business that do not involve payments in excess of $100,000 in any 12-month period or $250,000 in the aggregate;

(xv)         Contract with any Governmental Body, or any grant, subsidy or similar arrangement from any Person (in each case, other than purchase orders entered into in the Ordinary Course of Business);

(xvi)        Affiliate Agreement or any other Contract with any Related Party;

(xvii)       settlement, conciliation or similar agreement with any Person under which any Acquired Company has any continuing obligation, or that imposes any restriction on the conduct of the Business;

(xviii)       guaranty, surety or other credit support of any obligation of any other Person (including Akron BioManufacturing), or any power of attorney granted by any Acquired Company;

(xix)          joint venture, partnership, strategic alliance, co-development or similar agreement; or

(xx)          Contract relating to the acquisition or disposition of any business, equity interests or material assets (other than sales of inventory in the Ordinary Course of Business), in each case under which any Acquired Company has any continuing obligation.

(b)            The Company has made available to Buyer a true, correct and complete copy of each written Material Contract (together with all amendments, waivers, side letters or other changes thereto) and a written summary of the material terms of each oral Material Contract, and will promptly make available to Buyer a true, correct and complete copy of any Material Contract entered into after the date hereof.

(c)            Except as set forth on Schedule 5.10(c), (i) no Acquired Company is in material default under any Contract listed (or required to be listed) on Schedule 5.10(a) (each, a “Material Contract” and, collectively, the “Material Contracts”), (ii) to the Company’s knowledge, the other party to each of the Material Contracts is not in material default thereunder, (iii) each Material Contract is valid, binding and in full force and effect and is enforceable against the applicable Acquired Company and, to the Company’s knowledge, each other party thereto in accordance with its terms (subject to the application of any bankruptcy or creditors’ rights Laws and general principles of equity), and (iv) since January 1, 2023, no Acquired Company has received or delivered any written notice of any actual or purported breach, default, termination, non-renewal or material modification of any Material Contract.

5.11            Intellectual Property.

(a)            All of the material patents, internet domain names, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing owned by any Acquired Company (collectively, “Registered Intellectual Property”) are set forth on Schedule 5.11(a). One of the Acquired Companies owns and possesses all right, title, and interest in and to each item of Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens), and an Acquired Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable license or other right to use, all other material Intellectual Property used in or held for use in the conduct of the Business as currently conducted. Schedule 5.11(a) specifies, as to each item of Registered Intellectual Property, as applicable, the record owner (and, with respect to domain names, the registrar), the jurisdiction, and the application or registration number and date. Each item of Registered Intellectual Property that is issued or registered is subsisting, valid and enforceable, and the Acquired Companies have paid all registration, maintenance and renewal fees and made all filings required to maintain the material Registered Intellectual Property, in each case to the extent due prior to the date hereof. No material Owned Intellectual Property is subject to any outstanding Order or Contract that materially restricts the use, licensing or transfer thereof by any Acquired Company. Except as set forth on Schedule 5.11(a) (including pending recordations of changes of name set forth on Schedule 5.11(a)), each item of Registered Intellectual Property is held of record in the name of an Acquired Company under its current legal name, and no item of Registered Intellectual Property is held of record in the name of Akron Biotechnology, LLC or any other former name of an Acquired Company.

(b)            Except as set forth on Schedule 5.11(b), (i) neither any Acquired Company, nor the conduct of the Business, nor the use of the products and services of the Acquired Companies, is currently infringing, misappropriating, or otherwise violating, or has since January 1, 2023 infringed, misappropriated, or otherwise violated, the Intellectual Property of any other Person, (ii) to the Company’s knowledge, no Person is currently infringing, misappropriating, or otherwise violating, or has since January 1, 2023 infringed, misappropriated, or otherwise violated, any material Owned Intellectual Property, (iii) there is not pending before any Governmental Body any claim, action, or proceeding alleging any of the foregoing (in clauses (i) or (ii)) or contesting the use, validity, enforceability, or ownership of any material Owned Intellectual Property (excluding office actions and similar communications issued in the ordinary course of prosecution), and (iv) since January 1, 2023, no Acquired Company has received any written notice, charge, complaint, demand or claim (including any demand or unsolicited offer to license Intellectual Property from another Person) alleging any infringement, misappropriation or other violation of the Intellectual Property of any other Person by any Acquired Company or the conduct of the Business.

(c)            Each Acquired Company has taken commercially reasonable actions to protect its material Owned Intellectual Property, including to protect the secrecy of any material trade secrets, and no material trade secret of any Acquired Company has been disclosed to any Person other than pursuant to a written confidentiality agreement or other legally binding confidentiality obligation. Each current and former employee, consultant and independent contractor of any Acquired Company who has contributed to the development of any material Owned Intellectual Property has executed a written agreement that (i) requires such Person to maintain the confidentiality of the Acquired Companies’ trade secrets and other confidential information and (ii) presently assigns to an Acquired Company all right, title and interest in and to all Intellectual Property developed by such Person in the course of his or her employment or engagement (or an Acquired Company owns such Intellectual Property by operation of Law), and no such Person owns or has asserted in writing any right in any material Owned Intellectual Property.

(d)            The computers, computer networks, Software, and computer hardware and communication and storage systems and services of the Acquired Companies (the “Company Systems”) are reasonably sufficient for the needs of the business of the Acquired Companies as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company Systems have not suffered any material malfunction within the prior two years, except such malfunctions that have been remediated in all material respects. Except as set forth on Schedule 5.11(d), since January 1, 2023, there has been no material unauthorized access to, or breach, interruption or other compromise of, the Company Systems or any data (including personal information) maintained thereon that resulted in the material unauthorized access to, use of or disclosure of such data or that required notice to any Person or Governmental Body under applicable Law (each, a “Security Incident”).

(e)            The Acquired Companies own or have a valid and enforceable right to use all material formulations, processes, records, specifications, standard operating procedures, analytical methods, data and other technical information and know-how used in the manufacture, testing and release of the products of the Business as currently conducted (collectively, the “Technical Know-How”), and the material Technical Know-How is documented in the quality systems of the Acquired Companies or their independent contractors and maintained in confidence in all material respects in accordance with the Acquired Companies’ written policies and procedures.

(f)            Schedule 5.11(f) lists each material Contract under which any Acquired Company is granted a license or other right under any Intellectual Property that is incorporated into, or used in the manufacture, testing or sale of, any product of the Business (other than (i) non-exclusive licenses of commercially available “off-the-shelf” Software, software-as-a-service or cloud services, and open source software, (ii) non-exclusive licenses granted in the Ordinary Course of Business that are incidental to, and not material to, supply, manufacturing, quality, distribution, services or similar commercial Contracts, (iii) confidentiality, non-disclosure and material transfer agreements entered into in the Ordinary Course of Business, and (iv) Contracts with current or former employees and independent contractors on the Acquired Companies’ standard forms) (collectively, the “Inbound Licenses”). The rights granted to the Acquired Companies under the Inbound Licenses are sufficient in all material respects for the use of the Intellectual Property licensed thereunder as such Intellectual Property is used in the conduct of the Business as currently conducted. Except as set forth on Schedule 5.11(f), no Inbound License will terminate or be materially modified, or require any consent, notice or payment, as a result of the consummation of the transactions contemplated hereby. Except pursuant to the Inbound Licenses or as set forth on Schedule 5.11(f), no Acquired Company is obligated to pay any royalty, milestone or other similar payment to any Person in respect of the license of Intellectual Property for the manufacture, use or sale of any product of the Business.

(g)            Except as set forth on Schedule 5.11(g) and other than rights granted to customers in the Ordinary Course of Business in customer-specific deliverables or in improvements to customer-provided materials or Intellectual Property (excluding, in each case, any improvement to the Acquired Companies’ platform processes, formulations or Technical Know-How) pursuant to the Contracts set forth on Schedule 5.10(a), no Acquired Company has granted, or is obligated to grant, to any customer or other Person any ownership interest in, or exclusive license to, any material Intellectual Property (including any formulation, process or improvement) developed by any Acquired Company in the performance of services or the supply of products to such Person, and, since January 1, 2023, no other Person has asserted in writing any ownership of or interest in any material Owned Intellectual Property or material Technical Know-How.

5.12            Litigation

. Except as set forth on Schedule 5.12, as of the date hereof, there are no, and since January 1, 2023 there have not been any, Proceedings pending or threatened in writing against or affecting any Acquired Company (or any of their respective properties, assets, officers, managers or employees in their capacities as such), at Law or in equity, or before or by any Governmental Body or arbitrator, which, if determined adversely to such Acquired Company, would reasonably be expected to be material, individually or in the aggregate, to any Acquired Company or the Business or would reasonably be expected to materially delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby, and no Acquired Company is, or since January 1, 2023 has been, subject to any outstanding Order of any Governmental Body.

5.13            Employee Benefit Plans.

(a)            Each Employee Benefit Plan and each funding vehicle related to such Employee Benefit Plan is currently in compliance in all material respects with, and has been established, maintained, funded, administered and operated in compliance in all material respects with, its terms and all applicable statutes, orders, rules and regulations. Each Employee Benefit Plan that is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify, and such plan has received an opinion, advisory or determination letter stating that such plan is qualified, and no facts or circumstances exist which might adversely affect such qualification.

(b)            None of the Acquired Companies nor any of their ERISA Affiliates maintains, sponsors or contributes to (or has been obligated to contribute to) or has in the past sponsored, maintained or had any obligation to contribute to any plan that is or was: (i) subject to Title IV of ERISA; (ii) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA); (iii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA; or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, nor have they incurred any liability, including withdrawal liability, with respect to any such Employee Benefit Plan. No liability under Title IV of ERISA has been or is reasonably expected to be incurred by any Acquired Company.

(c)            With respect to the Employee Benefit Plans, all required contributions of any Acquired Company due on or before the Closing Date have been made or properly accrued on or before the Closing Date.

(d)            With respect to all Employee Benefit Plans and related trusts, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred that could subject any Employee Benefit Plan, related trust or party dealing with any such Employee Benefit Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Sections 4975 through 4980 of the Code.

(e)            There are no international Employee Benefit Plans outside of the United States.

(f)            Except as set forth on Schedule 5.13(f), none of the Employee Benefit Plans provide for medical or life insurance benefits to retired or former employees of any Acquired Company (other than as required under Code Section 4980B, or similar state Law).

(g)            Except as set forth on Schedule 5.13(g), neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any employee or any other service provider of any Acquired Company or any of its ERISA Affiliates to severance pay, unemployment compensation, golden parachute, bonus or any other payment, except as expressly provided in this Agreement; (ii) increase or otherwise enhance any benefits otherwise payable to any Person; (iii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or any other service provider of any Acquired Company; or (iv) result in forgiveness in whole or in part of any outstanding loans made by any Acquired Company to any Person. Schedule 5.13(g) contains a true, correct and complete list of all change in control payments which will or may become payable as a result of any Acquired Company entering into this Agreement or the consummation of any of the transactions contemplated hereby.

5.14            Insurance. Schedule 5.14 lists each material insurance policy maintained by the Acquired Companies. All such insurance policies are in full force and effect, all premiums due thereon have been paid, and no Acquired Company is in default with respect to its obligations under any such insurance policies or has received any written notice of cancellation, non-renewal, premium increase or denial or reservation of rights with respect to any claim thereunder. Schedule 5.14 also sets forth all claims made under such policies since January 1, 2023.

5.15            Compliance with Laws.

(a)            Except as set forth on Schedule 5.15(a), each of the Acquired Companies is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Laws and Orders of any Governmental Body, and since January 1, 2023 no Acquired Company has received any written notice or, to the Company’s knowledge, other communication from any Governmental Body or other Person alleging any material violation of any applicable Law. Schedule 5.15(a) sets forth each material Permit held by the Acquired Companies. Such Permits constitute all material Permits necessary for the conduct of the Business as currently conducted, are held by an Acquired Company in its current legal name, are valid and in full force and effect, and no Acquired Company is in default under, and no event has occurred that would reasonably be expected to result in the revocation, suspension, non-renewal or adverse modification of, any such Permit.

(b)            Except as set forth on Schedule 5.15(b), each of the Acquired Companies is, and since January 1, 2023 has been, in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act, Food and Drug Administration (“FDA”) regulations adopted thereunder and any other applicable Law promulgated by the FDA or other similar Governmental Body, in each case to the extent applicable to the Business as currently conducted (herein “FDA Laws”). No material investigation, claim, suit, proceeding, audit, order, or other action by any Governmental Body under FDA Laws is pending or, to the Company’s knowledge, threatened in writing against any of the Acquired Companies.

(c)            To the extent any Permits are required under applicable FDA Laws or Healthcare Laws for the operation of the Business as currently conducted, (i) each of the Acquired Companies holds all such Permits that are material to the Business and is in material compliance with the terms thereof, (ii) since January 1, 2023 no such Permit has been revoked, suspended, cancelled, terminated, withdrawn or materially modified due to non-compliance with FDA Laws or Healthcare Laws, and (iii) there are no facts or events that would be likely to result in the revocation, suspension, cancellation, termination, withdrawal or material modification of Permits required under applicable FDA Laws or Healthcare Laws.

(d)            To the extent applicable to the activities of the Acquired Companies, none of the Acquired Companies is the subject of any pending or threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other similar, applicable Law. To the Company’s knowledge, none of the Acquired Companies has committed any acts, made any statement, or failed to make any statement that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other similar applicable Law. None of the Acquired Companies, nor any of their officers, directors or employees, has been or currently is debarred under 21 U.S.C. Section 335a. None of the Acquired Companies, nor any of their respective officers, directors or employees, has been convicted of any crime for which debarment is mandated or permitted under 21 U.S.C. Section 335a or, to the Company’s knowledge, engaged in any conduct that would reasonably be expected to result in a debarment or exclusion under 21 U.S.C. Section 335a or any other applicable Law. To the Company’s knowledge, no debarment or exclusionary claims, actions, proceedings or investigations are pending or threatened in writing against any of the Acquired Companies or their respective officers, directors or employees.

(e)            All manufacturing operations conducted by any of the Acquired Companies, since January 1, 2023, have been and are being conducted in compliance in all material respects with current good manufacturing practice requirements under FDA Laws (to the extent applicable), in each case to the extent applicable to the materials manufactured by the Acquired Companies.

(f)            No manufacturing site owned or operated by any of the Acquired Companies (i) is subject to a shutdown or import or export prohibition imposed by a Governmental Body or (ii) has since January 1, 2023 received any unresolved notice of violation, Form FDA 483, warning letter, untitled letter, or similar written correspondence from the FDA or other Governmental Body alleging material noncompliance with FDA Laws.

5.16            Healthcare Compliance.

(a)            Since January 1, 2023, no Acquired Company has received any written notice of any pending or, to the Company’s knowledge, threatened Proceeding by or before any Governmental Body, or any unsealed complaint by a qui tam relator, alleging that any operation, activity or product of the Acquired Companies is in violation of any applicable Healthcare Law. Since January 1, 2023, no Acquired Company has received any subpoena, complaint, criminal information or civil investigative demand relating to any applicable Healthcare Law, is or has been a party to or bound by any corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other agreement with any Governmental Body concerning non-compliance with applicable Healthcare Laws, has had any reporting obligations pursuant to any settlement agreement, plan of correction or other remedial measure entered into with any Governmental Body, or is currently subject to any open plan of correction or any plan of correction submitted to a Governmental Body that has not been accepted by such Governmental Body.

(b)            No Acquired Company, nor any of their respective officers, directors or managers, employees, nor, to the Company’s knowledge, any of their respective agents, is or since January 1, 2023 has been excluded, suspended or debarred from participation in any Federal Healthcare Program or listed on the HHS Office of Inspector General’s List of Excluded Individuals/Entities or the General Services Administration’s System for Award Management list of excluded parties, or, to the Company’s knowledge, is the subject of any pending or threatened in writing Proceeding that could reasonably be expected to result in any such exclusion, suspension or debarment. No Acquired Company, nor any of their respective officers, directors or managers, employees, nor, to the Company’s knowledge, any of their respective agents, (i) has been convicted of any criminal offense under any Healthcare Law, including with regard to the delivery of or payment for any item or service under a Federal Healthcare Program, or (ii) has paid or been assessed a civil money penalty under any Healthcare Law.

(c)            No Acquired Company participates as a provider or supplier in, is enrolled in, bills or submits claims for reimbursement to, or receives reimbursement directly from, any Federal Healthcare Program.

5.17            Environmental Compliance and Conditions. Except as set forth on Schedule 5.17:

(a)            To the Company’s knowledge, each of the Acquired Companies is in compliance with all applicable Environmental Laws, except where the failure to comply would not have a Company Material Adverse Effect.

(b)            To the Company’s knowledge, the Acquired Companies hold and are in compliance with all authorizations, licenses and permits required under applicable Environmental Laws to operate at the Leased Real Property and to carry on their respective businesses as now conducted, except where the failure to hold or comply with such authorizations, licenses and permits would not have a Company Material Adverse Effect.

(c)            Since January 1, 2023, the Acquired Companies have not received any written notice from any Governmental Body regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, the subject of which notice is unresolved and if determined adversely to any Acquired Company, would reasonably be expected to be material to the Acquired Companies, taken as a whole.

(d)            To the Company’s knowledge, since January 1, 2021, no Acquired Company has disposed of or released any Hazardous Substance at any Leased Real Property in quantities or concentrations that require investigation or remediation by any Acquired Company under applicable Environmental Laws, which investigation or remediation would reasonably be expected to be material to the Acquired Companies, taken as a whole.

5.18            Affiliated Transactions. Except as set forth on Schedule 5.18, no (i) current or former officer, director, manager, controlling owner or Affiliate of any Acquired Company or Blocker, or any individual in such officer’s, director’s, manager’s or controlling owner’s immediate family, (ii) Affiliate of any of the Persons listed in clause (i) above, or (iii) current or former portfolio company of any investment fund or vehicle managed by Arcline or any of its Affiliates (each, a “Related Party”) is a party to any agreement, contract, commitment, transaction or intercompany account or balance (whether or not in writing) with any Acquired Company or Blocker (each, an “Affiliate Agreement”), provides any services to (or receives any services from) any of the Acquired Companies or has any material interest in any property used by any of the Acquired Companies. No Affiliate Agreement is substantially less favorable to the Acquired Companies than would be obtained by the Acquired Companies at the time in a comparable arm’s-length transaction with a Person not affiliated with the Acquired Companies. Except as set forth on Schedule 5.18 and for the life insurance premiums described in clause (h) of the definition of Indebtedness, no Acquired Company or Blocker has paid, or has any Liability for, any personal expenses of any Related Party or any current or former owner, officer or manager of any Acquired Company (other than compensation and benefits payable to employees and individual service providers in the Ordinary Course of Business and expense reimbursements in accordance with the Acquired Companies’ policies).

5.19            Employment and Labor Matters.

(a)            Schedule 5.19(a) includes a true, correct and complete list of all officers and employees (including part-time employees and interns) of the Acquired Companies by name, describing for each such individual: (i) date of hire; (ii) name of employer and business location; (iii) individual’s work location; (iv) job title; (v) full time or part time status; (vi) annual base salary or current hourly rate, as applicable; (vii) target bonus, commission, or other variable compensation for the current fiscal year; (viii) accrued and unused paid time off; (ix) whether such individual is on a leave of absence (including the basis of the leave and the anticipated return to work date); and (x) whether the position is classified as exempt or non-exempt under applicable Law.

(b)            The Acquired Companies have provided or made available to Buyer (i) the Acquired Companies’ form employment agreements or offer letters and confidential information and invention assignment agreements (or similar restrictive covenant agreements), and any other agreements providing for terms and conditions of employment with all officers and employees of the Acquired Companies; (ii) any and all agreements related to any such officers’ and employees’ outside employment or engagement with any third party as set forth on Schedule 5.19(b); and (iii) all of its written employment policies and current employee handbook, as well as a summary of all its unwritten employment customs and practices.

(c)            Schedule 5.19(c) includes a true, correct and complete list of all consultants, advisory board members, independent contractors, directors, and other service providers of the Acquired Companies (including leased and temporary employees), and for each, (i) the name, (ii) the nature of the services provided, (iii) the start date of the engagement, (iv) the length of the engagement, (v) where services are performed, (vi) whether the engagement has been terminated by written notice by either party, (vii) the notice period requirement for termination of the relationship, (viii) the compensation arrangement (including but not limited to fee rates and annualized fees), (ix) change of control or similar provision, and (x) the employing or engaging entity, if any. The Acquired Companies have provided copies of all agreements for each of these individuals.

(d)            The Acquired Companies are, and at all times have been, in compliance in all material respects with all Laws, any order, ruling, decree, judgment or arbitration award of any Governmental Body, and all regulations respecting employment, employment practices and terms and conditions of employment, including but not limited to applicant and employee background checks, immigration laws, anti-discrimination, harassment and retaliation laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, classification of employees as exempt and non-exempt, classification of employees leased, staffed or otherwise engaged through a PEO, employer of record or other third-party, wage and hour laws, employee leasing, co-employer and joint employer laws, profit-sharing, benefits in kind, remuneration for inventions, overtime work, occupational safety and health laws, and termination of employment.

(e)            Except as set forth on Schedule 5.19(e), there have been and are no claims or Proceedings or, to the Company’s knowledge, claims or Proceedings reasonably expected or threatened, against the Acquired Companies in connection with the employment or engagement of any or all of their prospective, current or former employees or service providers, including but not limited to any claims for actual or alleged harassment, discrimination or retaliation based on race, national origin, age, sex, sexual orientation, religion, disability or other protected characteristics, or tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. There have been and are no allegations of sexual harassment made internally to, or threatened against, the Acquired Companies by any employee or service provider. There are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation involving an employee or service provider. There is no claim or investigation pending or, to the Company’s knowledge, claim or investigation threatened by any Governmental Body or third party with respect to any employee or service provider. There are no claims pending, or, to the Company’s knowledge, reasonably expected or threatened, against the Acquired Companies under any workers’ compensation or long-term disability plan or policy.

(f)            The Acquired Companies (i) have provided all employees, independent contractors, consultants and other service providers with all wages, salaries, benefits, relocation benefits, stock options, bonuses and commissions, and all other compensation that is due to be paid to or on behalf of such employees, independent contractors, consultants and other service providers, (ii) have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments or compensation to employees and other service providers, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment insurance benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(g)            The Acquired Companies do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, any misclassification of any employee in terms of his or her exempt or non-exempt status under applicable wage and hour laws, or with respect to any employee leased from another employer. Any individual performing services for the Acquired Companies who has been classified as an independent contractor cannot reasonably be deemed an employee of the Acquired Companies under any Law. Any employee of the Acquired Companies who has been classified as exempt cannot reasonably be deemed a non-exempt employee of the Acquired Companies under any Law. None of the employees or service providers of the Acquired Companies are subject to a non-competition or confidentiality agreement with any third party that currently restricts such individual’s activities on behalf of the Acquired Companies.

(h)            No work stoppage or labor strike against the Acquired Companies is pending, or, to the Company’s knowledge, threatened, or reasonably anticipated. To the Company’s knowledge, there are no activities, organizational efforts, or proceedings of any union or other employee collective group to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. The Acquired Companies have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any applicable national, international, federal, state or local statutory legislation. The Acquired Companies are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement, or other union agreement with respect to employees or service providers, nor is there a duty on the part of the Acquired Companies to bargain with any union or other employee collective groups, and no collective bargaining or similar agreement is being negotiated by the Acquired Companies.

(i)            All employees and service providers of the Acquired Companies are legally authorized to work in the jurisdiction in which such employee or service provider is providing services to the Acquired Companies. No Acquired Company has hired, recruited or referred for a fee a Person who is not legally authorized to be employed in the jurisdiction in which such Person is providing services to the Acquired Companies, or knowingly employed or engaged a Person that is not legally authorized to be employed in the jurisdiction in which such Person is providing services to the Acquired Companies or continued to employ or engage a Person knowing the Person ceased to be legally authorized to be employed in the jurisdiction in which such Person is providing services to the Acquired Companies. The Acquired Companies have properly completed all reporting and verification requirements pursuant to, have retained all documents required by, and have otherwise complied with, all applicable Laws relating to immigration control for all of their employees and service providers, including but not limited to the Form I-9 for individuals in the United States. No Acquired Company has received any notice from any Governmental Body that any Acquired Company is in violation of any applicable Law pertaining to immigration control or that any current or former employee or service provider of the Acquired Companies is or was not legally authorized to be employed in the jurisdiction in which such employee or service provider is providing services to the Acquired Companies or is or was using an invalid social security number or other governmental identifying number and there is no pending or threatened charge or complaint under the Immigration Reform and Control Act of 1986 or similar law outside of the United States against the Acquired Companies.

(j)            There are no outstanding inspection orders or any pending or, to the Company’s knowledge, threatened charges under the Occupational Safety and Health Act (“OSHA”) or any other applicable occupational health and safety legislation with respect to the Acquired Companies. The Acquired Companies have complied in all material respects with any orders issued to them under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any orders that are currently outstanding.

5.20            Brokerage

. Except as set forth on Schedule 5.20, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller, Blocker or any Acquired Company.

5.21            Customers and Suppliers. Schedule 5.21 sets forth a true, correct and complete list of (a) the 10 largest customers of the Acquired Companies (measured by aggregate revenue) (the “Top Customers”) and (b) the 10 largest suppliers and vendors of the Acquired Companies (measured by aggregate spend, excluding any spend relating to the sale process for the Acquired Companies or the transactions contemplated hereby) (the “Top Suppliers”), in each case for the fiscal year ended December 31, 2025 and the nine (9)-month period ended on the date of the Latest Balance Sheet, together with the amount of revenue or spend attributable to each. Since January 1, 2025, no Top Customer or Top Supplier has cancelled, terminated or materially and adversely modified, or, to the Company’s knowledge, threatened in writing an intention to cancel, terminate or materially and adversely modify (including by materially reducing its purchases from or sales to the Acquired Companies or seeking to renegotiate pricing or other material terms), its relationship with the Acquired Companies, whether as a result of the transactions contemplated hereby or otherwise. No Acquired Company is engaged in any material dispute with any Top Customer or Top Supplier.

5.22            Products; Quality Matters. Except as set forth on Schedule 5.22: (a) each product manufactured, sold, distributed or delivered, and each service performed, by any Acquired Company since January 1, 2023 has conformed in all material respects with all applicable good manufacturing practice requirements (to the extent applicable to such product), and applicable Law, and has been manufactured or performed in compliance in all material respects with the quality standards that the Acquired Companies represented to customers or in labeling that such product or service meets, and no Acquired Company has any material Liability for replacement, repair, refund or other damages in connection therewith in excess of the reserves therefor reflected on the Latest Balance Sheet; and (b) since January 1, 2023, there has been no recall or market withdrawal of, and no written customer notification of any material non-conformance, out-of-specification result or quality defect relating to, any product manufactured, sold or distributed or any service performed by any Acquired Company, and, to the Company’s knowledge, no such action or notification is pending or threatened in writing or under consideration by any Acquired Company, any customer or any Governmental Body.

5.23            Anti-Corruption; Trade Compliance. Within the three years preceding the date of this Agreement, none of the Acquired Companies nor any of their respective directors, managers, officers or employees, nor, to the Company’s knowledge, any agent or other Person acting on behalf of any Acquired Company, has, directly or indirectly, (a) made, offered, promised or authorized any unlawful payment or gift of money or anything of value to or for the benefit of any government official, political party or candidate, or any other Person, in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery Law, (b) violated any applicable Law relating to export controls, economic sanctions, customs or import matters, or (c) been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Body regarding any of the foregoing.

5.24            Akron BioManufacturing; Predecessor Matters. Except as set forth on Schedule 5.24: (a) neither any Acquired Company nor Blocker (i) is a party to any Contract with, (ii) has guaranteed or provided any credit support for any obligation of, (iii) shares any Contract, Permit, insurance policy, corporate credit card program, bank account, shipping or freight account, Employee Benefit Plan, information technology system, facility or other asset with, or (iv) has any Liability to or in respect of, Akron BioManufacturing, and no Person has asserted or threatened any claim against any Acquired Company arising out of the business, operations, cessation of operations or wind-down of Akron BioManufacturing; (b) since December 31, 2025, no Acquired Company has made any loan, advance, capital contribution, transfer of assets or other payment to or for the benefit of Akron BioManufacturing; (c) no asset, Contract, Permit, personnel, process or Intellectual Property transferred by any Acquired Company to Akron BioManufacturing is used in or necessary for the Business, and Akron BioManufacturing has no right to use the “Akron” name or any other Owned Intellectual Property; (d) Akron BioProducts LLC is the same legal entity as Akron Biotechnology, LLC, having changed its name by certificate of amendment filed with the Secretary of State of the State of Delaware on December 3, 2021, and all Contracts, Permits, registrations and Intellectual Property filings held in the name of Akron Biotechnology, LLC remain valid and binding obligations of the parties thereto, enforceable by Akron BioProducts LLC, and in full force and effect; and (e) Schedule 5.24(e) sets forth each Contract (including any services, testing or shared-services arrangement) between any Acquired Company and Akron BioManufacturing, and no such Contract (other than the Akron BioManufacturing Loan which will be settled at Closing in accordance with Section 7.09(a)) remains in effect or imposes any continuing obligation or Liability on Blocker, any Acquired Company or the Business.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as of the date hereof (except to the extent any representation or warranty expressly relates to an earlier date (in which case, as of such earlier date)), in each case except as set forth on the Disclosure Schedules, to Sellers, Blocker, and the Company as follows:

6.01            Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.02            Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Sellers, Blocker, and the Company, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.03            No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien (other than Permitted Liens) upon any material assets of Buyer, or require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Body, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer is bound, or any Law to which Buyer is subject other than (a) any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to perform any of its material obligations under this Agreement, and (b) any such authorizations, consents, approvals, exemptions or other actions (i) required under applicable Competition Laws, (ii) that may be required by reason of the Sellers’ or the Company’s participation in the transactions contemplated hereby, or (iii) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform any of its material obligations under this Agreement.

6.04            Consents. Except for (a) the applicable requirements of the HSR Act, (b) the filing with the SEC of a Current Report on Form 8-K or other report required under the Exchange Act in connection with the transactions contemplated hereby and (c) the notification of listing of additional shares required to be filed with Nasdaq in respect of the Stock Consideration, Buyer and its Affiliates are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the immediately preceding sentence, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Buyer or its Affiliates in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.05            Litigation. There are no Proceedings pending or threatened against Buyer or any of its Subsidiaries (or any of their respective properties or assets), at Law or in equity, or before or by any Governmental Body or arbitrator, which (a) have had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (b) would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any Governmental Body, and none of Buyer’s Subsidiaries is subject to any outstanding Order that has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.06            Brokerage. Except as set forth on Schedule 6.06, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.07            Investment Representation. Buyer is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Securities. Buyer acknowledges that the Securities have not been registered under the Securities Act, or any state or foreign securities Laws and that the Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Securities are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

6.08            Immediately Available Funds. Buyer has, on the date hereof, the financial capability and sufficient cash on hand necessary to pay the Estimated Closing Cash Payment and all other amounts required to be paid in cash by Buyer at the Closing pursuant to Section 1.03, and will have all such capability and cash as of the Closing Date, and does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such cash or otherwise impair such capability at the Closing. Buyer has, and will have as and when each Deferred Payment becomes due, the financial capability and funds necessary to pay each Deferred Payment pursuant to Section 1.06. Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Buyer or any of its Affiliates obtain financing for the transactions contemplated by this Agreement.

6.09            Valid Issuance; No Vote Required. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued and delivered at the Closing in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws, this Agreement and the Registration Rights Agreement), and will not have been issued in violation of any preemptive or similar rights. Assuming the accuracy of the representations and warranties of Sellers set forth in Section 3.05, the offer, issuance and delivery of such shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act. No vote or approval of the holders of any class or series of capital stock of Buyer is required under applicable Law, the rules of Nasdaq or the Organizational Documents of Buyer in connection with the issuance of the shares of Buyer Common Stock constituting the Stock Consideration or the consummation of the transactions contemplated by this Agreement.

6.10            Solvency. Assuming the truth and accuracy of the representations and warranties of Sellers, Blocker and the Acquired Companies set forth in Article III, Article IV, and Article V, upon consummation of the transactions contemplated hereby (and after giving effect to the payment of all amounts required to be paid by Buyer at the Closing pursuant to Section 1.03), Buyer, Blocker and the Acquired Companies will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature (including each Deferred Payment as and when it becomes due), or (c) have liabilities in excess of the reasonable market value of their assets. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, Blocker or the Acquired Companies.

6.11            Plant Closings and Mass Layoffs. Buyer does not currently plan or contemplate any plant closings, reduction in force, or terminations of employees of any Acquired Company that would trigger obligations under the WARN Act or similar Laws.

6.12            No Competitive Assets. Except as set forth on Schedule 6.12, neither Buyer nor any of its “associates” or “affiliates” (each as defined in 16 C.F.R. § 801.1(d)) (collectively, “Buyer Entities”) holds 5% or more of the voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 C.F.R. Part 801) of any entity that competes with the Acquired Companies to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period under any applicable Competition Law in connection with the transactions contemplated under this Agreement (any such entity being a “Company Competitor”). Neither Buyer nor any Buyer Entity is party to any material definitive agreement with respect to the acquisition of any Person or business that derives revenue from products, services, or lines of business within the Acquired Companies’ products, services, or lines of business or that would reasonably be deemed to be competitive with businesses of any Acquired Company, in each case that would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period under any applicable Competition Law.

6.13            No Foreign Person. Buyer is not a foreign person (as defined at 31 C.F.R. § 800.224) (a “Foreign Person”), no national or subnational governments of a foreign state hold a substantial interest (as such term is defined at 31 C.F.R. § 800.244) in Buyer, and no Foreign Person will obtain any right that would make the transactions contemplated hereby a covered transaction (as defined at 31 C.F.R. § 800.213).

6.14            SEC Reports.

(a)            Buyer has timely filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and schedules thereto and all other information incorporated by reference therein) required to be filed or furnished by it since January 1, 2023 under the Securities Act or the Exchange Act (collectively, together with any such documents voluntarily filed or furnished by Buyer, the “SEC Documents”). As of its respective date of filing or furnishing (or, if amended or superseded by a subsequent filing or furnishing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing or furnishing) and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively, each of the SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each SEC Document filed or furnished by Buyer after the date of this Agreement and prior to the Closing will, as of its date of filing or furnishing, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to any of the SEC Documents, and Buyer has not received any written notice from the SEC that any of the SEC Documents is the subject of any ongoing review or investigation by the SEC. None of Buyer’s Subsidiaries is required to file or furnish any reports or other documents with the SEC.

(c)            Buyer is, and since January 1, 2023 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

6.15            SEC Registration and Listing. The issued and outstanding shares of Buyer Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MXCT”. There is no Proceeding pending or threatened in writing against Buyer by Nasdaq or the SEC with respect to any intention by Nasdaq or the SEC to deregister the Buyer Common Stock under the Exchange Act or to terminate the listing of the Buyer Common Stock on Nasdaq. Neither Buyer nor any of its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Common Stock under the Exchange Act. Buyer is in compliance in all material respects with all Nasdaq listing standards and the applicable rules and regulations of the SEC.

6.16            No Restrictions on Deferred Payments. Neither Buyer nor any of its Subsidiaries is a party to or bound by any Contract (including any credit agreement, note purchase agreement, indenture or other financing arrangement, and including any such Contract entered into at or prior to the date hereof that will become effective at or following the Closing), and neither Buyer nor any of its Subsidiaries has entered into any commitment letter, term sheet or other agreement with respect to any such Contract, in each case that prohibits, restricts, conditions or otherwise limits (including by way of subordination, payment blockage, standstill, financial covenant or other condition) the payment of any Deferred Payment when due in accordance with Section 1.06; provided that none of the following shall be deemed to prohibit, restrict, condition or otherwise limit the payment of any Deferred Payment or otherwise constitute a breach of this Section 6.16: (i) the grant, perfection or existence of any Lien on any assets or equity interests of Buyer or any of its Subsidiaries (including the Acquired Companies) securing obligations under any such Contract, (ii) the occurrence, existence or declaration of any default or event of default under any such Contract, or (iii) the exercise by any lender, agent or other secured party of any rights or remedies under any such Contract or applicable Law (including acceleration, termination of commitments, enforcement against or foreclosure on collateral, exercise of cash dominion or control rights, or setoff), so long as such Contract does not by its terms prohibit the payment of any Deferred Payment when due in accordance with Section 1.06, including by reason of the occurrence or existence of a default or event of default thereunder.

6.17            Capitalization.

(a)            The authorized capital stock of Buyer consists of 400,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Buyer Preferred Stock”). As of the close of business on November 9, 2026 (the “Buyer Capitalization Date”), (i) 103,250,292 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer Preferred Stock were issued or outstanding, (iii) 4,260,534 shares of Buyer Common Stock were held by Buyer in its treasury, (iv) 13,376,817 shares of Buyer Common Stock were subject to outstanding options to purchase shares of Buyer Common Stock, (v) 4,631,009 shares of Buyer Common Stock were subject to outstanding restricted stock units or performance stock units (assuming, in the case of performance-based awards, achievement of the applicable performance goals at maximum levels), and (vi) 13,564,410 shares of Buyer Common Stock were reserved and available for issuance under Buyer’s equity incentive plans and employee stock purchase plan. All of the outstanding shares of capital stock of Buyer have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of any preemptive or similar rights and were issued in compliance in all material respects with applicable Law (including applicable securities Laws) and the Organizational Documents of Buyer. Except as set forth in this Section 6.17(a), and except for changes since the Buyer Capitalization Date resulting from the exercise, vesting or settlement of Buyer equity awards outstanding on the Buyer Capitalization Date in accordance with their terms, Buyer has no other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no outstanding (A) equity interests or voting securities of Buyer, (B) securities convertible or exchangeable into equity securities of Buyer, (C) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Buyer to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity securities of Buyer, or (D) equity appreciation, phantom equity, profit participation or similar rights with respect to Buyer (the items in clauses (A) through (D) being referred to collectively as the “Buyer Securities”). There are no bonds, debentures, notes or other Indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Buyer Common Stock may vote. Other than the Registration Rights Agreement, neither Buyer nor any of its Subsidiaries is a party to any voting trust, proxy, stockholders agreement, registration rights agreement or other similar agreement or understanding with respect to the voting, transfer or registration of any Buyer Securities. The shares of Buyer Common Stock constituting the Stock Consideration represent less than 20% of the shares of Buyer Common Stock and less than 20% of the voting power of Buyer, in each case outstanding immediately prior to the date of this Agreement and as calculated in accordance with Nasdaq Listing Rule 5635.

(b)            All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Buyer have been duly authorized and validly issued, are fully paid and non-assessable (to the extent such concepts are applicable) and are owned, directly or indirectly, by Buyer, free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under applicable securities Laws), and there are no outstanding options, warrants, rights or other commitments or agreements obligating Buyer or any of its Subsidiaries to issue, sell or otherwise transfer any equity or voting interests in any Subsidiary of Buyer.

6.18            Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a)            The consolidated financial statements (including all related notes and schedules thereto) of Buyer included or incorporated by reference in the SEC Documents (the “Buyer Financial Statements”) (i) have been prepared from, and are consistent with, the books and records of Buyer and its Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Buyer and its consolidated Subsidiaries as of the times and for the periods referred to therein in accordance with GAAP, consistently applied during the periods involved (except as may be indicated in the notes thereto, and subject, in the case of unaudited interim financial statements, to (A) the absence of footnote disclosures and other presentation items in each case as permitted by Form 10-Q or other applicable rules and regulations of the SEC, and (B) changes resulting from normal and recurring year-end adjustments, none of which are expected to be material, individually or in the aggregate, to Buyer and its Subsidiaries, taken as a whole), and (iii) complied as to form in all material respects as of their respective dates of filing with the SEC, with the published rules and regulations of the SEC with respect thereto. Since January 1, 2023, Buyer has not restated, and has not been advised by its independent registered public accounting firm of any need to restate, any of the Buyer Financial Statements. The date of the most recent consolidated balance sheet of Buyer included in the SEC Documents filed prior to the date of this Agreement is referred to herein as the “Buyer Balance Sheet Date”.

(b)            Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2023, (i) Buyer’s management has disclosed to Buyer’s auditors and the audit committee of the board of directors of Buyer (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting, and (ii) no material weakness in Buyer’s internal control over financial reporting has been identified that has not been remediated. Each of the principal executive officer and the principal financial officer of Buyer (or each former principal executive officer and former principal financial officer of Buyer, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Documents, and the statements contained in such certifications were true and correct as of the dates they were made.

(c)           Neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type required by GAAP to be reflected or reserved against on a consolidated balance sheet of Buyer, except for liabilities and obligations (i) reflected or reserved against in the consolidated balance sheet of Buyer as of the Buyer Balance Sheet Date (or the notes thereto) included in the SEC Documents, (ii) incurred in the Ordinary Course of Business since the Buyer Balance Sheet Date, (iii) arising under Contracts to which Buyer or any of its Subsidiaries is a party (other than liabilities arising from any breach thereof), (iv) incurred in connection with this Agreement and the transactions contemplated hereby, or (v) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.19         Absence of Buyer Material Adverse Effect. Since the Buyer Balance Sheet Date, there has not been any Buyer Material Adverse Effect.

6.20         Compliance with Laws; Permits.

(a)           Buyer and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Laws applicable to them or to their respective businesses, properties or assets, except where any such non-compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole. Since January 1, 2023, neither Buyer nor any of its Subsidiaries has received any written notice from any Governmental Body alleging any material violation of, or material non-compliance with, any applicable Law that remains unresolved.

(b)           Buyer and each of its Subsidiaries hold, and are and since January 1, 2023 have been in compliance with, all Permits necessary for the lawful conduct of their respective businesses as currently conducted, and all such Permits are in full force and effect, except where the failure to hold, be in compliance with or maintain in full force and effect any such Permit has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole.

Article VII
Certain PRE-CLOSING COVENANTS

7.01         Conduct of the Business.

(a)           From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, except as otherwise provided for by this Agreement (including the Disclosure Schedules, in connection with the Restructuring Transactions in accordance with Section 7.08 and as permitted by Section 7.01(c)), as required by applicable Law or the terms of any Contract in effect on the date hereof and made available to Buyer, or as consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), Blocker and the Company will, and the Company shall cause its Subsidiaries to, (i) conduct their respective businesses in the Ordinary Course of Business in all material respects and (ii) use commercially reasonable efforts to preserve substantially intact their business organizations, material assets, material Permits and goodwill and their material relationships with customers, suppliers, licensors, regulators, employees and other Persons having material business dealings with the Acquired Companies; provided that the failure of Blocker or any Acquired Company to take any action prohibited by Section 7.01(b) as a result of Buyer’s failure to consent thereto will not be deemed a breach of this Section 7.01(a) if such consent was unreasonably withheld, conditioned or delayed by Buyer.

(b)           From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, except as otherwise provided for by this Agreement (including the Disclosure Schedules, in connection with the Restructuring Transactions and as permitted by Section 7.01(c)) or consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), neither the Company nor Blocker will, nor will the Company permit any of its Subsidiaries to, take any action which, if taken after December 31, 2025 and prior to the date hereof, would require a new disclosure on Schedule 5.06(b) pursuant to Section 5.06(b); provided that nothing in this Section 7.01 will prohibit, or require Buyer’s consent for, (i) any action taken in good faith in response to any Health Emergencies or Health Measures or as required by applicable Law, (ii) any action required to be taken pursuant to the terms of any Contract or Employee Benefit Plan in effect on the date hereof and made available to Buyer, or (iii) any repayment of Indebtedness or payment of Company Transaction Expenses at or prior to the Closing; provided, further, that (A) any request for Buyer’s consent under this Section 7.01 may be made by email to the individuals designated by Buyer in accordance with Section 12.03, and (B) nothing in this Section 7.01 will require Blocker or any Acquired Company to obtain Buyer’s consent to the extent the requirement of such consent would reasonably be expected to violate any applicable Competition Law.

(c)           Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, Blocker and the Acquired Companies will be permitted without the prior consent of any Person to (i) repay, satisfy or otherwise settle any intercompany obligations, payables or loans of any kind or nature between or among Blocker or any of the Acquired Companies (including through dividends and capital contributions) and settle or extinguish the Affiliate Agreements and intercompany balances in accordance with Section 7.09 (including the requirement that the Related Party Note and any other Indebtedness owed to a Related Party be repaid in cash and not through the issuance of equity securities), (ii) enter into change of control or transaction bonus arrangements set forth on Schedule 7.01(c) to the extent such amounts are classified as Company Transaction Expenses, and (iii) at any time prior to the Effective Time, dividend or distribute all or any portion of the Cash of Blocker or the Acquired Companies to the applicable Sellers or use such Cash to repay Indebtedness or pay Company Transaction Expenses; provided that Sellers shall cause the Acquired Companies to have, immediately after giving effect to the Closing, Cash in an aggregate amount of not less than the Minimum Cash Amount.

(d)           Nothing contained in this Agreement gives Buyer, directly or indirectly, the right to control or direct the operations of Blocker or the Acquired Companies prior to the Closing. Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Blocker and the Acquired Companies.

(e)           From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, except as otherwise provided for by this Agreement, as required by applicable Law or the rules of Nasdaq, or as consented to in writing by Ohio Seller (which consent will not be unreasonably withheld, conditioned or delayed), Buyer will, and will cause its Subsidiaries to, conduct their respective businesses in the ordinary course of business in all material respects and use commercially reasonable efforts to preserve substantially intact their business organizations, material assets, material Permits and goodwill and their material relationships with customers, suppliers, licensors, regulators, employees and other Persons having material business dealings with Buyer and its Subsidiaries, and Buyer will not, and will not permit any of its Subsidiaries to, (i) amend its Organizational Documents in a manner that would adversely affect Sellers, as recipients of the Stock Consideration, in any material respect relative to the other holders of Buyer Common Stock, (ii) split, combine, subdivide or reclassify the Buyer Common Stock, or declare, set aside or pay any dividend or other distribution in respect thereof, unless an equitable adjustment is made to the Stock Consideration, (iii) adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of Buyer, (iv) enter into any Contract that would prohibit, restrict or condition the payment of any Deferred Payment when due, or (v) agree or commit to do any of the foregoing; provided that nothing in this Section 7.01(e) will restrict Buyer from entering into or consummating a Buyer Change of Control (subject to Section 1.06(d)).

7.02         Access to Information.

(a)           From the date hereof until the Closing or earlier termination of this Agreement, the Company shall (a) give Buyer and its authorized Representatives reasonable access to the properties, books, Contracts, Tax Returns and records of Blocker and the Acquired Companies, (b) furnish to Buyer and its authorized Representatives such financial and operating data and other information to the extent relating to the Acquired Companies as such Persons may reasonably request and (c) use commercially reasonable efforts to cause the appropriate officers of the Acquired Companies to cooperate with Buyer in its investigation of the Acquired Companies. Any investigation pursuant to this Section 7.02 shall be conducted (i) in accordance with applicable Law, including the HSR Act and any other applicable Competition Law, (ii) during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the business of any Acquired Company, (iv) subject to restrictions under the leases for any Leased Real Property, if any, and (v) at Buyer’s sole cost and expense. Notwithstanding the foregoing, (A) Buyer shall not have access to (1) personnel records of the employees of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information that in the Company’s opinion (in its sole discretion) is sensitive or the disclosure of which could subject any Seller Related Party to risk of liability, (2) any Leased Real Property for purposes of conducting any invasive environmental sampling or testing or (3) any information to the extent relating to any Tax Return of Sellers (other than any Tax Return of Blocker or any Acquired Company, or any portion of a Tax Return of Sellers to the extent relating to Blocker or any Acquired Company), and (B) Sellers and the Acquired Companies may withhold (1) any information relating to the sale process for any Acquired Company and information and analysis (including financial analysis) relating thereto, (2) any information that would reasonably be expected to result in competitive harm to the Sellers, Acquired Companies or their respective Affiliates if the transactions contemplated hereby were not consummated, (3) any information or access if Buyer or its Affiliates, on the one hand, and Sellers, the Acquired Companies or their respective Affiliates, on the other hand, are adverse parties in an actual or threatened litigation or dispute and such information is reasonably pertinent thereto, and (4) any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Contract or any Law or would result in the waiver of any attorney-client privilege or other legal privilege (provided that the Company shall promptly notify Buyer in writing when any information or document is being withheld on the basis of attorney-client privilege or other legal privilege and shall use commercially reasonable efforts to provide such information or document, or the substance thereof, in a manner that does not result in the loss of such privilege, including through redaction or a customary common interest or joint defense arrangement). Sellers and the Company shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Without limiting the foregoing, from the date hereof until the Closing, the Company shall use commercially reasonable efforts to deliver to Buyer, promptly (and in any event within 10 Business Days) after they are provided to the board of the Company in final form, all monthly financial statements and management reporting packages prepared for the Acquired Companies in the Ordinary Course of Business.

(b)           From the date hereof until the Closing or earlier termination of this Agreement, Buyer shall (a) furnish to Ohio Seller and its authorized Representatives such information regarding Buyer and its Subsidiaries as Ohio Seller may reasonably request in connection with its evaluation of the Stock Consideration and the Deferred Payments and the consummation of the transactions contemplated hereby, and (b) promptly (and in any event within two Business Days) notify Ohio Seller in writing upon receipt of any notice from Nasdaq of a deficiency, or of any determination to delist or suspend the Buyer Common Stock; provided that Buyer shall not be required to furnish any information to the extent the disclosure thereof would reasonably be expected to violate applicable Law or result in the waiver of any attorney-client privilege, and Sellers shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement and comply with applicable securities Laws with respect thereto.

(c)           From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 9.01, the Company shall prepare and deliver to Buyer, as promptly as practicable and in any event within 45 days after the end of each fiscal quarter of the Acquired Companies ending after September 30, 2026 (including, for the avoidance of doubt, the fiscal quarter ending December 31, 2026), the unaudited consolidated balance sheet of the Acquired Companies as of the last day of such fiscal quarter and the related unaudited consolidated statements of operations of the Acquired Companies for such fiscal quarter and for the portion of the fiscal year then ended, prepared on a basis consistent with the Interim Financial Statements.

7.03         Regulatory Filings. Each of the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as reasonably practicable following the execution and delivery of this Agreement, including obtaining as promptly as reasonably practicable from any Governmental Body any consent, approval, authorization, declaration, waiver, franchise, Permit, certificate or order required to consummate the transactions contemplated hereby, and obtaining the expiration or termination of any waiting periods relating to the HSR Act or other Competition Law. In furtherance of the foregoing:

(a)           Each of the parties hereto shall, as promptly as reasonably practicable following the execution and delivery of this Agreement (and no later than 10 Business Days after the execution of this Agreement), file or cause to be filed with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) the Notification and Report Form required for the transactions contemplated hereby and thereafter as promptly as reasonably practicable provide any information, documents, or material requested in connection therewith pursuant to the HSR Act, including responding to inquiries and requests from the FTC or DOJ (including requests for production of documents or production of witnesses for interviews, hearings, or depositions) and complying with any request for additional information or documentary material. Buyer shall bear all filing fees required to be paid in connection therewith. Any such Notification and Report Form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and other applicable Law. Buyer shall direct and control all aspects of the strategy for obtaining any clearances, consents or approvals required under the HSR Act or any other applicable Competition Law, after consultation in good faith with Ohio Seller. If Buyer reasonably determines, after consultation in good faith with Ohio Seller, that withdrawal and re-filing of Buyer’s Notification and Report Form (a “Pull and Refile”) will enable the parties to expedite the Closing, Buyer may Pull and Refile in compliance with FTC Rule 16 C.F.R. § 803.12. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b)           Each of the parties hereto shall, as promptly as reasonably practicable following the execution and delivery of this Agreement, (A) make such other filings that are required as a condition to consummate the transactions contemplated hereby pursuant to Section 2.01(a), and (B) provide any information requested by applicable Governmental Bodies relating to applicable Competition Laws including responding to inquiries and requests for production of documents or production of witnesses for interviews, hearings, or depositions and complying with any request from a Governmental Body. Any such filings and information shall be in substantial compliance with the requirements of applicable Law.

(c)           Each of the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to coordinate and cooperate in all respects with each other in good faith in connection with any filing or submission and in connection with any investigation or other inquiry related to the HSR Act or other Competition Law and shall promptly: (i) furnish to the other party’s outside legal counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any Competition Law; (ii) inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other of) any communication from or with any Governmental Body regarding any of the transactions contemplated by this Agreement, including any inquiries or requests for information from, the FTC, the DOJ, or any other applicable Governmental Body; (iii) permit counsel for the other party, with reasonable notice and subject to applicable Law, to review in advance, and consider in good faith the views of the other party in connection with any proposed written communication to any Governmental Body in connection with the transactions contemplated by this Agreement, and (iv) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Body and any other information supplied by such party and such party’s Subsidiaries or Affiliates to a Governmental Body or received from such a Governmental Body in connection with the transactions contemplated by this Agreement; provided, that materials may be redacted (x) to remove references concerning the valuation of the Acquired Companies and (y) as necessary to comply with contractual arrangements, address good faith legal privilege or confidentiality concerns, or comply with applicable Law. Each of the parties hereto agrees not to participate, or to permit their Subsidiaries or Affiliates to participate, in any non-ministerial meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Body, gives the other parties the opportunity to attend and participate.

(d)           Each of the parties hereto, subject to applicable Law, shall not: (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other parties; (ii) enter into any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement without the prior written consent of the other parties; or (iii) take any other action that would be reasonably likely to prevent or delay consummation of the transactions contemplated by this Agreement prior to the Termination Date, and in all cases such written consent shall not be unreasonably withheld or delayed, provided that Buyer may Pull and Refile consistent with Section 7.03(a).

(e)           Except as specifically required by this Agreement, Buyer will not, and will not permit any of its Affiliates to, take any action, or refrain from taking any action, the effect of which would reasonably be expected to materially delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof (including any Company Competitor), or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

(f)            Buyer’s obligation to use “reasonable best efforts” is understood to require Buyer, its Subsidiaries and Affiliates to take all steps reasonably necessary, proper or advisable to avoid or eliminate each and every impediment related to the HSR Act or other Competition Law so as to enable the transactions contemplated by this Agreement to occur as expeditiously as possible and in any event prior to the Termination Date, including (i) seeking to prevent the initiation of, and defending any proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, (ii) avoiding the entry of, or causing to be lifted or rescinded any injunction, judgment, order or ruling entered by any Governmental Body adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (iii) opposing vigorously and fully any such challenge, promptly appealing any adverse decision or order by a Governmental Body, and litigating any such challenge to a final non-appealable order. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.03 or elsewhere in this Agreement shall require, or be construed to require, Buyer or any of its Affiliates to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition of, or any restriction on the ownership or operation of, any businesses, product lines, assets or contractual rights of Buyer, any of its Affiliates, Blocker or any Acquired Company, (ii) terminate, modify or enter into any relationship, agreement or arrangement of or relating to Buyer, any of its Affiliates, Blocker or any Acquired Company, or (iii) pay any amount (other than customary filing fees) to any Person in order to obtain any clearance, consent or approval of any Governmental Body under the HSR Act or any other Competition Law; provided that this Section 7.03(f) shall not apply to dispositions, restrictions or arrangements relating to the business and assets of the Acquired Companies that do not individually or in the aggregate constitute a Burdensome Condition; provided, further, that any such disposition, restriction or arrangement, and any commitment to effect the foregoing, shall be expressly conditioned upon the occurrence of the Closing. Subject to the foregoing, each of the parties shall use reasonable best efforts to obtain the expiration or termination of the waiting period under the HSR Act as promptly as reasonably practicable and in any event prior to the Termination Date.

7.04         Conditions. Without limitation of Section 7.03, (a) the Sellers, Blocker, and the Company will use reasonable best efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing) and (b) Buyer will use reasonable best efforts to cause the conditions set forth in Section 2.03 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).

7.05         Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 9.01, none of Sellers, the Company or Blocker will knowingly take any action to encourage, initiate or engage in discussions or negotiations with, or enter into an agreement with, any Person (other than Buyer and its authorized Representatives) concerning any purchase of the Securities, any merger, sale of substantially all of the assets of the Acquired Companies, or similar transactions involving the Acquired Companies (other than assets sold in the Ordinary Course of Business); provided that nothing in this Section 7.05 will restrict any Seller or any of its Affiliates (including any investment fund or vehicle managed by Arcline or any of its Affiliates, or any portfolio company thereof) from acquiring, investing in, operating or disposing of any business or assets other than the Securities, Blocker and the Acquired Companies.

7.06         Contact with Customers, Suppliers and Other Business Relations. Prior to the Closing and notwithstanding anything to the contrary herein, neither Buyer nor any other Buyer Related Party will contact or communicate with any employee, contractor, customer, supplier, regulator or other business relation of the Acquired Companies in connection with the transactions contemplated hereby without the prior written consent of Ohio Seller (which consent will not be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 7.06 will restrict (x) contacts or communications by Buyer or its Affiliates with their own customers, suppliers and other business relations, including regarding the transactions contemplated hereby, (y) contacts or communications by Buyer or its Affiliates in the Ordinary Course of Business unrelated to the transactions contemplated hereby or (z) communications with Governmental Bodies in accordance with Section 7.03.

7.07         Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which an Acquired Company is or will be a party (including the Contracts set forth on Schedule 5.10(a)) and that such consents have not been obtained and may not be obtained. Prior to the Closing, Sellers, Blocker and the Company shall, and shall cause the other Acquired Companies to, use commercially reasonable efforts to give all notices to, and obtain all consents, waivers and approvals from, third parties under the Contracts set forth on Schedule 7.07 in connection with the consummation of the transactions contemplated hereby, and Buyer, Blocker and the Company shall, and Blocker and the Company shall cause the other Acquired Companies to, cooperate with one another in any reasonable manner in connection with obtaining any such consents; provided that such cooperation shall not include any requirement of any party to commence any litigation or arbitration proceeding; provided, further, that none of Sellers, Blocker or any Acquired Company shall agree to any amendment or modification of any such Contract in connection with obtaining any such consent without the prior written consent of Buyer. Any fee, payment or other consideration required by any third party as a condition to granting any such consent, waiver or approval required under the Contracts set forth on Schedule 7.07 shall be borne solely by Buyer, none of Sellers, Blocker or any Acquired Company shall be required to pay or commit to pay any such fee, payment or other consideration, and no portion thereof shall constitute a Company Transaction Expense.

7.08         Restructuring Transactions.

(a)           Sellers shall, and shall cause Ohio Aggregator, Blocker and the Company to, consummate the Restructuring Transactions in accordance with applicable Law and this Section 7.08, in the following sequence and not less than one calendar day prior to (and in any event prior to) the Closing: (i) first, Ohio Aggregator shall distribute to Blocker the Ohio Seller Distributed Interests, being partnership interests in Ohio Seller proportionate to Blocker’s ownership interest in Ohio Aggregator, in complete redemption of Blocker’s ownership interest in Ohio Aggregator, whereupon Blocker shall cease to be a partner of Ohio Aggregator; and (ii) second, Ohio Seller shall distribute to Blocker the number of Ohio Securities set forth opposite Blocker’s name on Schedule 3.04(b), being Ohio Securities proportionate to the Ohio Seller Distributed Interests, in complete redemption of Blocker’s ownership interest in Ohio Seller, whereupon Blocker shall be admitted as a member of the Company holding such Ohio Securities, Ohio Seller shall hold the Purchased Ohio Securities, and the issued and outstanding equity securities of the Company shall be held as set forth on Schedule 5.04.

(b)           The Restructuring Transactions shall be effected pursuant to (i) a redemption and distribution agreement between Ohio Aggregator and Blocker, (ii) a redemption and distribution agreement between Ohio Seller and Blocker, (iii) an assignment of the Ohio Securities from Ohio Seller to Blocker, (iv) amendments to the Organizational Documents of Ohio Aggregator, Ohio Seller and the Company reflecting the withdrawal of Blocker as a partner of Ohio Aggregator and Ohio Seller and the admission of Blocker as a member of the Company, and (v) such resolutions, consents and other instruments as are required to authorize and effect the foregoing, including the documents set forth on Schedule 7.08(b) (collectively, the “Restructuring Documents”). Sellers shall deliver drafts of each Restructuring Document to Buyer not less than 10 Business Days prior to the Closing and shall consider in good faith any reasonable comments thereon provided by Buyer in writing within five Business Days after delivery of such drafts. Sellers shall not execute or deliver any Restructuring Document, or consummate any step of the Restructuring Transactions, without complying with the previous sentence. Sellers shall deliver to Buyer true and complete executed copies of all Restructuring Documents at or prior to the Closing.

(c)           Prior to consummating the Restructuring Transactions, Sellers shall obtain, at their sole cost and expense, each consent, waiver or approval required under the Organizational Documents of Ohio Aggregator, Ohio Seller or the Company, or of any Governmental Body, lender, partner, member or other Person required in connection therewith, and shall deliver copies of any such consents, waivers or approvals obtained to Buyer.

(d)           The parties intend that, for U.S. federal (and applicable state and local) Income Tax purposes, each of the Restructuring Transactions be treated as an in-kind distribution by a partnership to a partner in complete liquidation of such partner’s interest in such partnership governed by Section 731 of the Code. Buyer may cause the Company to make a valid election under Section 754 of the Code (and any corresponding election under applicable state or local Tax Law) effective for the taxable period of the Company that includes the Closing Date, and Sellers shall reasonably cooperate with Buyer, at Buyer’s expense, in connection therewith.

(e)           Sellers shall bear all out-of-pocket costs, fees and expenses (including any Transfer Taxes) arising out of the Restructuring Transactions. Any Taxes imposed on Blocker or any Acquired Company arising out of or resulting from the Restructuring Transactions (including, for the sake of clarity and without duplication, any acceleration of, or change in the timing of the recognition of, deferred revenue, advance payments or other items of income, or any adjustment under Section 481(a) of the Code attributable to any change in method of accounting required by applicable Law for any Tax period, or portion thereof, ending prior to the completion of the applicable Restructuring Transaction, in each case to the extent resulting from the Restructuring Transactions) shall, to the extent possible, be calculated and reported in accordance with Section 10.02 and shall be borne by Sellers solely through the inclusion thereof as Indebtedness or Company Transaction Expenses in the determination of the Final Closing Cash Payment, and such inclusion shall be the sole and exclusive remedy of Buyer and the other Buyer Related Parties in respect of any such Taxes; provided that in no event shall Sellers bear any Taxes to the extent arising out of any action taken by Buyer or any of its Affiliates (including, after the Closing, Blocker and the Acquired Companies) on the Closing Date after the Closing or thereafter, including the election under Section 754 of the Code contemplated by Section 7.08(d).

7.09         Affiliate Agreements; Intercompany Balances; Related Party Matters.

(a)           At or prior to the Closing, Sellers shall, and shall cause their Affiliates to, cause each Affiliate Agreement, other than the Affiliate Agreements set forth on Schedule 7.09, to be terminated effective as of the Effective Time, all intercompany accounts, balances, payables and receivables between any Acquired Company or Blocker, on the one hand, and any Related Party (other than the Acquired Companies and Blocker), on the other hand, to be settled, cancelled or extinguished, and all Indebtedness owed by any Acquired Company to any Related Party (including the Related Party Note) to be repaid in full in cash at the Closing pursuant to Section 1.03(c) (and not settled or satisfied through the issuance of any equity securities of any Acquired Company), and all amounts owed to or from any Acquired Company or Blocker, on the one hand, by any Related Party, on the other hand (including all principal, accrued interest and other amounts outstanding under the Akron BioManufacturing Loan), to be repaid in full in cash or otherwise settled or extinguished prior to the Effective Time in a manner that does not result in any Tax or other Liability of Blocker or any Acquired Company (other than Taxes reflected as Indebtedness in the Final Closing Cash Payment), in each case without any continuing Liability of Blocker or any Acquired Company from and after the Closing (other than any fees, costs or expenses that are included as Company Transaction Expenses and that remain unpaid as of Closing), and shall deliver to Buyer evidence thereof in form and substance reasonably satisfactory to Buyer.

(b)           At or prior to the Closing, Sellers shall cause Akron BioManufacturing to execute and deliver the Akron BioManufacturing Release Agreement, and Sellers shall cause Akron BioManufacturing, as promptly as practicable and in any event within 30 days following the Closing Date, to cease any use of the “Akron” name and any other Owned Intellectual Property.

(c)           Sellers shall use commercially reasonable efforts to deliver to Buyer at or prior to the Closing (i) an estoppel certificate and consent to the transactions contemplated hereby from the landlord under the Related Party Lease, in form and substance reasonably satisfactory to Buyer and Sellers, and (ii) an amendment to the Related Party Lease, in form and substance reasonably satisfactory to Buyer and Sellers, providing for substantially the terms set forth on Schedule 7.09(c).

(d)           Sellers shall use commercially reasonable efforts to deliver to Buyer, as promptly as practicable after the date hereof and in any event at or prior to the Closing, a written acknowledgment (it being understood and agreed that written acknowledgment by email is sufficient), from or on behalf of Aldina, L.C., as trustee of the Aldina Land Trust Agreement No. One, confirming that “Full Performance” (as defined in the Sarasota Settlement) has occurred (the “Sarasota Acknowledgment”). Sellers shall keep Buyer reasonably informed of the status of the Sarasota Acknowledgment.

(e)           At or prior to the Closing, Sellers shall assign or terminate the life insurance policies described in clause (h) of the definition of Indebtedness without any continuing Liability (including with respect to premiums) of Blocker or any Acquired Company from and after the Closing (other than any fees, costs or expenses that are included as Company Transaction Expenses and that remain unpaid as of Closing), and shall deliver to Buyer evidence thereof in form and substance reasonably satisfactory to Buyer.

7.10         RWI Cooperation. From the date hereof until the Closing, Sellers, Blocker and the Company shall, and shall cause the other Acquired Companies and their respective Representatives to, use commercially reasonable efforts to cooperate with Buyer in connection with the RWI Policy, including by (a) providing such information regarding Blocker and the Acquired Companies as the insurer under the RWI Policy may reasonably request, (b) making the Data Room (in the form made available to Buyer) available to such insurer and its Representatives, and (c) responding to such underwriting questions as may be reasonably requested; provided that (i) all such cooperation will be at Buyer’s sole cost and expense and will be conducted during normal business hours and in a manner that does not unreasonably interfere with the conduct of the Business, and (ii) none of Sellers, Blocker or any Acquired Company will be required to provide any representation, warranty, certificate, indemnity or other undertaking to the insurer under the RWI Policy or to any other Person in connection therewith. Following the Closing, Sellers shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate with Buyer, at Buyer’s sole cost and expense, in connection with any claim made by Buyer under the RWI Policy, including by providing reasonable access to information and documents in their possession reasonably necessary for the prosecution of such claim, subject to the proviso in the preceding sentence.

7.11         Employee Matters; Key Employees. From the date hereof until the Closing, the Company shall, and shall cause the other Acquired Companies to, provide Buyer and its Representatives with reasonable access, during normal business hours and in a manner that does not unreasonably interfere with the conduct of the Business, to the employees of the Acquired Companies for purposes of integration planning and, subject to Section 7.06, permit Buyer to make offers of employment, retention or similar arrangements (to be effective as of and contingent upon the Closing) to such employees as Buyer may determine; provided that Buyer shall not propose or offer to any such employee any terms that would (i) reduce such employee’s base salary, wage rate or other compensation terms (other than employee benefits or similar, generally applicable plans), in each case as in effect immediately prior to the Closing, or (ii) require such employee to relocate his or her principal place of employment to a location more than 20 miles from such employee’s principal place of employment immediately prior to the Closing. Sellers shall use commercially reasonable efforts to cause each Key Employee to remain employed by the Acquired Companies through the Closing and shall promptly notify Buyer if any Key Employee gives written notice of resignation or repudiates his or her Key Employee Agreement.

7.12         Private Placement. The shares of Buyer Common Stock issued pursuant to this Agreement will be issued in a private placement exempt from registration under the Securities Act and will constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. Such shares will bear (or the book-entry positions representing such shares will be subject to) customary restrictive legends and stop-transfer instructions to the effect that such shares have not been registered under the Securities Act or any state securities Laws and may not be offered, sold, pledged or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration, and that such shares are subject to Section 8.05 and Section 8.06. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock issued pursuant to this Agreement to be approved for listing on Nasdaq prior to the Closing, and the Company and Sellers shall reasonably cooperate with Buyer and furnish such information concerning the Acquired Companies and their securityholders as Buyer may reasonably request in connection therewith.

7.13         Director and Officer Resignations. The Company shall use reasonable best efforts to obtain written resignations, in form and substance reasonably satisfactory to Buyer, effective as of the Closing, executed by each manager, director and officer of Blocker or any Acquired Company designated by Buyer in writing at least three Business Days prior to the Closing Date.

Article VIII
Certain COVENANTS of Buyer

8.01         Access to Books and Records. From and after the Closing, Buyer will, and will cause Blocker and the Acquired Companies to, provide Sellers and their authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of Blocker and the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date in connection with the preparation of Tax Returns, the conduct of any Tax or other Proceeding, the winding up of any Seller or any of its Affiliates and any financial statement, audit, valuation or reporting obligation of any Seller or any of its direct or indirect investors. Unless otherwise consented to in writing by Ohio Seller, Buyer will not, and will not permit Blocker or any Acquired Company to, destroy, alter or otherwise dispose of any books and records of Blocker or any Acquired Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Ohio Seller and offering to surrender to Ohio Seller such books and records or such portions thereof.

8.02         Employee Matters.

(a)           Buyer agrees that, for the 12-month period following the Closing Date, Buyer shall provide (or cause one of its Affiliates to provide) each employee who continues in the employ of Buyer or any Acquired Company following the Closing Date (a “Continuing Employee”): (i) an annual base salary or wage rate plus target short term cash incentive compensation opportunities (excluding equity-based incentive opportunities) that in total are at least equal to the sum of the Continuing Employee’s annual base salary or wage rate plus target short term cash incentive compensation opportunities in effect immediately prior to the date hereof; and (ii) other compensation and benefits (excluding equity and equity-based benefits, U.S. defined benefit pension benefits and retiree medical benefits) that are no less favorable in the aggregate than those provided to such Continuing Employee by the Acquired Companies immediately prior to the date hereof. In addition, Buyer shall, and shall cause its Affiliates to, honor all vacation, sick leave and other paid time off accrued but unused by such Continuing Employee as of the Closing Date. This Section 8.02 shall not limit the obligation of Buyer, the Company or any of their respective Subsidiaries to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract or applicable Law, must be maintained. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its Subsidiaries (including the Acquired Companies) from having the right to terminate the employment of any Continuing Employee; provided that, any such termination is effected in accordance with applicable Law.

(b)           With respect to each Continuing Employee, effective from and after the Closing, to the extent permitted by applicable Law and by the applicable third-party plan administrator, Buyer shall, and shall cause its Affiliates to, (i) give each Continuing Employee credit for purposes of eligibility to participate, vesting and determination of the level of benefits under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, but excluding any pension, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Buyer or any Acquired Company for such Continuing Employee’s service with an Acquired Company and its predecessors to the same extent recognized by such Acquired Company as of immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service, and (ii) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, exclusion, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Buyer or any Acquired Company applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, exclusion, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under, or was satisfied or waived under, the terms of the corresponding health and welfare plans of the Acquired Companies.

(c)           The provisions contained in this Section 8.02 with respect to any employee of the Acquired Companies are included for the sole benefit of the parties hereto and shall not create any right in any other Person, including any employee of any Acquired Company (or dependent or beneficiary of any of the foregoing). Nothing in this Section 8.02 shall (i) be construed as an amendment or other modification of any employee benefit plan, (ii) give any third party any right to enforce the provisions of this Agreement, or (iii) limit the right of any party or any of their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan.

8.03         Director and Officer Liability and Indemnification.

(a)           For a period of six years after the Closing, Buyer will not, and will not permit Blocker or any Acquired Company to, amend, repeal or modify any provision in Blocker’s or any Acquired Company’s Organizational Documents or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any current and former officers, managers, or direct or indirect equityholders of Blocker or any Acquired Company who are entitled to such exculpation, indemnification or advancement of expenses under such Organizational Documents as in effect on the date hereof and are set forth on Schedule 8.03(a) (each, a “D&O Indemnified Person”) (unless required by Law) in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Closing, it being the intent of the parties that the D&O Indemnified Persons will continue to be entitled to such exculpation, indemnification and advancement of expenses to the extent provided in such Organizational Documents and in accordance with applicable Law.

(b)           From and after the Closing, Buyer will, and will cause Blocker and the Acquired Companies (together with Buyer, each, a “D&O Indemnifying Party”) to, subject to Section 8.03(a), (i) indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director, manager or officer or direct or indirect equityholder of Blocker or any Acquired Company arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”), and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor. Any D&O Indemnifiable Claim will continue until such D&O Indemnifiable Claim is finally disposed of (with no liability or potential liability of, and no cost to, such D&O Indemnified Person) or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied (with no liability or potential liability of, and no cost to, such D&O Indemnified Person). For the purposes of this Section 8.03(b), “D&O Expenses” will include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, claims, damages, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)           At or prior to the Closing, Sellers will cause the Acquired Companies to obtain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Acquired Companies’ current insurance carrier with respect to managers’ liability insurance in an amount and scope at least as favorable as the Acquired Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing Date (collectively, the “D&O Tail Policy”). Buyer will, and will cause the Acquired Companies to, maintain such insurance policies in full force and effect for their full term and not cancel, amend or modify such insurance policies in any manner that would adversely affect the coverage of the D&O Indemnified Persons thereunder.

(d)           In the event that all or substantially all of the assets of Blocker or any Acquired Company are sold, whether in one transaction or a series of transactions, then Buyer, Blocker and the Acquired Companies will, in each such case, ensure that the successors and assigns of Blocker or the Acquired Companies, as applicable, assume the obligations set forth in this Section 8.03. The provisions of this Section 8.03(d) will apply to all of the successors and assigns of the Acquired Companies.

(e)           Notwithstanding anything to the contrary in this Section 8.03, in any Organizational Document or otherwise, the monetary obligations of Buyer, Blocker and the Acquired Companies under paragraphs (a) and (b) of this Section 8.03 and the matters referred to therein shall be satisfied solely from, and shall be limited to, the proceeds actually received under the D&O Tail Policy.

(f)            Subject to Section 8.03(e), the D&O Tail Policy and the obligations of each D&O Indemnifying Party under this Section 8.03 will be the primary source of indemnification and advancement of expenses for each D&O Indemnified Person, and each D&O Indemnifying Party (i) will be the indemnitor of first resort with respect to all D&O Indemnifiable Claims, (ii) will pay all D&O Costs and D&O Expenses without regard to any rights any D&O Indemnified Person may have against any Seller, Arcline or any of their respective Affiliates or insurers, and (iii) irrevocably waives and releases any claim for contribution or subrogation against any of the foregoing.

8.04         RWI Policy. Concurrently with the execution of this Agreement, Buyer has obtained a conditional binder agreement for a buyer-side representations and warranties insurance policy (the “RWI Policy”). Buyer shall pay the insurer of the RWI Policy the amount of any premium and all other costs, fees and expenses required for issuance of the RWI Policy. The RWI Policy includes a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Sellers or their respective Affiliates, or any former or current general or limited partners, shareholders, managers, members or Representatives of any of the foregoing, with respect to any claim made by any insured thereunder (except for Fraud against the Seller that committed such Fraud). No insured party under the RWI Policy shall waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised, in any manner adverse to Sellers without the prior written consent of Ohio Seller. Buyer will comply with the material terms of any post-Closing deliverables set out in the RWI Policy as reasonably necessary to obtain a final bound RWI Policy. Buyer acknowledges and agrees that the issuance, availability, terms, cost or maintenance of the RWI Policy is not a condition to Buyer’s obligation to consummate the transactions contemplated hereby, and no failure of the RWI Policy to be issued, bound or maintained will relieve Buyer of any of its obligations under this Agreement.

8.05         Transfer Restrictions. Without the prior written consent of Buyer, no Seller shall, and each Seller shall cause its Affiliates and any permitted transferee not to, during the period commencing on the Closing Date and ending on the date that is six months following the Closing Date (the “Lock-Up Period”), (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Buyer Common Stock issued pursuant to this Agreement, (ii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, or (iii) publicly announce any intention to do any of the foregoing; provided that a Seller may transfer such shares (A) to its Affiliates or, in the case of a distribution in kind, to its partners, members or equityholders, or (B) to a bona fide financial institution as a pledge in connection with a bona fide loan, in each case if the transferee agrees in writing to be bound by the restrictions set forth in this Section 8.05 and Section 8.06 for the remainder of the Lock-Up Period. Following the Lock-Up Period, any sales of such shares shall be made in compliance with applicable securities Laws, and Buyer shall, and shall use reasonable best efforts to cause its transfer agent to, provide all reasonably requested cooperation in connection with any such sale or other transfer to the extent such sale or transfer is permitted under applicable securities Laws.

8.06         Standstill. From the Closing Date until the earlier of (x) the date that is 12 months following the expiration of the Lock-Up Period and (y) the first date on which Sellers and their Affiliates collectively beneficially own less than 5% of the outstanding shares of Buyer Common Stock, no Seller shall, and each Seller shall cause its controlled Affiliates (excluding any investment fund or vehicle managed or advised by Arcline that is not acting in concert with Sellers or their other Affiliates) not to, directly or indirectly, without the prior written consent of the board of directors of Buyer: (a) acquire, or offer or agree to acquire, beneficial ownership of any voting securities of Buyer (other than Seller Shares and any securities issued in respect thereof by way of stock split, stock dividend or similar transaction); (b) make or participate in any “solicitation” of “proxies” (as such terms are used in Regulation 14A under the Exchange Act) with respect to, or seek to advise or influence any Person with respect to the voting of, any voting securities of Buyer; (c) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Buyer; (d) seek to nominate, elect or remove any director of Buyer; (e) publicly propose or announce any merger, business combination, tender or exchange offer, recapitalization or other extraordinary transaction involving Buyer or its securities or assets; or (f) publicly request any amendment or waiver of this Section 8.06. This Section 8.06 shall terminate automatically and be of no further force or effect if (i) Buyer enters into a definitive agreement providing for a Buyer Acquisition Transaction; (ii) any Person or group (other than any Seller or its Affiliates) commences, or publicly announces an intention to commence, (A) a tender or exchange offer that, if consummated, would result in such Person or group beneficially owning 20% or more of the outstanding voting securities of Buyer or (B) a proxy contest or consent solicitation with respect to the election or removal of any director of Buyer; (iii) the board of directors of Buyer (or any committee thereof) publicly announces a process to explore a sale of Buyer, or Buyer solicits, or engages in negotiations regarding, a Buyer Acquisition Transaction; or (iv) Buyer becomes subject to any voluntary or involuntary bankruptcy, insolvency, reorganization or similar proceeding; provided that no such termination shall relieve any Seller of liability for any breach of this Section 8.06 occurring prior thereto. Nothing in this Section 8.06 shall restrict (1) the voting of any Seller Shares or (2) any confidential proposal made privately to the board of directors or chief executive officer of Buyer that would not reasonably be expected to require public disclosure by any Person. “Buyer Acquisition Transaction” means any transaction or series of related transactions with any Person or group (other than any Seller or its Affiliates) pursuant to which such Person or group (or its equityholders) would acquire beneficial ownership of 50% or more of the outstanding voting securities of Buyer (or of the surviving or ultimate parent entity in such transaction) or all or substantially all of the consolidated assets of Buyer and its Subsidiaries.

8.07         Buyer SEC Filings; Rule 144.

(a)            Until the date that is 12 months following the Closing Date, Buyer shall use reasonable best efforts to timely file or furnish (after giving effect to any extension permitted under Rule 12b-25 under the Exchange Act) all reports and other documents required to be filed or furnished by it with the SEC and shall otherwise comply in all material respects with its reporting obligations under the Securities Act, the Exchange Act and the rules of Nasdaq.

(b)           For so long as any Seller or any of its Affiliates or permitted transferees holds any shares of Buyer Common Stock issued pursuant to this Agreement (the “Seller Shares”), Buyer shall use reasonable best efforts to (i) make and keep available adequate current public information with respect to Buyer within the meaning of Rule 144(c)(1) under the Securities Act (“Rule 144”), (ii) timely file all reports and other documents required of Buyer under the Securities Act and the Exchange Act, (iii) furnish to any holder of Seller Shares, promptly upon reasonable written request, a written statement as to Buyer’s compliance with such requirements and take such further action as such holder may reasonably request to enable it to sell Seller Shares pursuant to Rule 144, and (iv) not take, or omit to take, any action intended to, or that would reasonably be expected to, cause any Seller Shares to be ineligible for resale pursuant to Rule 144.

(c)           Following the expiration of the Lock-Up Period, within five Business Days after written request by a holder of Seller Shares that have been sold pursuant to an effective registration statement or Rule 144, or that may be sold pursuant to Rule 144 without volume or manner-of-sale limitations or current public information requirements (accompanied by customary representation letters reasonably required by Buyer’s transfer agent), Buyer shall, at its sole cost, cause the restrictive legends and stop-transfer instructions described in Section 7.12 to be removed from such Seller Shares, including by causing its counsel to deliver any opinion or instruction letter required by its transfer agent.

(d)           Nothing in this Section 8.07 or elsewhere in this Agreement (including Section 10.01, Section 12.08 and Section 12.16) shall supersede, limit or otherwise modify any right, remedy or obligation of any party under the Registration Rights Agreement, each of which is in addition to, and not in lieu of, Buyer’s obligations under this Section 8.07.

(e)           Notwithstanding Section 10.01, Section 8.07(a) shall survive the Closing until the date that is 12 months following the Closing Date, and Sections 8.07(b) through 8.07(d) shall survive until the first date on which no Seller Shares are held by any Seller or any of its Affiliates or permitted transferees; provided that any claim for breach asserted in writing prior to such expiration shall survive until finally resolved.

8.08         Nasdaq Listing. From the date hereof through the Closing, Buyer will use reasonable best efforts to ensure that Buyer remains listed as a public company on, and that the issued and outstanding shares of Buyer Common Stock remain listed on, Nasdaq. Promptly following the execution and delivery of this Agreement, Buyer will cause the shares of Buyer Common Stock to be issued in connection with the transactions contemplated hereby to be approved for listing on Nasdaq, subject to official notice of issuance. The Company will reasonably cooperate with Buyer, as reasonably requested by Buyer, with respect to the listing application for such shares and will promptly furnish to Buyer all information concerning the Acquired Companies and Sellers that may be required or reasonably requested in connection with any action contemplated by this Section 8.08.

Article IX

TERMINATION

9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Buyer and Ohio Seller;

(b)           by either Buyer or Ohio Seller if the consummation of the transactions contemplated hereby is permanently enjoined or otherwise prohibited by the terms of a final, non-appealable judgment, decree or order of a court of competent jurisdiction; provided that, this right of termination shall not be available to any party whose failure to (i) use reasonable best efforts to consummate the transactions contemplated hereby or (ii) otherwise comply with its obligations under this Agreement has been the principal cause of such judgment, decree or order;

(c)           by Buyer, if there has been a violation or breach by the Company, Blocker or any Seller of any covenant, agreement, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to complete the Closing (if the Closing were to occur on the date notice of such violation or breach is provided by Buyer pursuant to this Section 9.01(c)) and such violation or breach has not been waived by Buyer or cured by the Company, Blocker, or such Seller, as applicable, within the earlier of (i) 30 days after written notice thereof from Buyer describing such violation or breach in reasonable detail and (ii) the Business Day prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.01(c) will not be available to Buyer if Buyer is then in violation or breach of any of its representations, warranties, covenants or agreements under this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Sellers, Blocker or the Company to complete the Closing;

(d)           by Ohio Seller, if there has been a violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Company, Blocker, and Sellers to complete the Closing (if the Closing were to occur on the date notice of such violation or breach is provided by Ohio Seller pursuant to this Section 9.01(d)) and such violation or breach has not been waived by Ohio Seller or cured by Buyer within the earlier of (i) 30 days after written notice thereof from Ohio Seller and (ii) the Business Day prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.01(d) will not be available to Ohio Seller if the Company, Blocker, or any Seller is then in violation or breach of any of their respective representations, warranties, covenants or agreements under this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to complete the Closing; provided, further, that the failure to deliver the full consideration payable pursuant to Section 1.03 at the Closing as required hereunder will be subject to a cure period of two Business Days following written notice thereof from Ohio Seller;

(e)           by either Buyer or Ohio Seller if the transactions contemplated hereby have not been consummated by 5:00 P.M. Eastern time on the date that is the last Business Day prior to the 120th day after the date hereof (the “Termination Date”); provided that this right of termination shall not be available to any party whose material violation or breach of this Agreement has been the principal cause of the transactions contemplated hereby having not been consummated by the Termination Date; or

(f)            by Ohio Seller, if the Buyer Common Stock is delisted from trading on Nasdaq.

9.02         Effect of Termination. In the event of the termination of this Agreement by either Buyer or Ohio Seller as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 9.02 and Article XII hereof, which will survive the termination of this Agreement in accordance with their terms); provided, however, that the Confidentiality Agreement, dated March 3, 2025, among Toledo TopCo LP, Ohio Seller and Buyer (as amended from time to time, the “Confidentiality Agreement”) will survive the termination of this Agreement in accordance with its terms following the date of such termination; provided, further, that nothing in the Confidentiality Agreement shall prohibit Buyer or its Affiliates from disclosing information to the Debt Financing Sources and their respective Representatives, solely to the extent reasonably necessary in connection with the Debt Financing and so long as each such recipient is informed of the confidential nature of such information and is bound by customary confidentiality obligations with respect thereto, it being agreed that Buyer shall be responsible for any breach of such obligations by any such recipient, and there will be no liability on the part of any of the parties to one another, except that no such termination shall relieve any party from liability for Fraud or Willful Breach of this Agreement occurring prior to such termination. In determining losses or damages recoverable upon termination by a party for the other party’s Fraud or Willful Breach, the parties acknowledge and agree that such losses and damages will not be limited to reimbursement of expenses or out-of-pocket costs, and will include the benefit of the bargain lost by such party. Any claim which the Company, Blocker or any Seller may have in connection with a termination of this Agreement will be enforceable solely by Ohio Seller on behalf of all such Persons.

Article X

ADDITIONAL COVENANTS AND AGREEMENTS

10.01       No Survival; Exclusive Remedy.

(a)           Except as otherwise provided in this Section 10.01(a), the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement will not survive beyond the Closing (with the parties hereto agreeing to contractually shorten any applicable statutes of limitation) such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at Law or in equity) may be brought after the Closing with respect thereto, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing. The covenants and agreements and other provisions contained in this Agreement that by their terms apply or are to be performed in whole or in part at or after the Closing (including all covenants and agreements set forth in Article X and Article XII) will, unless otherwise indicated, survive the Closing in accordance with their respective terms until fully performed or satisfied or, if no period of survival or performance is specified, until the date that is 12 months following the Closing Date; provided that, notwithstanding the foregoing or anything to the contrary herein, (i) the covenants and agreements set forth in Section 1.06 will survive until all Deferred Payments and any Set-Off Amounts withheld pursuant to Section 1.06 have been paid in full, (ii) the covenants and agreements set forth in Section 1.07 and Section 10.02, and the last sentence of Section 7.08(e), will survive until the date that is 60 days following the expiration of the applicable statute of limitations, (iii) the covenants and agreements set forth in Section 8.01 will survive until the date that is 60 days following the expiration of the latest statute of limitations applicable to any Tax of Blocker or any Acquired Company for any Pre-Closing Tax Period or Straddle Period, (iv) the covenants and agreements set forth in Section 8.03(b), Section 8.03(d), Section 8.03(e), and Section 8.03(f) will survive until the sixth anniversary of the Closing Date; provided that such covenants and agreements will continue to survive with respect to any D&O Indemnifiable Claim asserted or pending on or prior to such date until such D&O Indemnifiable Claim is finally disposed of as provided in Section 8.03(b), and the waiver and release of contribution and subrogation set forth in clause (iii) of Section 8.03(f) will survive in perpetuity, (v) the covenants and agreements set forth in Section 8.07(a) will survive until the date that is 12 months following the Closing Date, and the covenants and agreements set forth in Section 8.07(b) through Section 8.07(d) will survive until the first date on which no Seller or any of its Affiliates or permitted transferees holds any Seller Shares, (vi) the covenants and agreements set forth in Section 8.04 will survive until the expiration of the RWI Policy (including any claims reporting or extended reporting period thereunder), and (vii) the covenants, agreements, waivers and releases set forth in Section 10.01(c), Section 10.01(d), Section 10.04, Section 10.05, Section 12.01 and Section 12.14 will survive until the expiration of the applicable statute of limitations under Delaware law or, if no statute of limitations applies under Delaware law to the relevant claim, indefinitely, in each case for the maximum period permitted by applicable Law (including 10 Del. C. § 8106(c)); provided, further, that any claim for breach of any such covenant or agreement that is asserted in writing with reasonable specificity prior to the expiration of the applicable survival period will survive until finally resolved. Notwithstanding anything to the contrary herein, the covenants and agreements contained in this Agreement that by their terms are to be performed prior to the Closing (other than the last sentence of Section 7.08(e)) will not survive the Closing. The covenants and agreements set forth in Section 10.08 will survive the Closing as provided therein.

(b)           From and after the date hereof until the Closing, Buyer’s and the other Buyer Related Parties’, on the one hand, and Sellers’ and the other Seller Related Parties’, on the other hand, sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, any Exhibit or Disclosure Schedule or other Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith or therewith, or as a result of any of the transactions contemplated hereby or thereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, will be solely against parties to this Agreement pursuant to the provisions of Article IX or Section 12.17 in accordance with the terms hereof.

(c)           From and after the Closing, Buyer’s and the other Buyer Related Parties’, on the one hand, and Sellers’ and the other Seller Related Parties’, on the other hand, sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby or otherwise with respect to ownership or operation of Blocker and the Acquired Companies at or prior to the Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, on public policy grounds, under, or based upon, any federal, state, local or foreign statute, Law (including common law), ordinance, rule or regulation or otherwise (including under CERCLA (or any other Environmental Law), securities Laws or RICO and any other right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) for conspiracy, aiding or abetting or other similar claim (including with respect to a claim permitted against a party to this Agreement or otherwise), will be solely and exclusively (i) against a party to this Agreement for breach of any agreement or covenant by such party herein surviving in accordance with Section 10.01(a), (ii) pursuant to the provisions of the Escrow Agreement and Section 1.02, (iii) claims for Fraud by any party to this Agreement against another party to this Agreement that committed such Fraud, (iv) Set-Off Amounts pursuant to Section 1.06(c), (v) claims under any other Transaction Document against the parties thereto, (vi) claims under the RWI Policy, (vii) claims for specific performance or other equitable relief pursuant to Section 12.17, and (viii) claims of the Buyer Indemnitees pursuant to Section 10.08 (together, the “Retained Claims”). In furtherance of the foregoing, Buyer hereby irrevocably waives and releases and covenants not to sue, on its own behalf and on behalf of the other Buyer Related Parties, to the fullest extent permitted under applicable Law, Sellers and the Non-Recourse Parties (including the other Seller Related Parties), whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against Sellers or the Non-Recourse Parties (including the other Seller Related Parties) relating (directly or indirectly) to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, any Exhibit or Disclosure Schedule or other Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith or therewith, or as a result of any of the transactions contemplated hereby or thereby or the ownership or operation of Blocker and the Acquired Companies prior to the Closing, including any Affiliate Agreement or intercompany account or balance (and the termination, settlement, cancellation or extinguishment thereof pursuant to Section 7.09), the Restructuring Transactions and the Restructuring Documents, and including whether arising under or based upon any Law or otherwise and including any rights to rescission of the transactions contemplated hereby and including any rights of contribution, indemnification, reimbursement or other similar rights, other than the Retained Claims. The parties hereto agree that the limits imposed on Buyer’s and the other Buyer Related Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 10.01(c)) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to or for the benefit of Sellers hereunder. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges and agrees that no Buyer Related Parties may avoid any limitation on liability set forth herein (including in this Section 10.01(c)) by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability or asserting any claim against any Non-Recourse Party for conspiracy, aiding, or abetting or other theory of liability with respect to a claim that may be asserted against a party to this Agreement, all of which are hereby irrevocably waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement.

BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER RELATED PARTIES (INCLUDING BLOCKER AND THE ACQUIRED COMPANIES AFTER THE CLOSING), EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, INCLUDING CALIFORNIA CIVIL CODE SECTION 1542 AND ANY OTHER SIMILAR STATUTES. CALIFORNIA CIVIL CODE SECTION 1542 PROVIDES:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(d)           Buyer and the other Buyer Related Parties acknowledge and agree that, from and after the Closing, to the fullest extent permitted under applicable Law (including under Environmental Laws), any and all rights, claims and causes of action they may have against Sellers or any Seller Related Parties (other than the Retained Claims) relating to the operation of Blocker and the Acquired Companies or their respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedules, and the transactions contemplated hereby and thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), are hereby irrevocably waived. Furthermore, without limiting the generality of this Article X, and other than with respect to the Retained Claims, no claim shall be brought or maintained by, or on behalf of, any of Buyer or the Buyer Related Parties against any Seller or any Seller Related Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company, Blocker, or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company, Blocker, or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedules and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of Blocker and the Acquired Companies, any of their assets, or any actions or omissions at, or prior to, the Closing.

(e)           Nothing contained in this Article X or elsewhere in this Agreement shall in any manner limit or restrict a claim for (i) Fraud (which may only be asserted against the Person committing such Fraud) in connection with the express representations and warranties set forth in this Agreement, or (ii) Buyer’s or any of its Affiliates’ liability for failure to pay the amounts required under this Agreement, including the Closing Cash Payment, the Stock Consideration and any Deferred Payment that has become payable in accordance with Section 1.06.

10.02       Certain Tax Matters.

(a)            Tax Returns.

(i)          Buyer shall prepare and file or cause to be prepared and filed all Tax Returns with respect to a Pre-Closing Tax Period or Straddle Period for Blocker and the Acquired Companies (other than Income Tax Returns for taxable periods ending on or before the Closing Date). Prior to the determination of the Final Closing Cash Payment pursuant to Section 1.02, (x) any such Tax Return described in the preceding sentence that relates to Taxes for any Pre-Closing Tax Period (including any Straddle Period) shall be prepared, and (y) all Tax elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of Blocker and the Acquired Companies, except to the extent any election, position or practice is required to be made or changed as a result of the Restructuring Transactions or the transactions contemplated hereby. Buyer shall prepare and file the Income Tax Returns of the Company for the Straddle Period (which the parties expect to be the Company’s first taxable year as a partnership for U.S. federal Income Tax purposes) (the “Initial Company Income Tax Returns”) by using the “interim closing method” and “calendar day convention” within the meaning of Treasury Regulations Section 1.706-4 to determine the varying interests of the members of the Company during such Straddle Period and shall have the discretion to make the election under Section 754 of the Code contemplated by Section 7.08(d). Buyer shall provide Ohio Seller with completed drafts of the Initial Company Income Tax Returns for Ohio Seller’s review and comment at least 30 days prior to the due date for filing thereof, and Ohio Seller shall provide any comments regarding such drafts to Buyer within 15 days after receiving such drafts. Buyer and Ohio Seller shall endeavor in good faith to resolve any differences with respect to the Initial Company Income Tax Returns within five days of Ohio Seller’s delivery of its comments to Buyer, and any unresolved disputes shall be resolved by the Arbiter in accordance with the terms and procedures in Section 1.02(d) mutatis mutandis. Buyer shall cause the Initial Company Income Tax Returns to be filed consistent with the Arbiter’s determinations. The parties acknowledge that Ohio Seller will continue its existence for valid business purposes after the Closing and therefore agree that the Company shall not be treated as a “continuation” of Ohio Seller within the meaning of Section 708(a) of the Code.

(ii)         Ohio Seller shall be responsible for preparing and filing or causing to be prepared and filed all Tax Returns for Blocker and Buyer shall be responsible for preparing and filing or causing to be prepared and filed all Tax Returns for the Acquired Companies, in each case that are required to be filed prior to the Closing Date, and any such Tax Returns shall be prepared, and all Tax elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of Blocker and the Acquired Companies, as applicable, except to the extent any election, position or practice is required to be made or changed as a result of the Restructuring Transactions or the transactions contemplated hereby.

(iii)        Ohio Seller shall be responsible for preparing and filing or causing to be prepared and filed all Income Tax Returns for the Acquired Companies and Blocker for taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date. Buyer will cause Blocker and the Acquired Companies to assist and cooperate with Ohio Seller in preparing and filing such Income Tax Returns, pursuant to and in accordance with Ohio Seller’s instructions. Ohio Seller shall provide Buyer with completed drafts of such Income Tax Returns for Buyer’s review and comment at least 30 days prior to the due date for filing thereof, and Ohio Seller shall consider in good faith such revisions to such Income Tax Returns as are reasonably requested by Buyer; provided, that Buyer’s requests are consistent with the prior practice of Blocker and the Acquired Companies and comply with applicable Law.

(iv)        The parties hereto acknowledge and agree that Blocker will join the consolidated group (within the meaning of Treasury Regulations Section 1.1502-1(h)) of which Buyer (or its regarded owner) is a member on the Closing Date and that, in accordance with Treasury Regulations Section 1.1502-76(b), the taxable year of Blocker will close at the end of the Closing Date. The parties hereto further acknowledge and agree that no party shall cause Blocker to make a ratable election under Treasury Regulations Section 1.1502-76(b)(2) or any similar provision of state or local Tax Law.

(v)         With respect to the preparation of Tax Returns and for all purposes of this Agreement, Buyer and Sellers agree that all Transaction Deductions will be treated as properly allocable to the Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date) to the maximum extent permitted by applicable Tax Law (on a “more likely than not” basis). To the extent not included on any Tax Return of the Ohio Seller, Buyer will include all such Transaction Deductions as deductions in the Tax Returns of the Company or its Subsidiaries for the portion of the Pre-Closing Tax Period that ends on the Closing Date. In connection with the foregoing, the parties agree that 70% of any success-based fees are deductible for U.S. federal Income Tax purposes pursuant to Revenue Procedure 2011-29.

(b)           Transfer Taxes. Buyer shall be responsible for and pay all Transfer Taxes arising from the purchase and sale of the Securities hereunder. Buyer, with the cooperation of Sellers, shall prepare and file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 10.02(b), and the costs of preparing and making such filings shall be paid by Buyer if and when due.

(c)           Post-Closing Tax Related Actions. None of Buyer or any of its Affiliates shall (or shall cause or permit any other Person to) (i) except as otherwise provided in Section 10.02(a), file, amend, refile or otherwise modify any Tax Return relating in whole or in part to Blocker or the Acquired Companies with respect to any Pre-Closing Tax Period; (ii) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of Blocker or the Acquired Companies for a Pre-Closing Tax Period; (iii) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date; (iv) extend or waive, or cause to be extended or waived, or permit Blocker or an Acquired Company to extend or waive, any statute of limitations or other period for assessment of any Tax or deficiency related to a Pre-Closing Tax Period; (v) make an election pursuant to, or take any action that would result in an election under, Section 336 or 338 of the Code (or any successor provision) with respect to the transactions contemplated by this Agreement; or (vi) take any action on the Closing Date or after the Closing outside the Ordinary Course of Business (other than any action taken in connection with the Debt Financing), in each case, without the prior written consent of Ohio Seller to the extent any such action could reasonably be expected to increase the Tax liability of any Seller or result in an adjustment to the Purchase Price under Section 1.02. Notwithstanding the foregoing, for the sake of clarity, nothing in this Section 10.02(c) or elsewhere in this Agreement shall restrict Buyer or any of its Affiliates (including, after the Closing, Blocker and the Acquired Companies) from (A) causing the Company to make the election under Section 754 of the Code, as permitted pursuant to Section 10.02(a)(i), (B) making any election under Section 6226 of the Code, if and to the extent permitted by Section 10.02(h), (C) at any time after the Closing Date and in Buyer’s sole discretion, liquidating, dissolving, merging, converting or changing the entity classification for Tax purposes of Blocker or any Acquired Company, or otherwise integrating or simplifying the structure of Blocker and the Acquired Companies, or (D) at any time on or after the Closing Date, incurring or guaranteeing the Debt Financing or granting Liens on any equity securities or assets of Blocker or any Acquired Company to secure the Debt Financing, and nothing in this Agreement shall require Blocker or any Acquired Company to be liquidated, merged or converted at any particular time.

(d)           Tax Cooperation. The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation or review of any Tax Returns, including the filing of any claim for refund, any Tax Contest or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Section 10.02. Such cooperation will include, upon a party’s request, retaining and providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information; provided that such cooperation will be provided at the requesting party’s expense and will not require any Seller or any of its Affiliates to provide any Tax Return (or any portion thereof) of any Person other than Blocker or an Acquired Company.

(e)           Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Taxes based on or measured by income, payroll or receipts of Blocker and the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of Blocker and the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f)            Tax Contests. Buyer shall notify the applicable Seller within 10 days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Income Taxes of Blocker or the Acquired Companies for any Pre-Closing Tax Period and for which the applicable Seller could be liable for any Taxes pursuant to this Agreement, including, for the avoidance of doubt, as a result of a “push out” election pursuant to Section 6226 of the Code, as contemplated by Section 10.02(h) (a “Tax Contest”). Ohio Seller shall have the right to control the contest or resolution of any Tax Contest that relates solely to a taxable period ending on or before the Closing Date (a “Seller-Controlled Tax Contest”). Buyer (or its designee) shall be the “partnership representative” within the meaning of Section 6223 of the Code (and any similar provision of other applicable Tax Law), and shall designate any “designated individual” permitted under Treasury Regulations Section 301.6223-1 or any successor regulations or similar provisions of applicable Tax Law, of the Company and each of its Subsidiaries that are classified as partnerships for U.S. federal Income Tax purposes for all taxable periods; provided, that, in connection with any Seller-Controlled Tax Contest, Buyer shall cause such partnership representative to act at the reasonable direction of the applicable Seller with respect to matters that could reasonably be expected to increase the Tax liability of such Seller, except that no election shall be made and no position shall be taken that would reasonably be expected to adversely affect the Tax basis of Buyer or Blocker in the Securities or in the assets of the Acquired Companies, the election under Section 754 of the Code, as permitted pursuant to Section 10.02(a)(i) and Section 7.08(d), or the Taxes of Blocker or any Acquired Company for any Post-Closing Tax Period without Buyer’s prior written consent. Notwithstanding the foregoing, Ohio Seller shall not settle, either administratively or after the commencement of litigation, any Seller-Controlled Tax Contest without the prior written consent of Buyer (not to be unreasonably conditioned, withheld or delayed). Buyer shall control, or cause the Company and its Subsidiaries to control, the conduct of any other Tax Contest; provided that to the extent that the outcome of such Tax Contest could reasonably be expected to increase the Tax liability of Ohio Seller (or its indirect owners) or result in an adjustment to the Closing Cash Payment under Section 1.02, (i) Ohio Seller, at its sole expense, shall have the right to participate in such Tax Contest and (ii) Buyer or the Company or its Subsidiaries shall not settle or otherwise compromise any such Tax Contest without Ohio Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(g)           Purchase Price Allocation. The parties agree that (i) the Purchase Price shall be allocated first among the Blocker Securities and the Purchased Ohio Securities, and (ii) thereafter, the portion of the Purchase Price allocated to the Purchased Ohio Securities shall be allocated among the applicable assets of the Company and its Subsidiaries, in each case, in a manner consistent with the methodology set forth on Exhibit B (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding on the parties, and the parties agree not to take (or permit any of their Affiliates to take) any Tax position (on any Tax Return or otherwise) that is inconsistent with such Purchase Price Allocation.

(h)           Elections Pursuant to Section 6226 of the Code. No election under Section 6226 of the Code shall be made by or with respect to Ohio Seller or Ohio Aggregator in respect of any income Tax Return for any Pre-Closing Tax Period or Straddle Period without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed; it being agreed that it shall be reasonable for Buyer to withhold its consent to any such election that would reasonably be expected to result in Taxes imposed on Buyer, Blocker or any Acquired Company that are not borne by Sellers).

10.03       Name Changes. Buyer shall, and to the extent necessary shall cause its Affiliates to, take all necessary actions to file the appropriate documents with the state of formation and any other jurisdictions where such entity is registered to do business to effectuate a legal name change of Blocker to one that does not include the words “Arcline” or any similar terms that are reasonably likely to cause confusion with such words. Buyer shall provide Ohio Seller with proof of such name changes by no later than 10 Business Days following the Closing Date.

10.04       Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement (including, in the case of Sellers, the Restructuring Transactions and the transfer to Buyer of good and valid title to the Securities free and clear of all Liens); provided that no party will be required pursuant to this Section 10.04 to incur any out-of-pocket cost or assume any liability or obligation, in each case not otherwise expressly contemplated by this Agreement.

10.05       Releases. Effective as of the Closing, each Seller, on behalf of itself and each of its Affiliates (including Ohio Aggregator) and its and their respective successors and assigns (collectively, the “Releasing Parties”), hereby knowingly, voluntarily, irrevocably and unconditionally releases, acquits and forever discharges Buyer, Blocker and each Acquired Company and each of their respective past, present and future Affiliates, equityholders, managers, directors, officers, employees, agents and Representatives (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of action, liabilities, obligations, damages and expenses of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, accrued or unaccrued, at Law or in equity, that any Releasing Party now has, has ever had or may hereafter have against any Released Party arising out of or relating to any matter, cause or event occurring at or prior to the Closing, including any claim arising out of such Releasing Party’s direct or indirect ownership of equity securities of Blocker or any Acquired Company, any Affiliate Agreement or intercompany balance, the Restructuring Transactions, or the business, operations or wind-down of Akron BioManufacturing (collectively, the “Released Claims”); provided that the Released Claims shall not include (i) any claim arising under or preserved by this Agreement (including any right to receive the Deferred Payments pursuant to Section 1.06, any right to any portion of the Escrow Funds pursuant to Section 1.02 and the Escrow Agreement, and any claim preserved by Section 10.01(e)) or any other Transaction Document, (ii) any right to indemnification, exculpation or advancement of expenses to which a D&O Indemnified Person is entitled, subject to Section 8.03(e), or (iii) any claim, right or interest of any Releasing Party arising out of or relating to its direct or indirect ownership of equity securities of Buyer or any of its Affiliates (including Blocker or any Acquired Company) from and after the Closing. Each Seller, on behalf of the Releasing Parties, (a) represents that it has not assigned or transferred any Released Claim, (b) covenants not to, and to cause the other Releasing Parties not to, assert any Released Claim against any Released Party, and (c) expressly waives the benefit of any Law (including Section 1542 of the California Civil Code and any comparable Law) that would otherwise limit the scope of this release to claims known or suspected at the time of the Closing.

10.06       Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence and not disclose or use, except as required by applicable Law, in connection with the enforcement of its rights under the Transaction Documents or in connection with customary reporting to its direct and indirect investors and lenders on a confidential basis in accordance with Section 12.01, any confidential or proprietary information relating to Blocker, the Acquired Companies or the Business (including trade secrets, know-how, customer and supplier information, pricing, financial information and business plans), or any confidential information relating to Buyer and its Affiliates obtained in connection with the transactions contemplated hereby, other than information that is or becomes generally available to the public other than as a result of a disclosure by any Seller or its Affiliates or Representatives in violation of this Section 10.06. Each Seller acknowledges that it and its Affiliates may receive material non-public information concerning Buyer in connection with this Agreement, the Deferred Payments and the Registration Rights Agreement, and agrees to comply, and to cause its Affiliates to comply, with applicable securities Laws with respect to the use of such information and the trading of securities of Buyer. Each Seller’s obligations under this Section 10.06 shall terminate on the third anniversary of the Closing Date, except with respect to trade secrets, which shall be held in confidence for so long as they remain trade secrets.

10.07       SEC Reporting Cooperation. From the date hereof until the later of (x) the first anniversary of the Closing Date and (y) the date on which Buyer has filed with the SEC all financial statements of the Acquired Companies and related pro forma financial information required under Rule 3-05 and Article 11 of Regulation S-X (including in Buyer’s Annual Report on Form 10-K for the fiscal year in which the Closing occurs), Sellers shall, and shall cause their Affiliates and Representatives (and, prior to the Closing, the Acquired Companies and their Representatives) to, use commercially reasonable efforts to cooperate with Buyer, at Buyer’s reasonable request, in connection with Buyer’s financial reporting and disclosure obligations under the Securities Act, the Exchange Act and the rules of Nasdaq arising out of the transactions contemplated hereby, including (a) reasonably cooperating with Buyer’s preparation and audit or review of any financial statements of the Acquired Companies required to be filed or furnished by Buyer pursuant to Rule 3-05 of Regulation S-X and the related pro forma financial information required by Article 11 of Regulation S-X (including in any Current Report on Form 8-K, registration statement, prospectus or prospectus supplement), (b) providing reasonable access to the books and records, accounting personnel and work papers of the Acquired Companies and to the Acquired Companies’ independent accountants and their work papers, and (c) using commercially reasonable efforts to cause the Acquired Companies’ independent accountants to deliver any consents, comfort letters and other documentation customarily required in connection with such filings; provided that, solely with respect to clause (c) and solely as to consents and comfort letters relating to financial statements of the Acquired Companies previously filed by Buyer, such obligation shall continue until the filing of Buyer’s first Annual Report on Form 10-K after which such financial statements are no longer required pursuant to Rule 3-05(b)(4) of Regulation S-X. Buyer shall reimburse Sellers for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the foregoing. The parties acknowledge that Buyer may be required to file the financial statements described in clause (a) within 71 days after the date on which Buyer’s initial Current Report on Form 8-K with respect to the Closing is required to be filed.

10.08       Specified Indemnity.

(a)           Indemnification. From and after Closing, Sellers shall, severally and not jointly, in accordance with their respective Pro Rata Percentages, indemnify, defend and hold harmless Buyer, Blocker, the Acquired Companies and their respective Affiliates and Representatives, and the successors and permitted assigns of each of the foregoing (collectively, the “Buyer Indemnitees”), from and against, and shall pay and reimburse the Buyer Indemnitees for, any and all Losses incurred or suffered by any Buyer Indemnitee arising out of, resulting from or relating to the Nanotein Matter.

(b)           Limitations. (i) The amount of any Losses for which indemnification is provided under this Section 10.08 shall be reduced by any amounts actually recovered by the Buyer Indemnitees in respect of such Losses under any third-party insurance policy, net of the reasonable costs of recovery and any resulting increase in premiums; (ii) the Buyer Indemnitees shall take such commercially reasonable steps to mitigate Losses as are required by applicable Law, and the reasonable and documented out-of-pocket costs of any such mitigation shall constitute Losses; (iii) no Buyer Indemnitee shall be entitled to recover any Losses under this Section 10.08 to the extent such Losses were taken into account in the determination of the Final Closing Cash Payment; and (iv) any payment made pursuant to this Section 10.08 shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

(c)           Survival. The obligations of Sellers under this Section 10.08 shall survive the Closing until the earlier to occur of (i) the date on which the Nanotein Matter has been finally resolved and (ii) the date on which all statutes of limitations applicable to the Nanotein Matter have expired.

(d)           Third-Party Claims. If any claim, demand or Proceeding is asserted or commenced by any Person (other than a party hereto or its Affiliates) against any Buyer Indemnitee in respect of the Nanotein Matter (a “Nanotein Third-Party Claim”), Buyer shall give written notice thereof to Ohio Seller reasonably promptly (and in any event within 30 days) after Buyer becomes aware thereof, describing such claim in reasonable detail and including copies of any material written correspondence received in respect thereof; provided that any failure or delay in giving such notice shall not relieve Sellers of their obligations under this Section 10.08 except to the extent Sellers are actually and materially prejudiced thereby. Ohio Seller, on behalf of Sellers, shall be entitled to assume and control the defense of any Nanotein Third-Party Claim with counsel reasonably acceptable to Buyer by delivering written notice to Buyer within 20 days after receipt of Buyer’s notice, in which Sellers acknowledge in writing their obligation to indemnify the Buyer Indemnitees for the Losses arising from such Nanotein Third-Party Claim in accordance with, and subject to the limitations of, this Section 10.08; provided that Sellers shall not be entitled to assume or continue to control such defense if (A) such Nanotein Third-Party Claim seeks injunctive or other equitable relief against, or any criminal or regulatory sanction of, any Buyer Indemnitee, (B) counsel to Buyer reasonably determines that a conflict of interest exists between Sellers and the Buyer Indemnitees with respect to such defense or (C) Sellers fail to conduct such defense actively and diligently after 10 Business Days’ written notice from Buyer, in each of which cases Buyer shall control such defense and the reasonable and documented out-of-pocket fees and expenses of Buyer’s counsel shall constitute Losses hereunder. If Sellers assume control of the defense of a Nanotein Third-Party Claim, (i) Buyer shall be entitled to participate in such defense with counsel of its choice at its own expense, (ii) Ohio Seller shall keep Buyer reasonably informed of all material developments in respect thereof, shall provide Buyer with copies of all material pleadings, filings and correspondence and shall consult in good faith with Buyer regarding the strategy for, and all material decisions in, such defense, and (iii) Sellers shall not settle, compromise or consent to the entry of any judgment in respect of such Nanotein Third-Party Claim without the prior written consent of Buyer unless such settlement, compromise or judgment (A) involves solely the payment of monetary damages, all of which are paid in full by Sellers, (B) does not impose any injunctive, equitable or other non-monetary relief, restriction or obligation on any Buyer Indemnitee (including any obligation to take or refrain from taking any action with respect to the Business or its products, customers or quality systems), (C) does not include any admission of fault, wrongdoing or Liability by or on behalf of any Buyer Indemnitee and (D) includes an unconditional and irrevocable release of the Buyer Indemnitees from all Liability in respect of such Nanotein Third-Party Claim. If Sellers do not timely assume, or are not entitled to assume or continue to control, the defense of a Nanotein Third-Party Claim, Buyer shall control such defense with counsel of its choice, shall keep Ohio Seller reasonably informed of all material developments in respect thereof and shall consult in good faith with Ohio Seller regarding the strategy for such defense, Ohio Seller shall be entitled to participate in such defense at Sellers’ sole cost and expense with counsel of its choice, and Buyer shall not settle or compromise such Nanotein Third-Party Claim in a manner that would result in Losses indemnifiable under this Section 10.08 without the prior written consent of Ohio Seller (which consent shall not be unreasonably withheld, conditioned or delayed). The party not controlling the defense of a Nanotein Third-Party Claim shall, and shall cause its Affiliates to, cooperate reasonably with the controlling party in such defense, including by providing reasonable access during normal business hours to relevant books, records and personnel.

Article XI
DEFINITIONS

11.01       Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“Acquired Company” or “Acquired Companies” means the Company and each of its Subsidiaries.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. In no event shall: (a) any Acquired Company be considered an Affiliate of any portfolio company of any investment fund or vehicle affiliated with or managed by Arcline, or (b) any portfolio company of any investment fund or vehicle affiliated with Arcline be considered an Affiliate of any Acquired Company. From and after the Closing, none of Blocker or the Acquired Companies shall be deemed to be an Affiliate of any Seller.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to Income Taxes).

“Agreed Accounting Principles” means the same accounting methods, policies, practices, procedures, classifications, judgments and estimation methodologies set forth on Schedule 11.01(a).

“Akron BioManufacturing” means Akron BioManufacturing LLC, a Florida limited liability company, and its successors and assigns.

“Akron BioManufacturing Loan” means the loan agreement, dated January 31, 2026, between BioP, as lender, and Akron BioManufacturing, as borrower, together with the January 2024 note receivable agreement and the January 31, 2025 revolving loan agreement between such parties, and all principal, interest and other amounts outstanding thereunder.

“Akron BioManufacturing Release Agreement” means the release agreement, in the form attached hereto as Exhibit E, to be executed and delivered at the Closing by Sellers, Ohio Aggregator and Akron BioManufacturing in favor of Buyer, Blocker and the Acquired Companies.

“Arcline” means Arcline Investment Management LP, a Delaware limited partnership.

“Base Amount” means $105,000,000.

“BioP” means Akron BioProducts LLC, a Delaware limited liability company.

“Burdensome Condition” means any action, commitment, condition, restriction, requirement, undertaking, limitation or other remedy set forth on, or of the type described on, Schedule 7.03(f).

“Business” means the business of BioP as conducted immediately prior to the Closing.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in San Francisco, California or New York, New York are not open for business.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Organization and Power), Section 6.02 (Authorization; Valid and Binding Agreement), Section 6.06 (Brokerage), Section 6.09 (Valid Issuance; No Vote Required) and Section 6.17 (Capitalization).

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole, after taking into account any insurance recoveries, or (ii) would reasonably be expected to prevent or materially impair or delay the ability of Buyer to consummate the transactions contemplated hereby; provided that, solely for purposes of clause (i), any adverse change, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect: (a) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby (provided that this clause (a) shall not apply to any representation or warranty in Article VI to the extent it addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (b) the identity of, or the effects of any facts or circumstances relating to, Sellers or their Affiliates; (c) business or political conditions or conditions generally affecting the industry or segments therein in which Buyer and its Subsidiaries participate, including the industries of cell and gene therapy and services related thereto, the U.S. or global economy as a whole or the capital, credit or financial markets in general or the markets in which Buyer and its Subsidiaries operate (including any disruption thereof and any decline in the price of securities generally or any market index, but excluding, for the avoidance of doubt, any change in the market price or trading volume of the Buyer Common Stock, which shall be governed exclusively by clause (m) below); (d) compliance with the terms of, or the taking of any action required by, this Agreement or the other agreements contemplated hereby or approved in writing by Ohio Seller, including any such action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any change, effect, event, occurrence, state of facts or development resulting therefrom; (e) the effect of any breach, violation or non-performance of any provision of this Agreement by any Seller, Blocker or the Company; (f) any change in accounting requirements or principles (including GAAP) or any change in applicable Laws or the interpretation or enforcement thereof by a Governmental Body, including the imposition or modification of any tariffs, duties, trade restrictions, trade policies or trade disputes, any anti-dumping actions, international sanctions, any “trade war” or similar actions in the United States or any other country or region in the world, or entry into any trade agreements; (g) changes to applicable Laws, statutes, regulations, guidance, enforcement policies or practices of the U.S. Food and Drug Administration or other comparable regulatory bodies that affect the industry of cell and gene therapy and services related thereto generally; (h) changes in Medicare, Medicaid or other third-party reimbursement programs, including any changes to applicable Laws, statutes, regulations, guidance or related policies; (i) any natural disaster or acts of nature or any national or international political or social conditions, including (1) any acts of war (whether or not declared), armed hostilities, sabotage, terrorism or cyberterrorism occurring after the date of this Agreement, (2) the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, or (3) civil unrest, protests and public demonstrations and any governmental responses thereto; (j) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body; (k) any actual or potential break-up of any existing policy or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such policy or economic union; (l) Health Emergencies or Health Measures, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, occurring or commenced after the date of this Agreement; (m) any failure, in and of itself, by Buyer or any of its Subsidiaries to meet any internal or published projections, estimates, budgets or analyst expectations for any period prior to, on or after the date of this Agreement, or any change, in and of itself, in the market price or trading volume of the Buyer Common Stock (it being understood that the facts, events, circumstances or occurrences giving rise to or contributing to any such failure or change may constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Buyer Material Adverse Effect, to the extent not otherwise excluded by another clause of this definition); and (n) any adverse change in or effect on the business of Buyer and its Subsidiaries that is caused by any delay in consummating the Closing in accordance with Section 1.04 as a result of any breach by any Seller, Blocker or the Company of any covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing; provided, further, that any change, effect, event, occurrence, state of facts or development referred to in clauses (c), (f), (g), (h), (i), (j), (k) or (l) above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, effect, event, occurrence, state of facts or development has a disproportionate adverse effect on Buyer and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Buyer and its Subsidiaries operate (in which case only the incremental disproportionate adverse effect may be taken into account); provided, further, that, notwithstanding clauses (c), (f) and (i) through (m) above, any suspension of trading in (other than any suspension of trading on Nasdaq generally), or any delisting of, the Buyer Common Stock from Nasdaq shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur.

“Buyer Related Parties” means, collectively, Buyer, its Affiliates (including, from and after the Closing, Blocker and the Acquired Companies), and their respective directors, managers, officers, employees, owners, advisors, and Representatives.

“Cash” means, as of the Effective Time, without duplication, all cash, cash equivalents and marketable securities (but excluding restricted cash (consisting of all cash posted to support letters of credit, insurance policies, performance bonds or other similar obligations, in each case, to the extent such cash collateral does not support obligations included in Indebtedness, and cash in escrow) and deposits with third parties (including deposits with landlords, security, escrow or similar deposits)), in each case, including any accrued interest thereon, of Blocker and the Acquired Companies; provided that (a) Cash will be increased by (i) all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers, electronic funds transfers and drafts deposited or received and available for deposit and (ii) any and all credit card receivables and credit card deposits in transit, (b) Cash will be reduced by (i) all outstanding and uncleared checks, electronic funds transfers, wire transfers and drafts of Blocker and the Acquired Companies and (ii) any and all credit card payables and debits in transit to the extent payment has been initiated but not yet cleared as of the Effective Time and (iii) any payments after the Effective Time and prior to the Closing of Indebtedness, Company Transaction Expenses, or any dividends or distributions paid to any Seller or any other Related Party, (c) to the extent appropriate to avoid duplication, any amounts that are taken into account in the calculation of Net Working Capital will not be treated as an increase pursuant to clause (a) or a reduction pursuant to clause (b) above, and (d) for the avoidance of doubt, all cash and cash equivalents constituting the Minimum Cash Amount, together with any cash and cash equivalents in excess of the Minimum Cash Amount, will be included in Cash for purposes of calculating the Estimated Closing Cash Payment and the Final Closing Cash Payment.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing Cash Payment” means the amount equal to (a) the Base Amount, plus (b) the total amount of Cash, minus (c) the outstanding amount of Indebtedness of Blocker and the Acquired Companies as of immediately prior to the Closing, minus (d) the unpaid Company Transaction Expenses as of immediately prior to the Closing, plus (e) the amount, if any, by which the Net Working Capital exceeds the Upper Net Working Capital Amount, minus (f) the amount, if any, by which the Net Working Capital is less than the Lower Net Working Capital Amount, minus (g) the Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company’s knowledge” means the actual knowledge, upon due inquiry (and will in no event encompass constructive, imputed or similar concepts of knowledge), of Cameron Oden, Dave Smith, and Ezequiel Zylberberg.

“Company Legal Counsel” means, collectively, Bass Berry & Sims PLC, Fredrikson & Byron, P.A. and Crowell & Moring LLP.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Blocker and the Acquired Companies, taken as a whole, after taking into account any insurance recoveries, or (ii) would reasonably be expected to prevent or materially impair or delay the ability of Sellers, Blocker or the Company to consummate the transactions contemplated hereby; provided, that, solely for purposes of clause (i), any adverse change, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby (provided that this clause (a) shall not apply to any representation or warranty to the extent it addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including Section 5.03(b) and Section 5.10(a)(xiii)); (b) the identity of, or the effects of any facts or circumstances relating to, Buyer or its Affiliates; (c) business or political conditions or conditions generally affecting the industry or segments therein in which the Acquired Companies participate, including the industries of cell and gene therapy and services related thereto, the U.S. or global economy as a whole or the capital, credit or financial markets in general or the markets in which the Acquired Companies operate (including any disruption thereof and any decline in the price of any securities generally or any market index); (d) compliance with the terms of, or the taking of any action required by, this Agreement or the other agreements contemplated hereby or approved in writing by Buyer, including any such action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any change, effect, event, occurrences, state of facts, or developments resulting therefrom; (e) the effect of any breach, violation or non-performance of any provision of this Agreement by Buyer or its Affiliates; (f) any change in accounting requirements or principles (including GAAP) or any change in applicable Laws or the interpretation or enforcement thereof by a Governmental Body, including the imposition or modification of any tariffs, duties, trade restrictions, trade policies or trade disputes, any anti-dumping actions, international sanctions, any “trade war” or similar actions in the United States or any other country or region in the world, or entry into any trade agreements; (g) changes to applicable Laws, statutes, regulations, guidance, enforcement policies or practices of the U.S. Food and Drug Administration or other comparable regulatory bodies that affect the industry of cell and gene therapy and services related thereto generally; (h) changes in Medicare, Medicaid or other third-party reimbursement programs, including any changes to applicable Laws, statutes, regulations, guidance or related policies; (i) any natural disaster or acts of nature or any national or international political or social conditions, including (1) any acts of war (whether or not declared), armed hostilities, sabotage, terrorism or cyberterrorism occurring after the date of this Agreement, (2) the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, or (3) civil unrest, protests and public demonstrations and any governmental responses thereto; (j) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body; (k) any actual or potential break-up of any existing policy or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such policy or economic union; (l) Health Emergencies or Health Measures, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, occurring or commenced after the date of this Agreement; (m) any failure, in and of itself, by any Acquired Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (it being understood that the facts, events, circumstances or occurrences giving rise to or contributing to any such failure or change may constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect, to the extent not otherwise excluded by another clause of this definition); and (n) any adverse change in or effect on the business of Blocker and the Acquired Companies that is caused by any delay in consummating the Closing in accordance with Section 1.04 as a result of any breach by Buyer of any covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing; provided, further, that any change, effect, event, occurrence, state of facts or development referred to in clauses (c), (f), (g), (h), (i), (j), (k), or (l) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, effect, event, occurrence, state of facts or development has a disproportionate adverse effect on Blocker and the Acquired Companies, taken as a whole, relative to other similarly situated participants in the industries in which the Acquired Companies operate (in which case only the incremental disproportionate adverse effect may be taken into account).

“Company Transaction Expenses” means, without duplication, (a) the aggregate out-of-pocket fees and expenses incurred or payable by Blocker or any Acquired Company (or by any Seller, to the extent payable by Blocker or any Acquired Company) to the extent in connection with the sale process for the Acquired Companies or the negotiation, execution and consummation of the transactions contemplated hereby, including the fees and expenses payable to (i) Jefferies Group LLC for investment banking services for the Acquired Companies, (ii) Company Legal Counsel for legal services to the Acquired Companies, (iii) PricewaterhouseCoopers LLP for tax and accounting services to the Acquired Companies, and (iv) Datasite Global Corp, for the costs and expenses of hosting the virtual data room titled “Atlas” maintained by or on behalf of Sellers at datasite.com (whether such amounts are invoiced before, at or after the Closing), (b) any change of control payments, severance payments, or transaction bonuses, in each case payable (whether at or after the Closing) pursuant to an agreement or arrangement entered into prior to the Closing, with any current or former employee or individual service provider of the Acquired Companies that are triggered solely as a result of the consummation of the transactions contemplated hereby, together with the employer portion of any payroll, employment, social security or similar Taxes payable in connection therewith, provided that, except for the payments set forth on Schedule 11.01(c), any such payments resulting from an employment-related decision made by any Acquired Company after the Closing will not constitute Company Transaction Expenses, (c) all fees, costs and expenses of Blocker or any Acquired Company arising out of the Restructuring Transactions, (d) all fees, costs and expenses payable by Blocker or any Acquired Company in connection with the termination of the Affiliate Agreements pursuant to Section 7.09(a), and (e) the premiums, costs and expenses of the D&O Tail Policy contemplated by Section 8.03(c), in each case for clauses (a) through (e) above, to the extent unpaid as of immediately prior to the Closing; provided that in no event will Company Transaction Expenses include (A) any expenses of, or expenses initiated at the written request of, Buyer or any of its Affiliates related to their respective financing activities related to the transactions contemplated hereby, (B) any filing fees payable under the HSR Act or any other Competition Law in connection with the transactions contemplated hereby, (C) 50% of the fees and expenses of the Escrow Agent, (D) costs and expenses associated with the RWI Policy, (E) any fee, payment or other consideration required by any third party as a condition to granting any consent, waiver or approval set forth on Schedule 7.07, or (F) any amounts included in Indebtedness.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment, including the HSR Act.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally binding commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Debt Financing” means any debt financing (including any term loans, revolving loans, bridge loans, notes, bonds or other debt securities, and any commitments in respect of any of the foregoing) obtained or to be obtained by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, including to fund all or any portion of the Purchase Price, the repayment of Indebtedness pursuant to Section 1.03 or any related fees and expenses, and any refinancing, replacement, syndication, amendment or modification of any of the foregoing.

“Debt Financing Sources” means the agents, arrangers, bookrunners, lenders, noteholders, purchasers and other Persons (other than Buyer and its Affiliates) that have committed to provide or arrange, or have otherwise entered into agreements in connection with, the Debt Financing (in each case, in their capacities as such), including the parties to any commitment letters, engagement letters, fee letters, joinder agreements, credit agreements, note purchase agreements, indentures or other definitive agreements entered into in connection therewith, together with their respective Affiliates, any funds, accounts or investment vehicles managed or advised by any of the foregoing or any of their respective Affiliates, and their and their respective Affiliates’ current, former and future officers, directors, employees, partners, members, managers, controlling persons, agents, advisors, attorneys and other Representatives, and the respective successors and assigns of each of the foregoing.

“Disclosure Schedules” means the disclosure schedules delivered by the parties on the date hereof.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, individual consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, maintained, sponsored or contributed to by an Acquired Company or any other Person under common control with an Acquired Company within the meaning of Sections 414(b), (e), (m) or (o) of the Code and the regulations promulgated thereunder (an “ERISA Affiliate”) or to which an Acquired Company or any of its ERISA Affiliates is a party or has any obligation or Liabilities or potential obligations or Liabilities. Listed on Schedule 5.13(a) is a true, accurate and complete list of all Employee Benefit Plans with respect to employees of any Acquired Company, or that any Acquired Company sponsors or maintains or may have any Liability with respect thereto.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, in the form of Exhibit C attached hereto, to be entered into by Buyer, Ohio Seller, and the Escrow Agent.

“Escrow Amount” means $1,500,000.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (disregarding any interest accrued on the Escrow Amount) minus the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Healthcare Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f) and any implementing regulations thereto and includes, without limitation, Medicare, Medicaid, TRICARE, and the Veterans Health Administration programs.

“Fraud” means actual and intentional fraud on the part of any party with respect to the making of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement; provided, that (i) such party had actual knowledge that the representations and warranties made by such party were breached when made, (ii) such representations and warranties were made with the express intent to induce another party to rely thereon and take action (or refrain from taking action) to such other party’s detriment, and (iii) such action (or inaction) resulted in actual damages to such other party. For the avoidance of doubt, “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based solely on negligence (including negligent misrepresentation) or any other equitable claim.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Power), Section 3.02 (Authorization; Valid and Binding Agreement), Section 3.04 (Ownership), Section 3.05 (Investment Representations), Section 3.06 (Restructuring Transactions), Section 4.01 (Organization and Power), Section 4.02 (Authorization; Valid and Binding Agreement), Section 4.04 (No Operations), Section 5.01 (Organization and Limited Liability Company Power), Section 5.02 (Subsidiaries), Section 5.03(a) (Authorization; Valid and Binding Agreement), Section 5.04 (Capitalization), and Section 5.20 (Brokerage).

“Future Distribution Amount” means any consideration or other amounts payable or otherwise deliverable for the benefit of Sellers pursuant to Section 1.02(e) or Section 1.02(f) of this Agreement.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Governmental Body” means any federal, state, local, municipal, foreign or other government, accreditation agency, or quasi-governmental body or any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal or sovereign entity of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance or waste as defined in CERCLA.

“Health Emergencies” means any epidemic or pandemic.

“Health Measures” means any measures taken to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, pronouncement, recommendations or guidelines required by any Governmental Body in connection with or in response to any Health Emergencies and any evolutions or mutations thereof or related or associated epidemics or pandemics.

“Healthcare Laws” means, in each case to the extent applicable to the Acquired Companies’ products or services, (i) fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal criminal False Claims Statutes (18 U.S.C. §§ 286, 287 and 1001), the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal exclusion laws (42 U.S.C. § 1320a-7), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), and the regulations promulgated pursuant to each of the foregoing; and (ii) all Laws relating to Federal Healthcare Programs and the regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of gross or net income.

“Indebtedness” means, without duplication, (a) the principal amount, plus any related accrued and unpaid interest, fees, expenses, and prepayment premiums or penalties, of all indebtedness for borrowed money of Blocker and the Acquired Companies, (b) obligations for leases classified as finance leases in the Latest Balance Sheet or, for leases entered into since the date of the Latest Balance Sheet, that are required to be so classified under GAAP, (c) deferred purchase price payments (including seller notes, earn-outs and holdbacks) owed and unpaid for the consummated acquisition of any company, business or asset, but excluding trade payables incurred in the Ordinary Course of Business and included in Net Working Capital, (d) obligations in respect of letters of credit, bankers’ acceptances and surety bonds, in each case solely to the extent drawn, (e) obligations under interest rate, currency or other hedging arrangements, valued at the net termination value thereof, (f) all Unpaid Income Taxes, (g) all accrued severance with respect to any employee or service provider terminated prior to the Closing, (h) any accrued or unpaid life insurance premiums payable in respect of the founder and Chairman of the Company, (i) any accrued or earned but unpaid bonuses (including under the 2026 Akron Biotech Incentive Plan) in respect of any period (or portion thereof) ending on or prior to the Closing Date, together with the employer portion of any payroll, employment, social security or similar Taxes payable in connection therewith, (j) any accrued but unpaid Octapharma JV profit sharing liabilities required to be included within Indebtedness pursuant to paragraph 15 of Part II of the Agreed Accounting Principles, (k) all accrued and unpaid California sales and use Taxes of the Acquired Companies attributable to any Pre-Closing Tax Period (including the Tax liabilities reflected as “Sales Tax Payable – CA” or “Sales Tax Accrual – CA” on the Latest Balance Sheet), whether or not due and payable as of the Closing, (l) the Tax Amount, and (m) any unpaid tangible personal property Taxes payable by BioP pursuant to the Sarasota Settlement in respect of periods through the termination of the lease thereunder, solely to the extent unpaid as of the Effective Time. Notwithstanding the foregoing, Indebtedness does not include (i) any operating lease obligations with respect to leases classified as operating leases in the Latest Balance Sheet as well as any operating leases arising since the date of the Latest Balance Sheet, (ii) any intercompany obligations, payables or loans of any kind or nature between or among any of the Acquired Companies (it being understood that any intercompany obligation, payable or loan owed by Blocker or any Acquired Company to any Related Party that remains outstanding as of immediately prior to the Effective Time shall constitute Indebtedness), (iii) any letters of credit, performance bonds, bankers’ acceptances or similar obligations, to the extent undrawn, (iv) obligations arising from any financing, debt or other similar arrangements of or at the direction of Buyer or its Affiliates, (v) any deferred revenue, (vi) any accrued commissions, employer 401(k) matching or other employer contributions, or accrued but unused vacation, sick leave or other paid time off, (vii) any Liability relating to the Akron BioManufacturing Loan, or (viii) any Liability arising out of or relating to the Nanotein Matter (which shall be borne by Sellers solely as and to the extent provided in Section 10.08).

“Intellectual Property” means: (a) all United States and foreign patents and patent applications; (b) all United States and foreign trade names, trade dress, trademarks, service marks, or internet domain names, including all goodwill associated therewith, together with all registrations and applications relating thereto; (c) all United States and foreign copyrights, original works of authorship (including rights in Software), together with all registrations and applications relating thereto; (d) all proprietary databases and data; (e) all industrial designs and any registrations and applications therefor throughout the world; (f) all inventions, invention disclosures, improvements, mask works, trade secrets, manufacturing, test and qualification processes, designs, know-how, proprietary information, technical data, customer and vendor lists, and proprietary confidential information, in each case to the extent protectable under applicable Law; and (g) similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, Order, ordinance, Permit, guidance, rule, regulation, tariff or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes, but is not limited to, Competition Laws and Environmental Laws.

“Liability” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, or determined or indeterminable.

“Liens” means any lien, mortgage, security interest, pledge, or other encumbrance.

“Losses” means any and all losses, liabilities, damages, Taxes, deficiencies, judgments, assessments, fines, penalties, settlements, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and expenses and the costs of investigation, defense and enforcement), whether or not arising out of a third-party claim; provided that Losses shall not include punitive or exemplary damages except to the extent actually awarded to and paid to a third party.

“Lower Net Working Capital Amount” means $4,326,000.

“Management Agreements” means, collectively, (a) that certain Advisory Services Agreement, dated September 10, 2019, by and between Ohio Seller and Arcline, and (b) that certain Consulting Services Agreement, dated September 10, 2019, by and between Ohio Seller and Arcline.

“Minimum Cash Amount” means $2,000,000.

“Nanotein” means Nanotein Technologies, Inc. and its Affiliates, successors and assigns.

“Nanotein Agreements” means the Manufacturing Services Agreement, dated August 14, 2024, and the Quality Agreement, dated December 11, 2024, in each case between Nanotein and Akron BioManufacturing, together with any statement of work, purchase order or other agreement or arrangement between Nanotein, on the one hand, and Akron BioManufacturing or any Acquired Company, on the other hand, including any agreement relating to the discontinuation of services or the transfer of data or materials.

“Nanotein Matter” means (a) the Notice of Manufacturing and Quality Issues delivered by Nanotein to Akron BioManufacturing on or about August 24, 2026 and the matters, facts, circumstances and allegations described or referred to therein, (b) the Nanotein Agreements and the products manufactured, services performed and materials supplied thereunder and (c) any claim, demand, dispute or Proceeding arising out of or relating to any of the foregoing, whether asserted before or after the Closing and whether asserted against Akron BioManufacturing, Blocker, any Acquired Company, Buyer or any of their respective Affiliates.

“Nasdaq” means The Nasdaq Stock Market LLC or any successor thereto.

“Net Working Capital” means, as of the Effective Time, (a) the current assets (excluding Cash and all other cash and cash equivalents (including restricted cash), any current or deferred Income Tax assets and any receivables or other amounts owed by any Related Party (including all amounts outstanding under the Akron BioManufacturing Loan)) of Blocker and the Acquired Companies, minus (b) the current liabilities (excluding items constituting Indebtedness (including, for the avoidance of doubt, all amounts described in clauses (g) and (i) of the definition thereof), Company Transaction Expenses, any current or deferred Income Tax liabilities and any intercompany obligations, payables or loans of any kind or nature solely between or among any of the Acquired Companies, but excluding any Liability relating to the Akron BioManufacturing Loan or the Nanotein Matter, and including all accrued but unpaid sales and use Taxes to the extent not included in Indebtedness) of Blocker and the Acquired Companies, in each case using solely the same trial balance accounts set forth on the illustrative calculation of Net Working Capital included as Part III to Schedule 11.01(a) and calculated in accordance with the Agreed Accounting Principles; provided that, for purposes of this definition, the amount of Taxes will be determined as of the end of the Closing Date; provided, further, that no item will be included more than once in the calculation of the Closing Cash Payment, and any amount that would otherwise be included in Net Working Capital and also constitutes Indebtedness or a Company Transaction Expense will be included solely in Indebtedness or Company Transaction Expenses, as applicable, and the trial balance accounts reflected on Part III of Schedule 11.01(a) will be deemed adjusted to exclude any such amount.

“Ohio Aggregator” means Arcline Ohio Aggregator, L.P., a Delaware limited partnership.

“Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Body.

“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including with respect to quantity, quality, timing and frequency) and in compliance with applicable Law.

“Organizational Documents” means (a) in the case of a corporation, its charter and bylaws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation, or similar organizational document, its partnership agreement and the Organizational Documents of any general partner; (c) in the case of a limited liability company, its articles of organization, certificate of formation, or similar organizational documents and its operating agreement, limited liability company agreement, or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation, or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.

“Owned Intellectual Property” means any Intellectual Property owned by an Acquired Company.

“Permit” means all approvals, authorizations, certificates, consents, licenses, orders, registrations, exemptions, franchises, grants, easements, variances, clearances, permissions, master files, and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Acquired Company or Blocker, (b) mechanic’s, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Acquired Companies’ businesses, (e) public roads and highways, (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property that do not materially impair the occupancy or current use of the Leased Real Property, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (h) purchase money Liens and Liens securing rental payments under capital lease arrangements, (i) licenses of Intellectual Property entered into in the Ordinary Course of Business, (j) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially impair the use, value or marketability of the assets subject thereto, and (k) those matters identified on Schedule 11.01(b); provided that, in each case, any Lien securing Indebtedness that will be repaid at the Closing shall not constitute a Permitted Lien from and after the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion thereof that begins after the Closing Date for any Straddle Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Proceeding” means any action, cause of action, claim (including any cross-claim or counterclaim), suit, litigation, qui tam, whistleblower suit, arbitration, investigation, audit, complaint, hearing or other proceeding (whether in contract, tort or otherwise, whether civil or criminal and whether brought at Law or in equity), in each case that is brought by or before any Governmental Body or arbitrator.

“Pro Rata Percentage” means 75.95% for Ohio Seller and 24.05% for Blocker Seller.

“Registration Rights Agreement” means the registration rights agreement, by and among Buyer and Sellers, in substantially the form attached hereto as Exhibit D, to become effective as of the Closing with respect to the Stock Consideration.

“Related Party Note” means the promissory note issued by BioP in 2022 to a Related Party in the original principal amount of $800,000, bearing interest at 7.0% per annum payable in kind and maturing in December 2026 (with an outstanding balance of approximately $1,058,455 as of October 31, 2025), together with all accrued and unpaid interest thereon and any other amounts payable in respect thereof.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.

“Restructuring Transactions” means the following transactions occurring in the following order: first, Ohio Aggregator will distribute to Blocker, such number of partnership interests in Ohio Seller that are proportionate to Blocker’s ownership percentage in Ohio Aggregator, in complete redemption of Blocker’s ownership interest in Ohio Aggregator (such distributed partnership interests, the “Ohio Seller Distributed Interests”), and second, Ohio Seller will distribute to Blocker, such number of Ohio Securities that are proportionate to the Ohio Seller Distributed Interests, in complete redemption of Blocker’s ownership interest in Ohio Seller, in each case effected in accordance with Section 7.08.

“Sarasota Settlement” means the Lease Claims Settlement, Surrender, Abandonment and Release Agreement, dated June 30, 2026, by and among Aldina, L.C., as trustee of the Aldina Land Trust Agreement No. One Dated August 19, 1996, as amended by Aldina Land Trust Agreement No. One dated as of December 28, 2016, as landlord, BioP (f/k/a Akron Biotechnology, LLC), as tenant, and Akron BioManufacturing, as additional tenant party.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Related Parties” means, collectively, Sellers, Ohio Aggregator, Arcline, their respective Affiliates (other than, from and after the Closing, Blocker and the Acquired Companies) and the directors, managers, officers, employees, owners, partners, equityholders, advisors and Representatives of any of the foregoing.

“Sellers” means, collectively, Ohio Seller and Blocker Seller. Each such party may be referred to herein as a “Seller.”

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all firmware and all comments and any procedural code.

“Stock Consideration” means an aggregate of 20,639,733 shares of Buyer Common Stock (subject to adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of Buyer Common Stock occurring after the date hereof and prior to the Closing).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company, as applicable.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax imposed by a Governmental Body, including, in each case, any interest, penalty or addition thereto.

“Tax Amount” means the amount set forth on Schedule D.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Transaction Deductions” means all deductions related to or arising out of the transactions contemplated by this Agreement including any deductions relating to (a) the stay bonuses, sale bonuses, change in control payments, severance payments, retention payments, cancellation or similar payments with respect to any stock or other equity options, compensation recognized with respect to the vesting of any restricted stock or other restricted equity or similar payments made by any Acquired Company on or prior to the Closing Date or included in the computation of Net Working Capital, (b) the amount of any employment Taxes, including the employer’s share of any payroll Taxes, incurred with respect to the amounts set forth in clause (a) of this definition incurred by any Acquired Company on or prior to the Closing Date or included in the computation of Net Working Capital, (c) the fees, expenses and interest (including amounts treated as interest for U.S. federal Income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Acquired Company with respect to the payment of the Indebtedness, (d) the Company Transaction Expenses, (e) the transaction costs (other than the Company Transaction Expenses) of any Acquired Company with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date or included in the computation of Net Working Capital, and (f) any success-based fees that were paid by or on behalf of any Acquired Company.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Akron BioManufacturing Release Agreement, the Value Creation Bonus Assignment and Release Agreements, the Restrictive Covenant Agreements, the Key Employee Agreements and each other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

“Transfer Taxes” means all transfer or similar Taxes (excluding Taxes measured by net income, profits or gains), including sales, real property, use, stock transfer, stamp, documentary, filing, recording, and similar Taxes, together with any interest, penalties or additions to such Transfer Taxes, in each case incurred in connection with the consummation of the transactions contemplated hereby.

“Unpaid Income Taxes” means the aggregate liability for unpaid Income Taxes of Blocker and the Acquired Companies that are not yet delinquent with respect to Pre-Closing Tax Periods; provided, that the amount of such Income Taxes shall be calculated (a) in the case of a Straddle Period, in accordance with Section 10.02(e), (b) in accordance with the past practice (including reporting positions, jurisdictions, elections and accounting methods) of Blocker and the Acquired Companies to the extent supportable at a “more likely than not” (or higher) level of confidence, (c) taking into account any estimated payments and any overpayments made in Pre-Closing Tax Periods, (d) taking into account any Transaction Deductions in the Pre-Closing Tax Period to the extent supportable at a “more likely than not” (or higher) level of confidence, (e) by excluding (i) any taxable income arising from any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates or any other transactions entered into by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby, (ii) any taxable income attributable to transactions outside the Ordinary Course of Business of Blocker and the Acquired Companies on the Closing Date after the time of the Closing, and (iii) all deferred Tax assets and liabilities established solely for financial accounting purposes and any liabilities for accruals or reserves established or required to be established for financial accounting purposes that require the accrual for contingent Taxes or with respect to uncertain Tax positions, (f) as of the end of the Closing Date and (g) for the avoidance of doubt, including all Income Taxes attributable to the Restructuring Transactions as described in Section 7.08(e).

“Upper Net Working Capital Amount” means $6,326,000.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act would constitute a material breach of this Agreement, and such breach (i) resulted in, or contributed to, the failure of any of the conditions set forth in Article II to be satisfied or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 1.04. Without limiting the foregoing, the following shall constitute a Willful Breach by Buyer: (A) the failure by Buyer to deliver the full consideration payable pursuant to Section 1.03 at the Closing as required hereunder if not cured within the cure period set forth in Section 9.01(d), or (B) any breach of the representations and warranties set forth in Section 6.08, if not cured within any applicable cure period.

11.02       Other Definitional Provisions.

(a)           Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)          Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(c)           All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement or the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.

(d)           Exhibits and Disclosure Schedules to this Agreement are incorporated herein for all purposes.

(e)           The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(f)           All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided. For purposes of calculating the Final Closing Cash Payment, amounts not in U.S. dollars will be converted from their applicable currencies to U.S. dollars at the exchange rate as published in The Wall Street Journal, as of the Closing Date; provided, that, notwithstanding the foregoing, for purposes of calculating the Estimated Closing Cash Payment, amounts not in U.S. dollars will be converted from their applicable currencies to U.S. dollars at the exchange rate as published in The Wall Street Journal, as of the date one day prior to the delivery of the good faith estimates delivered pursuant to Section 1.02(b).

(g)           Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(h)           The word “threatened” means threatened in writing.

(i)            All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.

(j)            The phrase “date hereof” means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto.

(k)            Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including.”

(l)            The word “including” and words of similar import mean “including, without limitation,” and the word “or” is not exclusive.

(m)          References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with its terms and, where applicable, the terms of this Agreement, and references to any Person include such Person’s successors and permitted assigns.

(n)           The words “shall” and “will” have the same meaning, and the phrase “to the extent” means the degree to which a subject or thing extends and not simply “if.”

(o)           Notwithstanding anything to the contrary in this Agreement, Fraud, with respect to any Person, shall include Fraud committed by any director, manager, officer or employee of such Person or any of its Affiliates acting on behalf of such Person (or, in the case of the Company and Blocker, any individual included in the definition of Company’s knowledge or Blocker’s knowledge) in connection with the making of the representations and warranties of such Person contained in this Agreement or in any certificate delivered pursuant to this Agreement.

11.03            Index of Defined Terms.

2024 Restatement	19	D&O Expenses	58
Acquired Companies	75	D&O Indemnifiable Claim	58
Acquired Company	75	D&O Indemnified Person	58
Affiliate	75	D&O Indemnifying Party	58
Affiliate Agreement	33	D&O Tail Policy	59
Affiliated Group	75	Data Room	107
Agreed Accounting Principles	75	Deal Communications	102
Agreement	1	Debt Financing	81
Akron BioManufacturing	75	Debt Financing Provisions	109
Akron BioManufacturing Loan	75	Debt Financing Sources	81
Akron BioManufacturing Release Agreement	76	Deferred Payment	7
Arbiter	4	Disclosure Schedules	81
Arcline	76	Disputed Items	3
Audited Financial Statements	19	DOJ	49
Base Amount	76	Effective Time	6
BioP	76	Electronic Delivery	107
Blocker	1	Employee Benefit Plan	81
Blocker Securities	1	Environmental Laws	82
Blocker Seller	1	ERISA	81
Burdensome Condition	76	ERISA Affiliate	82
Business	76	Escrow Account	82
Business Day	76	Escrow Agent	82
Buyer	1	Escrow Agreement	82
Buyer Acquisition Transaction	61	Escrow Amount	82
Buyer Balance Sheet Date	44	Escrow Funds	82
Buyer Change of Control	8	Estimated Closing Cash Payment	2
Buyer Common Stock	76	Exchange Act	82
Buyer Entities	41	FDA	31
Buyer Financial Statements	44	FDA Laws	31
Buyer Fundamental Representations	76	Federal Healthcare Program	82
Buyer Material Adverse Effect	76	Final Closing Cash Payment	4
Buyer Related Parties	78	Financial Statements	19
Buyer Securities	43	First Deferred Payment Date	7
Cash	78	Foreign Person	41
CERCLA	78	Fraud	82
Closing	6	FTC	49
Closing Cash Payment	78	Fundamental Representations	83
Closing Date	6	Future Distribution Amount	83
Closing Statement	2	GAAP	83
Code	78	Governmental Body	83
Company	1	Hazardous Substance	83
Company Competitor	41	Health Emergencies	83
Company Legal Counsel	79	Health Measures	83
Company Material Adverse Effect	79	Healthcare Laws	83
Company Name	96	HSR Act	84
Company Systems	28	Inbound Licenses	28
Company Transaction Expenses	80	Income Tax Return	84
Company’s knowledge	78	Income Taxes	84
Competition Laws	81	Indebtedness	84
Continuing Employee	57	Initial Company Income Tax Returns	68
Contract	81	Intellectual Property	85
COVID-19	81	Interim Financial Statements	19
D&O Costs	58	IRS	85

Key Employee	1	Released Claims	72
Key Employee Agreements	1	Released Parties	72
Latest Balance Sheet	19	Releasing Parties	72
Law	85	Representative	88
Leased Real Property	22	Restrictive Covenant Agreements	1
Liability	85	Restructuring Documents	53
Liens	85	Restructuring Transactions	88
Lock-Up Period	60	Retained Claims	65
Losses	85	Rule 144	61
Lower Net Working Capital Amount	85	RWI Policy	59
Management Agreements	85	Sarbanes-Oxley Act	41
Material Contracts	26	Scheduled Closing Date	6
Minimum Cash Amount	85	SEC	88
Nasdaq	86	SEC Documents	41
Net Working Capital	86	Second Deferred Payment Date	7
Non-Recourse Parties	104	Securities	1
Objections Statement	3	Securities Act	88
Ohio Aggregator	86	Security Incident	28
Ohio Securities	1	Seller	89
Ohio Seller	1	Seller Related Parties	88
Ohio Seller Distributed Interests	88	Seller Shares	61
Order	86	Seller-Controlled Tax Contest	70
Ordinary Course of Business	86	Sellers	89
Organizational Documents	86	Set-Off Amounts	7
OSHA	36	Software	89
Owned Intellectual Property	87	Stock Consideration	89
Permit	87	Straddle Period	89
Permitted Liens	87	Subsidiary	89
Person	87	Tax	89
Post-Closing Tax Period	87	Tax Amount	89
Pre-Closing Tax Period	87	Tax Contest	70
Pro Rata Percentage	88	Tax Returns	89
Proceeding	88	Taxes	89
Pull and Refile	49	Technical Know-How	28
Purchase Price	2	Termination Date	63
Purchase Price Allocation	71	Top Customers	37
Purchased Ohio Securities	1	Top Suppliers	37
Registered Intellectual Property	27	Transaction Deductions	89
Registration Rights Agreement	88	Transaction Documents	90
Related Party	33	Transfer Taxes	90
Related Party Lease	22	Unpaid Income Taxes	90
Related Party Note	88	Unpaid Indebtedness and Transaction Expense Amount	5

Upper Net Working Capital Amount	90	WARN Act	91
Value Creation Bonus Assignment and Release Agreements	1	Willful Breach	91
Waiving Parties	102	Written Statement	4

Article XII
MISCELLANEOUS

12.01       Press Releases and Communications; Use of any Company Name.

(a)            No press release or public announcement related to this Agreement or the transactions contemplated herein or any other announcement or communication to the employees, customers or suppliers of any Acquired Company will be issued or made by any party hereto without the joint approval of Buyer and Ohio Seller, unless required by Law or the rules of Nasdaq or any other securities exchange (in the reasonable opinion of counsel) in which case Buyer and Ohio Seller will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that (i) following the initial public announcement of the transactions contemplated hereby by Buyer (including the filing of Buyer’s Current Report on Form 8-K with respect thereto), the foregoing will not restrict or prohibit any Acquired Company from making any announcement to its employees (including in connection with any works council notifications), customers and other business relations that is consistent with such public announcement and any communications plan agreed by Buyer and Ohio Seller, and (ii) Buyer and its Affiliates may, without the consent of Ohio Seller, make such filings with the SEC (including a Current Report on Form 8-K and the filing of this Agreement as an exhibit thereto) and such other public disclosures as Buyer determines in good faith are required by applicable securities Laws or the rules of Nasdaq, and may make public statements that are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 12.01. Notwithstanding the foregoing, any Seller and any of their respective Affiliates that are investment funds may disclose the economic terms of the transactions contemplated hereunder, this Agreement and the other Transaction Documents to its Affiliates and any current or potential investor in such fund(s) in connection with fundraising, marketing, informational, or reporting activities or otherwise in the ordinary course of such Person’s business so long as the Person to whom such disclosure is made is bound by confidentiality obligations. Notwithstanding anything contained herein to the contrary, in no event will Buyer or, after the Closing, the Acquired Companies have any right to use Arcline’s name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Arcline, other than factual references to Arcline and its Affiliates as the sellers of the Acquired Companies in any filing with the SEC or other disclosure required by applicable Law or the rules of Nasdaq. Nothing in this Section 12.01 shall restrict Buyer, its Affiliates or the Debt Financing Sources from making customary disclosures to prospective lenders, investors and rating agencies in connection with the Debt Financing or, following the public announcement of the transactions contemplated hereby, customary ‘tombstone’ or similar announcements that do not disclose the Purchase Price.

(b)           Effective as of the Closing Date, the Company hereby grants, on behalf of itself and its Subsidiaries, and will cause each of its Subsidiaries to grant, to Arcline and its Affiliates and each of their respective successors and assigns a non-exclusive, perpetual, royalty-free, worldwide right and license to use the name and related marks and logos of the Acquired Companies (collectively, the “Company Name”) on its printed materials and website and in other forms and media for the sole purpose of factually describing the prior ownership of, or Arcline’s and any of its Affiliates’ former interest in, the Acquired Companies and the associated businesses, in each case in a manner that does not suggest any affiliation, following the Closing, with Buyer or the Acquired Companies and that does not disparage or reflect adversely on the Company Name. Nothing contained herein will waive or restrict or otherwise limit any rights that Arcline or any of its Affiliates may have under applicable Law or otherwise, including the right to use the Company Name in a descriptive manner or for any nominative fair use or fair use.

12.02       Expenses. Except as otherwise expressly provided herein (including Section 7.03, Section 7.07 and Section 8.03(c)), each party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

12.03       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by email to the email address set out below, if such email copy is received before 5:00 p.m. on a Business Day at the recipient’s location (otherwise the next Business Day), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer (and, after the Closing, the Company):

MaxCyte, Inc.
9713 Key West Avenue, Suite 400
Rockville, MD 20850
Attention: Maher Masoud; Camille Ciesliga
E-mail: maherm@maxcyte.com; camillec@maxcyte.com

with a copy to (which will not constitute notice):

Sidley Austin LLP
2850 Quarry Lake Drive, Suite 280
Baltimore, MD 21209
Attention: Asher Rubin; John Butler
E-mail: arubin@sidley.com; john.butler@sidley.com

Notices to Ohio Seller (and, before the Closing, Blocker and the Company):

c/o Arcline Investment Management LP
3803 Bedford Avenue, Suite 106
Nashville, TN 37215
Attention: Shyam Ravindran; Robert Nelson
E-mail: shyam@arcline.com; robert@arcline.com

with a copy to (which will not constitute notice):

Bass Berry & Sims PLC
21 Platform Way South

Nashville, TN 37203
Attention: Ryan Thomas; Ryan Hoffman
E-mail: rthomas@bassberry.com; rhoffman@bassberry.com

and

Fredrikson & Byron, P.A.
60 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention: Zach Olson; Meaghan Kwan
E-mail: zolson@fredlaw.com; mkwan@fredlaw.com

12.04       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided that (a) Buyer may, without the consent of any other party, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates (provided that no such assignment shall relieve Buyer of its obligations hereunder), (ii) collaterally assign its rights hereunder to any lender or other financing source (including any Debt Financing Source or any administrative agent, collateral agent or trustee acting on behalf of the Debt Financing Sources) (and any such Person, and any purchaser or transferee upon any foreclosure or other exercise of rights or remedies in respect of such collateral assignment, shall be entitled to exercise and enforce such assigned rights to the same extent as Buyer, and no consent of any Seller shall be required in connection with any such collateral assignment or any such foreclosure or other exercise of rights or remedies), and (iii) following the Closing, assign its rights hereunder to any purchaser of all or substantially all of the Business, it being understood that no such assignment, and no sale or other disposition of all or substantially all of the Business, will relieve Buyer of its obligations hereunder, including its obligation to pay the Deferred Payments pursuant to Section 1.06, and (b) after the Closing, any Seller may assign its right to receive any payment hereunder to any of its beneficial owners or successors by operation of Law, provided that no such assignment shall relieve such Seller of any of its obligations hereunder (including under Section 10.06) and the assignee agrees in writing to be bound by the terms hereof applicable to such Seller. Buyer and its Affiliates retain all risks and obligations if they enter into any agreement with any Person that is broader than or inconsistent or conflicts with Buyer’s rights, interests or obligations hereunder, and any such broader, inconsistent or conflicting right, obligation, covenant or agreement will not be effective or binding against Sellers or their respective Affiliates.

12.05       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

12.06       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement; provided, however, that each section of the Disclosure Schedules will be deemed to incorporate by reference, and each representation and warranty set forth in Article III, Article IV, and Article V will be deemed to be qualified by, all information disclosed in any other section of the Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.07       Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by Buyer and Ohio Seller (which writing shall be binding on Blocker Seller, Blocker and the Company); provided that no amendment or waiver of Section 12.01 will be effective without Arcline’s prior written consent, and no amendment or waiver of Section 8.03 will be effective without the prior written consent of each D&O Indemnified Person adversely affected thereby and no amendment, waiver or other modification of any Debt Financing Provision will be effective except as provided in Section 12.22(e). No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.08       Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement and of any provision herein will be deemed to not provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Acquired Companies exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything in this Section 12.08 to the contrary, nothing in this Agreement shall supersede, merge, limit or otherwise affect the Registration Rights Agreement or any right, remedy or obligation of any party thereunder, each of which shall survive and remain in full force and effect in accordance with its terms.

12.09       Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.10       Governing Law. Except as otherwise provided in Section 12.22(c), this Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

12.11       CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 1.02(d) (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER) AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 12.22(b) (WHICH WILL GOVERN ANY PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (OR IF SUCH COURT LACKS JURISDICTION, ANY OTHER STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF OR ANY OTHER LITIGATION, ACTION OR PROCEEDING (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND/OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREBY OR THEREBY AND BY THIS AGREEMENT IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY LITIGATION, ACTION OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND/OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREBY OR THEREBY, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH LITIGATION, ACTION OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE LITIGATION, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LITIGATION, ACTION OR PROCEEDING IS IMPROPER OR THAT THE LITIGATION, ACTION OR PROCEEDING SHOULD BE DISMISSED OR STAYED BY VIRTUE OF ANY OTHER LITIGATION, ACTION OR PROCEEDING. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.03, IN ADDITION TO ANY OTHER METHOD OF SERVICE OF PROCESS PERMITTED BY APPLICABLE LAW; PROVIDED, THAT NOTWITHSTANDING THE FOREGOING, ANY PARTY HERETO MAY COMMENCE A LITIGATION, ACTION OR PROCEEDING IN ANY JURISDICTION TO ENFORCE AN ORDER OR JUDGMENT ENTERED BY THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (OR ANY OTHER STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, IF SUCH COURT OF CHANCERY LACKED JURISDICTION) IN ANY LITIGATION, ACTION OR PROCEEDING IN ACCORDANCE WITH THIS SECTION 12.11.

12.12       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY LITIGATION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12. A COPY OF THIS SECTION 12.12 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

12.13       No Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and will be enforceable as third-party beneficiaries by, (a) the D&O Indemnified Persons, with respect to Section 8.03, (b) the Released Parties, with respect to Section 10.05, (c) Company Legal Counsel, with respect to Section 12.14, (d) Arcline and the Seller Related Parties, with respect to Section 12.01 and Section 12.15, (e) the Non-Recourse Parties, with respect to Section 12.15(b), (f) the Debt Financing Sources, with respect to the Debt Financing Provisions, and (g) the Buyer Indemnitees, with respect to Section 10.08. Except as expressly provided in the preceding sentence, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.14       Representation of Sellers and Affiliates. Buyer agrees, on its own behalf and on behalf of the Buyer Related Parties, that (a) one or more of the Acquired Companies and Sellers (and their respective controlling Affiliates) have retained Company Legal Counsel to act as their counsel in connection with the transactions contemplated by this Agreement as well as other past matters, (b) Company Legal Counsel have not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and no Person other than the Acquired Companies and Sellers (and their respective controlling Affiliates) has the status of a Company Legal Counsel client for conflict of interest or any other purpose as a result thereof, and (c) following the Closing, Company Legal Counsel may serve as counsel to Sellers and their respective Affiliates in connection with any matters related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Company Legal Counsel prior to the Closing Date of any Acquired Company. Buyer and the Acquired Companies (on behalf of themselves and their Subsidiaries) hereby (i) irrevocably waive any claim they have or may have that Company Legal Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation (provided that Company Legal Counsel shall not, without Buyer’s consent, undertake any such representation if it then represents Buyer or any of its Affiliates in a substantially related matter) and (ii) agree that, in the event that a dispute arises after the Closing between Buyer or any Acquired Company and Sellers or any of their respective Affiliates, Company Legal Counsel may represent Sellers or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any Acquired Company and even though Company Legal Counsel may have represented an Acquired Company or other Persons in a matter substantially related to such dispute and may be handling other ongoing matters for a Buyer Related Party, the Acquired Companies, or any of their respective Subsidiaries. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Company Legal Counsel, and Buyer’s consent with respect to this waiver is fully informed. Buyer and the Acquired Companies (on behalf of themselves and their Subsidiaries) also further agree that, as to all communications among and between Company Legal Counsel, on the one hand, and the Acquired Companies, and Sellers or Sellers’ Affiliates and Representatives, on the other hand, that were subject to the attorney-client privilege as of immediately prior to the Closing and that relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (the “Deal Communications”), the attorney-client privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and will not pass to or be claimed by Buyer or any Acquired Company. In addition, if the Closing occurs, all of the client files and records in the possession of Company Legal Counsel related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will continue to be property of (and be controlled by) Sellers and no Acquired Company will retain any copies of such records or have any access to them; provided, however, that the foregoing shall not apply to (i) any communication or file relating to the ordinary course operations of the business of any Acquired Company, (ii) any communication with any Person other than Sellers, the Acquired Companies and their respective Representatives, or (iii) any communication or file relating to any fact, matter or circumstance that is the subject of any representation or warranty set forth in Article IV or Article V but only to the extent not addressing the accuracy of a representation or warranty or the Disclosure Schedules (in each case, other than to the extent relating to the negotiation of this Agreement), and nothing in this Section 12.14 shall limit Buyer’s or any Acquired Company’s right to assert the attorney-client privilege against any third party. Without limiting the foregoing, Buyer and the Acquired Companies, on behalf of themselves, their Affiliates, Subsidiaries and their respective current and future members, partners, equityholders, Representatives and each of the successors and assigns of the foregoing (the “Waiving Parties”), hereby acknowledge and agree that all (x) emails and other communications from or among any Seller Related Party, any Acquired Company, or any Affiliates, directors, managers, officers, employees, agents, advisors, attorneys, accountants, consultants or other Representatives of any Seller Related Party or any Acquired Company concerning, related to or in respect of the sale process, this Agreement or any agreement entered into in connection herewith or related hereto (including all prior drafts), the assets, liabilities, operations, prospects and condition of any Acquired Company and their businesses as related to the foregoing, and any other matter relating to any of the foregoing (whether or not such email or other communication is entitled to any attorney-client or other privilege) and (y) documents or materials created by or on behalf of any Seller Related Party or any Acquired Company in connection with, in preparation for, related to or arising out of the sale process, any prior sale processes, this Agreement or any agreement entered into in connection herewith or related hereto (including all prior drafts) and the subject matter hereof and thereof, or any dispute or proceeding arising out of or relating to, the sale process, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, will be exclusively owned and controlled by Sellers and will not pass to or be claimed by Buyer, the Acquired Companies or any Subsidiaries thereof and from and after the Closing none of Buyer, the Acquired Companies or any Subsidiaries thereof or any other Person purporting to act on behalf thereof or any of the Waiving Parties will seek to access, obtain, use, rely on or otherwise disclose the same, including, without limiting the foregoing, by or through any legal or other process, without in each case first obtaining Ohio Seller’s consent, which may be granted or withheld in its sole discretion. In furtherance of the foregoing, Buyer acknowledges that it would be impractical to remove all such emails and communications from the records (including emails and other electronic files) of any Acquired Company and that any possession of Buyer of any of the foregoing will not affect or alter the ownership of such emails and communications. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any Acquired Company and a third party other than a party to this Agreement (or an Affiliate thereof) after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Company Legal Counsel to such third party; provided, however, that no Acquired Company may waive such privilege without the prior written consent of Ohio Seller.

12.15       No Additional Representations; Disclaimer; Non-Recourse.

(a)            Buyer represents, warrants, acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that Buyer and its Affiliates have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Blocker and the Acquired Companies, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer and its Affiliates have relied solely on the representations and warranties of Sellers expressly and specifically set forth in Article III, of Blocker expressly and specifically set forth in Article IV, and of the Company expressly and specifically set forth in Article V, respectively, as qualified by the Disclosure Schedules. The representations and warranties of Sellers expressly and specifically set forth in Article III, of Blocker expressly and specifically set forth in Article IV, and of the Company expressly and specifically set forth in Article V, respectively, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements of any kind of any of the Sellers, the Company and/or any other Seller Related Party to Buyer in connection with the transactions contemplated hereby, and Buyer, on its own behalf and on behalf of its Affiliates, understands, acknowledges and agrees that all other express or implied representations, warranties, and statements (including any statement by omission) of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of Blocker and the Acquired Companies, or the quality, quantity or condition of Blocker and the Acquired Companies’ assets or the accuracy and completeness of information provided to the Buyer Related Parties) are specifically disclaimed by the Company, Blocker, and Sellers (and neither the Company, any Seller Related Party nor any other Person makes, or has made, any such representation, warranty, or statement (including any statement by omission) of any kind), and Buyer and its Affiliates are not and have not relied on any such other representation and warranty, including any information relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of Blocker and the Acquired Companies, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, or future results of operations, or any other information, document or material provided to or made available to the Buyer Related Parties or Buyer’s lenders or other financing sources or their respective Affiliates or Representatives, in each case, whether in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of Blocker or any Acquired Company or Sellers or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof. All representations and warranties set forth in this Agreement are contractual in nature only and are subject to the sole and exclusive remedies set forth herein (including Section 1.06(c), Article X and the RWI Policy). Nothing in this Section 12.15 shall limit any claim for Fraud or any claim under any Transaction Document against the parties thereto. NEITHER ANY SELLER, BLOCKER, NOR THE COMPANY MAKES OR PROVIDES, AND BUYER, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, HEREBY IRREVOCABLY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF BLOCKER AND THE ACQUIRED COMPANIES’ ASSETS OR ANY PART THEREOF. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN Article III, OF BLOCKER EXPRESSLY AND SPECIFICALLY SET FORTH IN Article IV, AND OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN Article V, RESPECTIVELY, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, (X) BUYER IS ACQUIRING BLOCKER AND THE ACQUIRED COMPANIES ON AN “AS IS, WHERE IS” BASIS AND (Y) NEITHER ANY SELLER, BLOCKER, OR THE COMPANY NOR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, PARTNER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING AND ANY OTHER SELLER RELATED PARTY, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING OR HAS MADE, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS (INCLUDING ANY STATEMENT BY OMISSION) OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING BLOCKER, THE ACQUIRED COMPANIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF ITS REPRESENTATIVES.

(b)           Except in the case of Fraud (which may be asserted against the Person committing such Fraud) and except for claims against a party to any other Transaction Document under such Transaction Document, this Agreement may only be enforced against, and any claim or suit or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or any other agreement or contract entered into in connection herewith (including any representation or warranty made in or in connection with this Agreement or any such other agreement or contract or as an inducement to enter into this Agreement or any such other agreement or contract), whether in contract or in tort, in Law or in equity or otherwise, may only be brought against the express named parties to this Agreement or such other agreement or contract, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement (in all cases, as limited by the provisions of Section 10.01) or any such other agreement or contract (in all cases, as limited by the provisions set forth therein). No Person who is not an express named party to this Agreement or any such other agreement or contract, as applicable, including any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of the Company, Blocker, Sellers or any of their respective Affiliates (the “Non-Recourse Parties”), will have or be subject to any liability or indemnification obligation (whether in contract or in tort, in Law or in equity, based upon any theory that seeks to impose liability of an entity party against its owners or affiliates, or otherwise) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) (i) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of Blocker and any Acquired Company or any Seller or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof in expectation of, or in connection with, the transactions contemplated by this Agreement, (ii) any claim based on, in respect of, or by reason of, the sale and purchase of Blocker and the Acquired Companies, including any alleged non-disclosure or misrepresentations made by any such Persons, or (iii) for any obligations or liabilities otherwise arising under, in connection with or related to this Agreement or any other agreement or contract entered into in connection herewith (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or any such other agreement or contract (as the case may be) or the negotiation or execution hereof or thereof, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise; and each party hereto irrevocably waives and releases all such liabilities and obligations against any such Persons. For the avoidance of doubt, this Section 12.15(b) shall apply mutatis mutandis to the past, present and future directors, officers, employees, stockholders, Affiliates, agents, attorneys and Representatives of Buyer, who shall also constitute Non-Recourse Parties hereunder; provided that no Person that is or becomes obligated for the payment of any Deferred Payment shall constitute a Non-Recourse Party.

(c)            In connection with the investigation by Buyer and the other Buyer Related Parties of Blocker and the Acquired Companies, Buyer and the other Buyer Related Parties have received or may receive from Blocker and the Acquired Companies certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and the other Buyer Related Parties are familiar with such uncertainties, that Buyer, on its own behalf and on behalf of the other Buyer Related Parties, is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer and the other Buyer Related Parties will have no claim against anyone with respect thereto. Accordingly, Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges that neither the Company, Blocker, or any Seller, nor any member, officer, director, manager, employee or agent of any of the foregoing, whether in an individual, corporate, or any other capacity, makes any representation, warranty, or other statement (including any statement by omission) with respect to, and Buyer and the other Buyer Related Parties are not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer, on its own behalf and on behalf of the other Buyer Related Parties, agrees that it has not relied thereon.

12.16       Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control; provided that, notwithstanding the foregoing, in the event of any inconsistency or conflict between this Agreement and the Registration Rights Agreement with respect to the registration, resale or transfer of Seller Shares, the provision more favorable to the holders of Seller Shares will govern and control, and nothing in this Section 12.16 shall limit any right of any holder of Seller Shares under the Registration Rights Agreement.

12.17       Specific Performance; Other Remedies.

(a)            The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, in the event of any breach or threatened breach by any party of its covenants or obligations set forth in this Agreement, each other party will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement (including the obligations of Sellers, Blocker and the Company to consummate the Restructuring Transactions and the Closing, and the obligation of Buyer to consummate the Closing, in each case when required hereunder) to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other parties under this Agreement, in addition to any other remedy to which such party is entitled at Law or in equity, including the right to terminate this Agreement pursuant to Article IX and to seek money damages. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and hereby irrevocably waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by the period of time during which such action is pending, plus 20 Business Days, or such other time period established by the court presiding over such action. Notwithstanding the foregoing, nothing in this Section 12.17 shall entitle any Seller, Blocker, the Company or any other Seller Related Party to seek or obtain specific performance, injunctive relief or any other equitable remedy against any Debt Financing Source, or to cause Buyer or any of its Affiliates to enforce any commitment letter or definitive agreement relating to the Debt Financing, which matters shall be governed exclusively by Section 12.22.

(b)           Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable under or in connection with this Agreement for any punitive or exemplary damages, or for any consequential, special or indirect damages that were not reasonably foreseeable, except in each case to the extent actually awarded to and paid to a third party; provided that, in the event of a Willful Breach, the damages recoverable by the non-breaching party may include the benefit of the bargain lost by such party as provided in Section 9.02. Nothing in this Section 12.17(b) shall limit any party’s liability for Fraud by such party.

12.18       Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever irrevocably waives any such defense, except to the extent such defense relates to lack of authenticity.

12.19       Buyer Deliveries. Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement only if such document or item was posted to, and continuously accessible by Buyer and its Representatives in, the virtual data room titled “Atlas” maintained by or on behalf of Sellers at datasite.com in connection with the transactions contemplated hereby (the “Data Room”) no later than 5:00 p.m. (Eastern Time) on the date that is two Business Days prior to the date hereof.

12.20       Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

12.21       Ohio Seller as Sellers’ Representative. Each Seller hereby irrevocably appoints Ohio Seller as its agent and attorney-in-fact to act for and on behalf of such Seller with respect to all matters under Section 1.02, Section 1.06 and Article X and any other provision of this Agreement that provides for any action by, or any notice to or from, Ohio Seller on behalf of Sellers, including the delivery and review of the Closing Statement, the delivery of any Objections Statement, the receipt of the Deferred Payments, the resolution of any dispute with Buyer and the giving and receiving of notices, consents and waivers. Buyer will be entitled to rely conclusively, without inquiry, on any action taken or omitted to be taken by Ohio Seller in such capacity as the action or omission of each Seller, and no Seller shall have any claim against Buyer or any of its Affiliates arising out of or relating to any such reliance. The appointment of Ohio Seller pursuant to this Section 12.21 is coupled with an interest and will survive the dissolution, liquidation, bankruptcy, death or incapacity of any Seller, and Ohio Seller will have no liability to any Seller for any action taken or omitted to be taken by it in such capacity, except in the case of its own Fraud or willful misconduct.

12.22       Debt Financing Sources.

(a)            Notwithstanding anything to the contrary contained in this Agreement, each of Sellers, Blocker and the Company, on behalf of itself, its Affiliates and the other Seller Related Parties, hereby (i) agrees that none of the Debt Financing Sources will have any liability or obligation (whether in contract or in tort, in Law or in equity, or otherwise) to any Seller, Blocker, the Company or any other Seller Related Party relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, or the performance of any services in connection therewith, (ii) irrevocably waives and releases, and agrees not to assert, any rights, claims or causes of action against any Debt Financing Source in connection with any of the foregoing, (iii) agrees not to commence (and, if commenced, to promptly dismiss or cause to be dismissed) any Proceeding against any Debt Financing Source in connection with any of the foregoing and (iv) agrees that in no event shall any Debt Financing Source be liable for any special, consequential, punitive, exemplary or indirect damages, or damages of a tortious nature, in connection with any of the foregoing. Without limiting the foregoing, in no event shall any Seller, Blocker, the Company or any other Seller Related Party be entitled to seek or obtain, whether directly or indirectly (including by seeking to cause Buyer or any of its Affiliates to enforce any commitment letter or definitive agreement relating to the Debt Financing), specific performance, an injunction or any other equitable remedy against any Debt Financing Source, including to cause any Debt Financing Source to fund all or any portion of the Debt Financing, and no Debt Financing Source shall have any liability to any Seller, Blocker, the Company or any other Seller Related Party for any failure to fund all or any portion of the Debt Financing for any reason. Notwithstanding the foregoing, nothing in this Section 12.22 shall limit or modify (x) the rights and obligations of Buyer or any of its Affiliates (including, from and after the Closing, Blocker and the Acquired Companies) under, or the rights of any Debt Financing Source against any such Person pursuant to, any commitment letter or definitive agreement relating to the Debt Financing, or (y) the obligations of Buyer under this Agreement, including Buyer’s obligation to consummate the Closing and to pay the Purchase Price when required hereunder, which obligations are not conditioned upon the receipt of any Debt Financing as provided in Section 6.08.

(b)            Each of the parties hereto, on behalf of itself, its Affiliates and, in the case of Sellers, the other Seller Related Parties, hereby irrevocably and unconditionally (i) agrees that any Proceeding, whether at Law or in equity, whether in contract or in tort or otherwise, against or involving any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, or the performance of any services in connection therewith, shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the County of New York, Borough of Manhattan, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, any appellate court thereof), and submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any such Proceeding in any other court, (iii) waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (v) agrees that service of process in any such Proceeding shall be effective if made in the manner provided in Section 12.11.

(c)            Notwithstanding Section 12.10, any Proceeding of the type described in Section 12.22(b) shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule of any jurisdiction that would cause the application of the Laws of any other jurisdiction (except as otherwise expressly provided in any commitment letter or definitive agreement relating to the Debt Financing); provided that (i) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any representation or warranty made by any Seller, Blocker or the Company in this Agreement and whether as a result of any inaccuracy thereof Buyer (or its applicable Affiliate) has the right to terminate its obligations under this Agreement or to decline to consummate the Closing, (iii) the determination of whether the transactions contemplated hereby have been consummated or will be consummated substantially concurrently with the initial borrowing under the facilities contemplated by the Debt Financing, in each case, in all material respects in accordance with the terms of this Agreement and (iv) anything else to the extent involving the parties to this Agreement’s performance of their obligations with respect hereto (except with respect to the Debt Financing Provisions) shall, in each case, be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware as provided in Section 12.10.

(d)           EACH OF THE PARTIES HERETO, ON BEHALF OF ITSELF, ITS AFFILIATES AND, IN THE CASE OF SELLERS, THE OTHER SELLER RELATED PARTIES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(e)            The Debt Financing Sources are express and intended third-party beneficiaries of, and shall be entitled to rely upon and enforce, clause (a)(ii) of Section 12.04, Section 12.07 (solely as it relates to the Debt Financing Provisions), Section 12.10 (solely as it relates to Section 12.22(c)), Section 12.11 (solely as it relates to Section 12.22(b)), Section 12.12 (solely as it relates to the Debt Financing Sources), Section 12.13 (solely as it relates to the Debt Financing Sources), Section 12.15(b) (solely as it relates to the Debt Financing Sources), Section 12.17(a) (solely as it relates to the Debt Financing Sources) and this Section 12.22 (collectively, together with any defined terms used therein, the “Debt Financing Provisions”). Notwithstanding anything to the contrary in this Agreement (including Section 12.07), none of the Debt Financing Provisions (or any other provision of this Agreement to the extent an amendment, waiver or other modification of such provision would modify the substance of any Debt Financing Provision) may be amended, waived or otherwise modified in any manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the commitment letters or definitive agreements relating to the Debt Financing (or the administrative agent or other representative acting on their behalf).

*** Signature page follows ***

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

SELLERS:

Ohio TopCo LP

By: Ohio TopCo GP LLC
Its: General Partner

By:	/s/ Shyam Ravindran
Name: Shyam Ravindran
Title: President

ARCLINE CAPITAL PARTNERS A LP

By: Arcline Capital Partners GP LP
Its: General Partner

By: Arcline Capital Partners UGP LLC
Its: General Partner

By:	/s/ Shyam Ravindran
Name: Shyam Ravindran
Title: President

Signature page to Securities Purchase Agreement

COMPANY:

OHIO INTERMEDIATE LLC

By:	/s/ Shyam Ravindran
Name: Shyam Ravindran
Title: President

BLOCKER:

ARCLINE OHIO BLOCKER LLC

By:	/s/ Shyam Ravindran
Name: Shyam Ravindran
Title: President

Signature page to Securities Purchase Agreement

BUYER:

MAXCYTE, INC.

By:	/s/ Maher Masoud
Name: Maher Masoud
Title: President and CEO

[Signature Page to Securities Purchase Agreement]

Exhibit A

Form of Restrictive Covenant Agreement

[See Attached.]

Final Form

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is being executed and delivered as of November 9, 2026, by and between MaxCyte, Inc., a Delaware corporation (“Buyer”), and [●], an individual residing in [●] (“Restricted Party”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Ohio TopCo LP, a Delaware limited partnership (“Ohio Seller”), Arcline Capital Partners A LP, a Cayman Islands limited partnership (“Blocker Seller”), Ohio Intermediate LLC, a Delaware limited liability company (the “Company”), and Arcline Ohio Blocker LLC, a Delaware limited liability company (“Blocker”), are entering into a Securities Purchase Agreement, dated as of the date hereof (as may be amended from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which, among other things, Buyer will acquire, directly and indirectly, all of the outstanding equity interests of Akron BioProducts LLC (the “Transaction”);

WHEREAS, Restricted Party is an indirect equityholder of Akron BioProducts LLC and, in that capacity, will receive a significant economic benefit from the Transaction and the other transactions contemplated by the Purchase Agreement;

WHEREAS, Restricted Party [was previously][has been] actively involved in the conduct of the Business and has obtained extensive and valuable knowledge, technical expertise and confidential information concerning the Business;

WHEREAS, Restricted Party is entering into this Agreement to (a) induce Buyer to enter into the Purchase Agreement and consummate the Transaction and the other transactions contemplated by the Purchase Agreement and (b) protect for Buyer the goodwill and Confidential Information (as defined below) associated with the Business; and

WHEREAS, the execution and delivery of this Agreement by Restricted Party is a condition and inducement to Buyer’s willingness to enter into the Purchase Agreement, and the restrictive covenants set forth herein will become effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Buyer and Restricted Party agree as follows:

1.             Definitions. Set forth below are the definitions of certain capitalized terms used in this Agreement.

(a)            “Acquired Companies” means, collectively, Ohio Intermediate LLC, a Delaware limited liability company, and each of its Subsidiaries, and “Acquired Company” means any one of them.

(b)           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)            “Akron BioProducts” means Akron BioProducts LLC, a Delaware limited liability company.

(d)           “Business” means the business of Akron BioProducts as conducted immediately prior to the Closing.

(e)            “Buyer Entity” means Buyer or any Subsidiary of Buyer (including, following the Closing Date, the Acquired Companies), and “Buyer Entities” means all the foregoing.

(f)            “Closing” means the closing of the Transaction pursuant to the Purchase Agreement, and “Closing Date” means the date on which the Closing occurs.

(g)           “Competing Business” means the research, discovery, development, manufacture, commercialization or other exploitation of any products or services competitive with any product or service sold, offered for sale, provided or under development in the Business, in each case as of the Closing Date.

(h)            “Competitive Activity” means (i) whether or not for compensation, acting as a director or an officer of, being employed by, or assisting or providing services with respect to a Competing Business or any Person engaged in a Competing Business, anywhere in the Restricted Territory; or (ii) performing work that requires the use of Confidential Information for or disclosure of Confidential Information to a Person engaged in a Competing Business anywhere in the Restricted Territory.

(i)            “Confidential Information” means all information of a confidential or proprietary nature of [Akron BioProducts][any Buyer Entity] which is or becomes known to Restricted Party as a direct or indirect consequence of or through his, her or its employment by, consultation for, indirect investment in, or indirect ownership of [Akron BioProducts][any Buyer Entity], including financial information, reports, forecasts, inventions, improvements and other Intellectual Property, technical data, formulations and other processes, designs, drawings and specifications, software, market information or commercialized plans, vendor, supplier or customer lists, business plans and prospects and opportunities, research and development plans or activities, new or prospective lines of business (including analysis and market research relating to potential expansion of the business), books and records, potential business combinations, services, procedures, pricing information and any other proprietary information relating to [Akron BioProducts][any Buyer Entity], in each case as they may exist from time to time. Notwithstanding the foregoing, the term “Confidential Information” shall not include (A) the terms of Restricted Party’s own employment, compensation and indemnification arrangements, including any restrictive covenants to which Restricted Party is bound, and (B) any information or portions of information that are or become (i) generally available to the public (other than as a result of an impermissible disclosure by Restricted Party, including a disclosure in violation of this Agreement or any other agreement between Restricted Party and [Akron BioProducts][any Buyer Entity], or by a Person who received such information from Restricted Party in violation of any such agreement), (ii) available to Restricted Party on a non-confidential basis (and without a breach by any third party known by Restricted Party to be subject to any obligation of confidentiality with respect to such information or portions of information to [Akron BioProducts][any Buyer Entity]) or (iii) independently developed by Restricted Party without the use of any Confidential Information.

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(j)            “Intellectual Property” means all intellectual property and proprietary rights of any kind anywhere in the world, including patents and patent applications; trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated therewith; copyrights and works of authorship (including software); proprietary databases and data; industrial designs; inventions, trade secrets, know-how, processes, technical data and other proprietary or confidential information; and all registrations and applications for any of the foregoing.

(k)            “Law” means any U.S. federal, state or local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, judgment, injunction, decree or other requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any governmental, regulatory or judicial authority.

(l)            “Person” means any individual, corporation, partnership, limited liability company, trust, association or other entity.

(m)           “Protected Company” means each of Akron BioProducts and its Subsidiaries as of the Closing and, solely with respect to the Business acquired in the Transaction, Buyer, any of its Subsidiaries or any permitted successor or assign under Section 6(e) to which all or any portion of that Business is transferred. References to a Protected Company do not expand the scope of the Business or cover an unrelated business subsequently acquired or conducted by Buyer or its Affiliates.

(n)           “Restricted Period” means the period beginning on the Closing Date and ending on the second anniversary thereof.

(o)           “Restricted Territory” means the United States.

(p)           “Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of the economic interests, is owned or controlled, directly or indirectly, by such first Person.

2.             Effective Date. This Agreement shall become effective as of the Closing Date (other than this Section 2 and Section 6, which shall be effective upon the execution and delivery of this Agreement by each party hereto). This Agreement shall be null and void ab initio and of no force and effect if the Purchase Agreement is terminated prior to the Closing.

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3.             Covenants of Restricted Party.

(a)            Non-Competition.

(i)            Restricted Party hereby agrees that during the Restricted Period, Restricted Party will not, directly or indirectly, and shall cause his, her or its Affiliates not to, (A) engage in a Competitive Activity or (B) finance, own or have the right to acquire an interest in, whether as a stockholder, member, partner or otherwise, or manage, operate, control or otherwise participate in, any Person engaged in a Competing Business in the Restricted Territory.

(ii)           Anything to the contrary contained in this Agreement notwithstanding, nothing in this Agreement shall prevent Restricted Party from (A) holding any interests in securities held by way of investment in: (1) any entity that is publicly traded on any internationally recognized stock exchange and is engaged in any Competing Business in the Restricted Territory, provided such investment represents (in the aggregate together with the holdings of his, her or its Affiliates) less than five percent in number of all outstanding securities of any class of such entity; or (2) any private equity, private credit, venture capital or similar investment fund or vehicle which holds an interest in any privately held entity that is engaged in any Competing Business in the Restricted Territory, provided such Restricted Party’s investment is passive and carries the right to (in the aggregate together with the holdings of his, her or its Affiliates) less than five percent of all voting rights of such privately held entity, including any private equity, private credit, venture capital or similar investment fund or vehicle, and in the case of each of (1) and (2), provided that neither Restricted Party nor any of his, her or its Affiliates holds, directly or indirectly, any management function in, or has the ability to control or direct the policies or affairs, whether as a director, executive officer, employee, consultant, equityholder or otherwise, of such entity or such fund (as the case may be); or (B) engaging or continuing to engage in the outside activities set forth on Schedule A hereto (the “Permitted Outside Activities”); provided, that if any entity set forth on Schedule A does not engage in any Competing Business in the Restricted Territory on the date hereof but subsequently commences engaging in a Competing Business in the Restricted Territory, Restricted Party’s activities in connection with such entity shall cease to be Permitted Outside Activities as of the date on which such entity commences engaging in a Competing Business in the Restricted Territory. Restricted Party shall be permitted to provide services to a unit, division, subsidiary or affiliate of an entity engaging in a Competing Business (and such services shall not be deemed a Competitive Activity) so long as Restricted Party does not (x) provide services directly or indirectly to the entity’s unit, division, subsidiary or affiliate which engages in a Competing Business or (y) otherwise engage in a Competitive Activity.

(b)           Non-Solicitation. During the Restricted Period, Restricted Party will not, directly or indirectly through another Person:

(i)            recruit, solicit, entice or induce, or attempt to recruit, solicit, entice or induce, any employee or officer of any Protected Company or any representative, agent or consultant to any Protected Company (each of the foregoing, a “Restricted Person”), to leave the employ of, or terminate such Restricted Person’s affiliation with, any Protected Company or in any way knowingly interfere with the relationship between any Protected Company and any such Restricted Person, or knowingly assist another Person in identifying any Restricted Person for hiring; provided, that this clause shall not restrict Restricted Party from making general advertising or solicitation not specifically targeted at any Restricted Person, from providing a reference to a third-party employer, upon request, or soliciting professional service firms or similar consultants or agents of any Protected Company that provide services on a nonexclusive basis;

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(ii)           hire or engage any Person who is or was an employee of any Protected Company and who is known to Restricted Party as a direct or indirect consequence of or through Restricted Party’s employment by, consultation for, indirect investment in or indirect ownership of any Protected Company, in each case prior to the expiration of a period of six months after such Person ceased to provide services to any Protected Company (provided, that such six-month period shall not apply with respect to any Person whose employment with any Protected Company was terminated by a Protected Company without cause); provided, that this clause shall not prohibit Restricted Party from hiring or engaging any such Person who responds to any general advertisement or solicitation permitted under Section 3(b)(i); or

(iii)           induce or attempt to induce any customer, supplier, vendor, licensee or licensor of, or other Person with a business relationship with any Protected Company to cease doing business with any Protected Company, reduce its business with any Protected Company or in any way knowingly interfere with the relationship between any such Person and any Protected Company (including making any derogatory or disparaging statements or communications regarding any Protected Company or any product or service of the Business in violation of Section 3(c)).

(c)            Non-Disparagement. During the Restricted Period, Restricted Party will not make or publish in verbal, written or any other form, any disparaging remarks or derogatory comments to any third party, nor will Restricted Party knowingly encourage or assist any third party to make such disparaging remarks or derogatory comments, regarding or concerning the Business or any research, development or other exploitation of any product or services of or by the Protected Companies. Buyer shall instruct its leadership team to not, during the Restricted Period, make or publish in verbal, written or any other form, any disparaging remarks or derogatory comments to any third party regarding or concerning Restricted Party. During the Restricted Period, Buyer shall not, and shall cause its Subsidiaries not to, in any official statement, press release or public announcement, derogate or disparage Restricted Party. Notwithstanding the foregoing, nothing in this Section 3(c) shall preclude Restricted Party, Buyer or any of its Subsidiaries from (i) providing truthful statements under oath or in response to, or in connection with, any governmental or judicial inquiry or proceeding or from engaging in activities permitted under Section 7 of the National Labor Relations Act or in connection with legal process involving Restricted Party and Buyer (or any of their respective Affiliates) or the exercise of any remedy available under or relating to the Purchase Agreement or (ii) rebutting false or misleading statements made by any other Person (including, with respect to Restricted Party, by Buyer, its Affiliates and/or any of their respective current or former officers, directors or significant shareholders). Nothing in this Section 3(c) shall prohibit any disclosure or activity protected under Section 3(d)(iii).

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(d)            Confidentiality.

(i)            Restricted Party hereby covenants and agrees that, except as provided in this Section 3(d), Restricted Party will not use or disclose to any Person any Confidential Information.

(ii)           If Restricted Party is requested or required by Law to disclose Confidential Information, to the extent permitted by Law, Restricted Party will provide Buyer with prompt notice of any such request or requirement so that Buyer may seek an appropriate protective order or grant a waiver of Restricted Party’s compliance with the provisions of this Section 3(d). Restricted Party will not oppose any reasonable action by, and will reasonably cooperate with, Buyer (at Buyer’s expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, as determined by Buyer in its reasonable discretion. If, failing the entry of a protective order or the receipt of a waiver hereunder, Restricted Party is compelled by Law to disclose a portion of the Confidential Information, Restricted Party may disclose without liability hereunder only that portion of the Confidential Information and only to the extent to which Restricted Party is legally required to disclose, as determined in the reasonable discretion of Restricted Party’s legal counsel, and each of the parties hereto agrees to exercise such party’s reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information. Restricted Party may also disclose Confidential Information if reasonably appropriate pursuant to any legal process between Restricted Party and Buyer or its Subsidiaries, in which Restricted Party is required or summoned to participate. Buyer shall reimburse Restricted Party for all reasonable and documented attorneys’ fees incurred by Restricted Party in connection with complying with this Section 3(d)(ii). The notice and cooperation requirements of this Section 3(d)(ii) do not apply to any disclosure or activity protected under Section 3(d)(iii).

(iii)          Nothing in this Agreement shall prohibit disclosures that are protected by applicable Law or prevent Restricted Party from, in good faith, reporting a suspected violation of Law to Restricted Party’s attorney or a relevant government agency. Restricted Party shall not need the prior authorization of Buyer to make such reports or protected disclosures and shall not be required to notify Buyer that Restricted Party has made such reports or protected disclosures. Restricted Party will not be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document filed in any lawsuit or other proceeding, if such filing is made under seal. If Restricted Party files a lawsuit for retaliation by Buyer for reporting a suspected violation of Law, Restricted Party may disclose trade secrets to Restricted Party’s attorney and use the trade secret in such lawsuit (x) if Restricted Party files any such document containing a trade secret under seal; and (y) Restricted Party does not disclose the trade secret except pursuant to court order. Restricted Party may also disclose any Confidential Information to any legal, tax or financial advisor of Restricted Party on a confidential basis and subject to the terms of this Agreement and to the extent necessary for the purpose of advising Restricted Party in connection with this Agreement. Restricted Party shall be responsible for any use or disclosure of Confidential Information by any such advisor that would violate the restrictions of this Section 3(d).

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(iv)          The parties hereby agree that the terms of this Agreement are not confidential, and Buyer or Restricted Party may disclose the provisions of this Agreement without any liability under this Agreement to any Person, including a Person that is engaged or about to engage in a business relationship with Restricted Party.

(e)            Obligation to Notify New Employer. Prior to accepting employment or engagement with any other Person during the Restricted Period, Restricted Party hereby agrees to inform such Person about the existence of this Agreement (and may provide such Person a copy of this Agreement, consistent with Section 3(d)(iv)).

4.             Validity. The parties recognize that the Laws and public policies of the various states of the U.S. and the other jurisdictions throughout the rest of the world may differ as to the validity and enforceability of covenants similar to those set forth in Section 3. It is the intention of the parties that the provisions of Section 3 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of Section 3 shall not render unenforceable, or impair, the remainder of the provisions of Section 3 or any other provision in this Agreement. The parties hereby agree that the covenants in Section 3 are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and are necessary to protect the interest of Buyer in the Business, including the goodwill and Confidential Information of the Acquired Companies relating to the Business and the Intellectual Property of the Acquired Companies relating to the Business. Further, Restricted Party acknowledges that, without the restrictions contained in Section 3, the benefits of the transactions contemplated by the Purchase Agreement could be circumvented, and that Buyer would not have entered into the Purchase Agreement without the restrictions contained therein. The limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (i) the Buyer Entities are engaged in a highly competitive industry; (ii) Restricted Party has unique access to the Confidential Information, intellectual property, trade secrets and know-how of the Business, including the plans and strategy (and, in particular, the competitive strategy) of Akron BioProducts; (iii) Restricted Party shall receive a direct and substantial benefit as an indirect equityholder of Akron BioProducts in consideration for Restricted Party’s agreement to enter into this Agreement, which represents full and equitable compensation for the restrictions to which Restricted Party is voluntarily agreeing in the context of this Agreement and the sale of Akron BioProducts as provided for in the Purchase Agreement; and (iv) Restricted Party believes that this Agreement provides no more protection than is reasonably necessary to protect Buyer’s legitimate interest in the goodwill and Confidential Information of Akron BioProducts and the Intellectual Property of Akron BioProducts. If any provision of Section 3 shall be determined to be invalid or unenforceable under any circumstances in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable Laws so as to be valid and enforceable to the fullest possible extent, and (b) such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision under the particular circumstances and in the particular jurisdiction in which such determination is made and not with respect to any other provision, circumstance or jurisdiction.

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5.             Warranty and Freedom to Contract. Each party represents and warrants that it has full power and capacity to execute and deliver, and to perform all of its obligations under, this Agreement and neither the execution and delivery of this Agreement nor the performance of this Agreement will (with or without notice or the lapse of time or both) result directly or indirectly in a violation or breach of any agreement or obligation by which such party is or may be bound.

6.             Miscellaneous.

(a)            Amendment and Waiver. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of Restricted Party and Buyer. No party shall be deemed to have waived any claim arising out of this Agreement, or any right, power, privilege or remedy under this Agreement, unless the waiver of such claim, right, power, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall apply only to the specific instance to which such waiver relates. The rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           Notices. All notices and other communications hereunder shall be in writing and will be deemed given if delivered personally or delivered by electronic mail or globally recognized express delivery service to the parties hereto at the addresses set forth below or to such other address as the party to whom notice is to be given may designate to the other party in writing in accordance herewith. Any such notice or other communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, on the date of sending if no automated notice of delivery failure is received by the sender, and (c) in the case of a globally recognized express delivery service, on the date on which receipt by the addressee is confirmed pursuant to the service’s systems:

(i)            If to Buyer:

MaxCyte, Inc.
9713 Key West Avenue, Suite 400
Rockville, MD 20850
Attention: Maher Masoud; Camille Ciesliga
Email: maherm@maxcyte.com; camillec@maxcyte.com

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with copies (which shall not constitute notice) to:

Sidley Austin LLP
2850 Quarry Lake Drive, Suite 280
Baltimore, MD 21209
Attention: Asher Rubin; John Butler
Email: arubin@sidley.com; john.butler@sidley.com

(ii)           If to Restricted Party, to the address or email set forth under such Restricted Party’s signature on the signature page hereto.

(c)           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto pertaining to the subject matter hereof.

(d)           Independence of Obligations. The covenants and obligations of Restricted Party set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Restricted Party, on the one hand, and Buyer, on the other hand.

(e)            Successors and Assigns; Assignment.

(i)            Restricted Party may not assign any of his, her or its rights or delegate any of his, her or its obligations under this Agreement. Buyer may, at any time, assign any of its rights or delegate any of its obligations under this Agreement; provided, that, to avoid doubt, the parties hereby agree that such assignment shall not expand the scope of any provision of this Agreement or relieve Buyer of its obligations hereunder.

(ii)            This Agreement shall inure to the benefit of, and be binding on, the parties and, in respect of Buyer, its successors and assigns (if any). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement.

(f)            Counterparts. This Agreement may be executed in any number of counterparts (including electronically), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

(g)           Specific Performance. Each party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by either party, the other party shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with obligations of the party breaching or threatening to breach under this Agreement, in any court of the United States or any state having competent jurisdiction. The parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement on the basis that the other party has an adequate remedy at law.

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(h)           Tolling. In the event of any violation of any provision of this Agreement, Restricted Party acknowledges and agrees that the restrictions contained in this Agreement so violated shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the Restricted Period with respect to such provision(s) shall be tolled during any period of such violation.

(i)             Construction. For purposes of this Agreement, the parties hereto agree that, unless a clear contrary intention appears: (i) the singular number shall include the plural, and vice versa; (ii) reference to any gender includes each other gender; (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any legal requirement means such legal requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any legal requirement means that provision of such legal requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (v) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (vi) all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement, except as otherwise indicated; (vii) the headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof.

(j)             Opportunity to Review with Counsel. Each party has been represented by counsel or has had the opportunity to retain counsel during the negotiation and execution of this Agreement and waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(k)            Governing Law and Jurisdiction; Waiver of Jury Trial.

(i)            This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without giving effect to conflicts of law or choice of law provisions thereof.

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(ii)           Unless otherwise explicitly provided in this Agreement (including in Section 6(g)), any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party (A) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such proceeding, (B) agrees that each such court shall be deemed to be a convenient forum and (C) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(iii)          EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(k)(iii).

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:

MAXCYTE, INC.

By:
Name:	Maher Masoud
Title:	President and CEO

[Signature Page to Restrictive Covenant Agreement]

RESTRICTED PARTY:

[●]

Address for Notice:

Email for Notice:

[Signature Page to Restrictive Covenant Agreement]

Schedule A

Permitted Outside Activities

1.	[●].

EXHIBIT B

Purchase Price Allocation Methodology

The Purchase Price and any other adjustments to the Purchase Price shall be allocated as follows: 24.05% to the Blocker Securities and 75.95% to the Purchased Ohio Securities. That portion of the Purchase Price allocated to the Purchased Ohio Securities pursuant to the immediately preceding sentence shall be allocated among the assets of the Company in accordance with the below methodology. References to asset classes below are to those asset classes defined in Treasury Regulations Section 1.338-6.

Asset Class	Allocation Methodology
Class I Assets (cash and cash equivalents).	Actual amount
Class II Assets (actively traded personal property within the meaning of Section 1092(d)(1) of the Code and Treasury Regulations Section 1.1092(d)-1 (determined without regard to Section 1092(d)(3) of the Code), certificates of deposit and foreign currency, including U.S. government securities and publicly traded stock).	Fair market value as of the Closing Date as reflected in the closing value of the relevant asset’s active trading market as of the Closing Date
Class III Assets (accounts receivable, mortgages, and credit card receivables from customers that arise in the ordinary course of business).	The amount included in the final calculation of Net Working Capital, or if not included in Net Working Capital, then net book value immediately prior to the Closing
Class IV Assets (stock in trade of the taxpayer or other property of a kind which would properly be included in the inventory of taxpayer if on hand at the close of the taxable year, or property held by the taxpayer primarily for sale to customers in the ordinary course of its trade or business).	The amount included in the final calculation of Net Working Capital, or if not included in Net Working Capital, then net book value immediately prior to the Closing
Class V Assets (all assets other than Class I, II, III, IV, VI, and VII assets). For the avoidance of doubt, this category includes leasehold interests, furniture, fixtures and equipment.	The amount included in the final calculation of Net Working Capital, or if not included in Net Working Capital, then net book value immediately prior to the Closing
Class VI and VII Assets (all section 197 intangibles, as defined in Section 197 of the Code, goodwill and going concern value)	Any residual amount (provided that the amount allocated to any restrictive covenants, including non-competition agreements, as separately bargained for consideration shall be $0).

Exhibit C

Form of Escrow Agreement

[See Attached.]

Final Form

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026 by and among MaxCyte, Inc., a Delaware corporation (the “Buyer”), Ohio TopCo LP, a Delaware limited partnership (“Ohio Seller” and, together with the Buyer, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N.A., as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not defined herein have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer, Ohio Seller, and certain other parties thereto have entered into a Securities Purchase Agreement, dated as of [●], 2026 (the “Purchase Agreement”);

WHEREAS, pursuant to the terms of the Purchase Agreement, and subject to the terms thereof and hereof, Buyer and Ohio Seller have agreed to enter into this Agreement in order to provide a source of funds for payments that may become due pursuant to Section 1.02(e) or Section 1.02(f) of the Purchase Agreement;

WHEREAS, this Agreement is the “Escrow Agreement” referred to in the Purchase Agreement; and

WHEREAS, the Parties and the Escrow Agent desire to more specifically set forth their rights and obligations with respect to the funds deposited with and held by the Escrow Agent and the investment, distribution, and release thereof.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.             Escrow Funds.

(a)            Simultaneously with the execution and delivery of this Agreement, Buyer is depositing with the Escrow Agent the amount of $[●] (the “Escrow Amount”) via wire transfer in immediately available funds. The Escrow Agent hereby acknowledges receipt of the Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Funds”). The Escrow Agent agrees to hold the Escrow Funds in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b)            The Escrow Agent will acknowledge receipt of the Escrow Amount in writing to the Parties as soon as reasonably practicable following receipt, subject to the terms and conditions of this Agreement. The Escrow Agent agrees that it shall not distribute or release any portion of any Escrow Funds except in accordance with the express terms and conditions of this Agreement.

(c)            For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

3.             Investment of Escrow Funds.

(a)            The Escrow Agent shall hold the Escrow Funds in a “non-interest bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below.

(b)           The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

(c)            The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Funds, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the Escrow Funds in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4.             Disposition and Termination of the Escrow Funds.

(a)            Escrow Funds. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a) as follows:

(i)            Upon receipt of a Joint Release Instruction with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse all or part of the Escrow Funds in accordance with such Joint Release Instruction.

(ii)            Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party (a copy of which to be concurrently delivered by such Party to the other Party), the Escrow Agent shall on the fifth (5th) Business Day following receipt of such determination, disburse as directed, part or all, as the case may be, of the Escrow Funds (but only to the extent funds are available in the Escrow Account) in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.

(iii)          All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.

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(iv)          Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in the Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 (each an “Authorized Representative” and collectively, the “Authorized Representatives”) and delivered to the Escrow Agent attached to an e-mail received on a Business Day to an e-mail address set forth in Section 11 below. In the event a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by email or otherwise, the Escrow Agent is authorized to seek confirmation of such Joint Release Instruction or Final Determination by telephone call back to the person or persons designated in Exhibits A-1 and/or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely in good faith upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an Authorized Representative of the applicable Party, actually received and acknowledged by the Escrow Agent.

(b)           Certain Definitions.

(i)            “Business Day” means any day that is not a Saturday, Sunday or a day on which banks in New York, New York are not open for business.

(ii)           “Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order, in each case, executed by an Authorized Representative of the prevailing Party.

(iii)          “Joint Release Instruction” means the joint written instruction substantially in the form of Exhibit B attached hereto and executed by an Authorized Representative of each of the Buyer and Ohio Seller directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable.

(iv)          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

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5.             Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duties, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions (including any terms defined therein not otherwise defined in this Agreement) of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting in good faith upon any instruction, notice, request or other instrument (including any Joint Release Instruction or Final Determination) furnished to it hereunder and believed by it in good faith to be genuine and to have been signed by an Authorized Representative of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its reasonable opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith with respect to the Escrow Funds except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any direct loss to either Party. To the extent reasonably practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action, other than damages or losses, as adjudicated by a court of competent jurisdiction, to have been caused by the Escrow Agent’s fraud or willful misconduct.

6.             Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Buyer and Ohio Seller acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, or in the event that the Escrow Agent is removed and the Parties have failed to appoint a successor escrow agent within the timeframe provided in such notice of removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

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7.             Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be borne one-half by the Buyer and one-half by Ohio Seller. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

8.             Indemnity. Each of the Parties shall jointly and severally indemnify, defend, and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all reasonable and documented losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable and documented out-of-pocket fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”), incurred or suffered by the Indemnitees, arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) its following in good faith any instructions or other directions from the Buyer or Ohio Seller. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8. Notwithstanding anything to the contrary herein, the Buyer and Ohio Seller agree, solely as between themselves, that any obligation for indemnification under this Section 8 (other than, for the avoidance of doubt, for the reasonable fees and expenses of the Escrow Agent described in Section 7, which shall be borne as provided therein) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Buyer and one-half by Ohio Seller (it being agreed and understood that, in the event that either the Buyer or Ohio Seller is obligated to make any payment in excess of one-half of any such indemnification obligations, the paying Party shall be entitled to reimbursement from the non-paying Party for the amount of such excess). The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

9.             Tax Matters.

(a)            A properly completed and valid Internal Revenue Service (“IRS”) Form W-9 or applicable IRS Form W-8 (or, in each case, any successor form) for the Buyer and Ohio Seller shall be provided to the Escrow Agent upon execution of this Agreement.

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(b)            The Parties agree that the Escrow Funds shall be treated for all tax purposes as owned by the Buyer, and the Escrow Earnings shall be reported as having been earned by the Buyer, whether or not such interest or income was disbursed during the calendar year.  The Escrow Agent shall prepare and file all tax filings in a manner consistent with the foregoing on IRS Form 1099 (or other applicable form). The Escrow Agent shall timely prepare and timely file all appropriate tax or other information reporting with respect to the Escrow Funds as are required by applicable law.  The Escrow Agent shall timely withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall timely remit such taxes to the appropriate authorities.

(c)            The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

10.           Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with the Buyer and Ohio Seller that it shall perform all of its obligations under this Agreement in good faith and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by applicable law.

11.           Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) on the day of transmission if sent by electronic mail (“e-mail”) with a read receipt requested, or (iii) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address or the e-mail address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to the Buyer, then to:

MaxCyte, Inc.

9713 Key West Avenue, Suite 400

Rockville, MD 20850

Attn:  Maher Masoud; Camille Ciesliga

Email: maherm@maxcyte.com; camillec@maxcyte.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 280

Baltimore, MD 21209

Attn:  Asher Rubin; John Butler

Email: arubin@sidley.com; john.butler@sidley.com

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or, if to Ohio Seller, then to:

c/o Arcline Investment Management LP

3803 Bedford Avenue, Suite 106

Nashville, TN 37215

Attn:  Shyam Ravindran; Robert Nelson

Email: shyam@arcline.com; robert@arcline.com

with a copy (which shall not constitute notice) to:

Bass Berry & Sims PLC

21 Platform Way South

Nashville, TN 37203

Attn: Ryan D. Thomas; S. Ryan Hoffman

Email: rthomas@bassberry.com; rhoffman@bassberry.com

and

Fredrikson & Byron, P.A.

60 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attn: Zach Olson; Meaghan Kwan

Email: zolson@fredlaw.com; mkwan@fredlaw.com

or, if to the Escrow Agent, then to:

Citibank, N.A.

Citi Private Bank

388 Greenwich Street, 22nd Floor

New York, NY 10013

Attn: Escrow Service East

Rola Tseng-Pappalardo

E-mail: EscrowServiceEast@citi.com; rola.tsengpappalardo@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate, so long as receipt is confirmed by the recipient thereof.

12.           Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the Escrow Funds and other amounts in the Escrow Account in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Buyer and Ohio Seller after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.

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13.           Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Except as set forth in Section 17, neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the exclusive jurisdiction of the Delaware Chancery Court (or if such court lacks or refuses to accept jurisdiction for any reason, any other state or United States District Court located in the State of Delaware). The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising from or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

14.           Compliance with Court Orders. In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, provided, however, that the Escrow Agent shall, as promptly as practicable, provide a written notice to the Parties of the course of action that the Escrow Agent has taken (or intends to take, when practicable) in response thereto upon advice of its legal counsel (to the extent that such notice is not prohibited by any such writ, order or decree, or by applicable law), and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The Parties each acknowledge that it may not be possible for the Escrow Agent to provide such notice in advance of taking the action required of it under the writ, order or decree and each of the Parties agree to hold the Escrow Agent harmless in the event that the Escrow Agent does not provide such advanced notice.

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15.           Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16.           Entire Agreement. This Agreement, together with the Purchase Agreement and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any inconsistency as between the terms of this Agreement and those of the Purchase Agreement, (i) with respect to any inconsistency as between Buyer and Ohio Seller, the terms of the Purchase Agreement shall control; and (ii) with respect to any inconsistency as between the Escrow Agent, on the one hand, and either Buyer or Ohio Seller or both, on the other hand, the terms of this Agreement shall control.

17.           Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld, conditioned or delayed). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect; provided, however that, subject to Section 12.04 of the Purchase Agreement, (i) Buyer may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Affiliates and (ii) Buyer may collaterally assign its rights under this Agreement to any lender or other financing source of Buyer. In no event shall the Escrow Agent be obligated hereunder to (x) make any payments from the Escrow Funds directly to any assignee of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has provided the Escrow Agent with any and all Patriot Act documentation required by the Escrow Agent and become a Party to this Agreement.

18.           Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

19.            Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank, N.A. pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

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20.           Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent, except to the extent such disclosure is required by applicable law or nationally recognized securities exchange.

21.           Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute,” “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-ink signature; provided, however, that any such electronic signature must be an actual and not a typed signature. In accordance with Section 8 of this Agreement, Escrow Agent shall be indemnified and held harmless from any Escrow Agent Losses it incurs as a result of its acceptance of and reliance on electronic signatures that it deems to be genuine. Any electronically signed agreement, instruction or other document shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meaning ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted as a PDF file attached to an email.

22.           Return of Funds. If the Escrow Agent releases any funds, including but not limited to the Escrow Funds or any portion of it, to a Party and subsequently determines, in its sole discretion, that the payment or any portion of it was made in error, the Party shall, upon notice, promptly refund the erroneous payment. Any such erroneous payment by the Escrow Agent, and the Party’s return thereof to the Escrow Agent, shall not affect any obligation or right of either the Escrow Agent or the Parties. Each of the Parties agrees not to assert discharge for value, bona fide payee, or any similar doctrine as a defense to the Escrow Agent’s recovery of any erroneous payment.

23.            Sanctions. None of the Parties or any of their parents or subsidiaries, or any of their respective directors, officers, or employees, or to the knowledge of any Party, the affiliates of the Parties or any of their subsidiaries, will, directly or indirectly, use any part of any proceeds or lend, contribute, or otherwise make available such Escrow Funds in any manner that would result in a violation by any person of economic, trade, or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Kingdom (including, without limitation, His Majesty’s Treasury), the European Union and any EU member state, the United Nations Security Council, and any other relevant sanctions authority.

*   *   *   *   *

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER:

MAXCYTE, INC.

By:
Name:	Maher Masoud
Its:	President and CEO

Signature Page to Escrow Agreement

OHIO SELLER:

OHIO TOPCO LP
By: Ohio TopCo GP LLC
Its: General Partner

By:
Name:	Shyam Ravindran
Its:	President

Signature Page to Escrow Agreement

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:	Rola Tseng-Pappalardo
Its:	Sr. Vice President

Signature Page to Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the escrow agency appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: WAIVED

Administration Fee

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the Escrow Account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.

Fee: WAIVED

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee: WAIVED

Transaction Fees

To oversee all required disbursements or release of property from the Escrow Account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:

Fee: WAIVED

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for out-of-pocket expenses or for any services of an extraordinary nature that Citibank or its legal counsel may be called upon from time to time to perform. Fees are also subject to satisfactory review of the documentation, and Citibank reserves the right to modify them should the characteristics of the transaction change. Citibank’s participation in this program is subject to internal approval of the third party depositing monies into the escrow account to be established hereunder. The Acceptance Fee, if any, is payable upon execution of the Agreement. Should this schedule of fees be accepted and agreed upon and work commenced on this program but subsequently halted and the program is not brought to market, the Acceptance Fee and legal fees incurred, if any, will still be payable in full.

EXHIBIT A-1

Certificate as to Buyer’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of the Buyer and are authorized to initiate and approve transactions of all types for the Escrow Account established under this Agreement, on behalf of the Buyer. The below listed persons (must list at least two individuals, if applicable) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the Escrow Account.

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

EXHIBIT A-2

Certificate as to Ohio Seller’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Ohio Seller and are authorized to initiate and approve transactions of all types for the Escrow Account established under this Agreement, on behalf of Ohio Seller. The below listed persons (must list at least two individuals, if applicable) have also been designated Call Back Authorized Individuals and will be notified by Citibank, N.A. upon the release of Escrow Funds from the Escrow Account.

Name / Title / Telephone	Specimen Signature

Shyam Ravindran
Name	Signature

President
Title

(650) 387-6001
Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

EXHIBIT B

Form of Joint Release Instruction

[Date]

Via Email

Citibank, N.A.

Citi Private Bank - Escrow Agent Services

388 Greenwich Street, 22nd Floor

New York, NY 10013

Attn: Escrow Service East

E-mail: EscrowServiceEast@citi.com

RE: MaxCyte, Inc. / Ohio TopCo LP – Escrow Agreement dated [●], 2026 among MaxCyte, Inc., Ohio TopCo LP and Citibank, N.A. as Escrow Agent (the “Escrow Agreement”); Escrow Account number [25Dxxxxxxxxx] (the “Escrow Account”)

We refer to the Escrow Agreement defined above. Capitalized terms in this letter not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

Pursuant to Section 4(a)(i) of the above referenced Escrow Agreement, the Parties instruct the Escrow Agent to release [$ ] to the specified party as instructed below.

[Bank name]

[ABA number]

[Bank Address]

[Beneficiary Account name]

[Beneficiary Account number]

[Upon the disbursement of the Escrow Funds, we hereby jointly instruct the Escrow Agent to close the Escrow Account.]

This Joint Release Instruction may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties have caused this Joint Release Instruction to be duly executed and delivered as of the date first written above.

MAXCYTE, INC.

OHIO TOPCO LP

Exhibit D

Form of Registration Rights Agreement

[See Attached.]

Final Form

MAXCYTE, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [●], 2026 among MaxCyte, Inc., a Delaware corporation (the “Company”), and each of the investors listed on the signature pages hereto1 under the caption “Sponsor Investors” or who executes a Joinder as a “Sponsor Investor” (collectively, the “Sponsor Investors”). This Agreement is entered into in connection with, and will become effective as of, the Closing under the Securities Purchase Agreement, dated as of November 9, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, Ohio TopCo LP, Arcline Capital Partners A LP, Ohio Intermediate LLC and Arcline Ohio Blocker LLC. Except as otherwise specified herein, all capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1         Demand Registrations.

(a)           Requests for Registration. The holders of a majority of the Sponsor Investor Registrable Securities may, at any time and from time to time following the date that is six (6) months after the Closing Date, deliver a written request (a “Demand Request”) to the Company for registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration statement (“Long-Form Registrations”) or on Form S-3 or any similar short-form registration statement (“Short-Form Registrations”), if available (any such requested registration, a “Demand Registration”). Notwithstanding the foregoing, the holders of a majority of the Sponsor Investor Registrable Securities may, prior to the expiration of such six (6)-month period, deliver a Demand Request to the Company for such Demand Registration to be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration”), in which case the Company shall use its reasonable best efforts to file such Shelf Registration Statement and cause it to become effective on or prior to the expiration of the Lock-Up Period (or, if later, the date that is ten (10) Business Days after the date on which any financial statements and pro forma financial information required to be included or incorporated by reference therein pursuant to Rule 3-05 or Article 11 of Regulation S-X have been filed by the Company); provided, if the Company is a WKSI at the time any such Demand Request is submitted to the Company or will become one by the time of the filing of such Shelf Registration, that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). At any time and from time to time while the Company is a WKSI, upon the written request of the holders of a majority of the Sponsor Investor Registrable Securities, the Company shall, as promptly as practicable, prepare and file an Automatic Shelf Registration Statement (or a post-effective amendment to a then-effective registration statement) in order to provide for resales of all Registrable Securities requested to be included therein to be made pursuant to Rule 415 under the Securities Act. Each Demand Request must specify the approximate number or dollar value of Registrable Securities requested to be registered by the requesting Holders and (if known) the intended method of distribution. The holders of a majority of the Sponsor Investor Registrable Securities will be entitled to request (i) up to two (2) Long-Form Registrations, in the aggregate, and (ii) up to two (2) Short-Form Registrations in any twelve (12)-month period, in each case for which the Company will pay all Registration Expenses; provided, however, that, except as otherwise provided in Section 1(j), the Company shall not be required to pay for any expenses of any Demand Registration if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration).

1 Note to Draft: Arcline entities to be confirmed.

(b)           Notice to Other Holders. Within five (5) Business Days after receipt of any Demand Request, the Company will give written notice of the Demand Registration to all other Holders and, subject to the terms of Section 1(e), will include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the receipt of the Company’s notice.

(c)            Form of Registrations. All Long-Form Registrations will be underwritten registrations unless otherwise approved by the Sponsor Investors. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form unless otherwise requested by the Sponsor Investors.

(d)           Shelf Registrations.

(i)            For so long as a registration statement for a Shelf Registration (a “Shelf Registration Statement”) is and remains effective, the holders of a majority of the Sponsor Investor Registrable Securities will have the right at any time and from time to time to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities pursuant to such registration statement (“Shelf Registrable Securities”). If the holders of a majority of the Sponsor Investor Registrable Securities desire to sell Registrable Securities pursuant to an underwritten offering, then such holders may deliver to the Company a written notice (a “Shelf Offering Notice”) specifying the number of Shelf Registrable Securities that the Sponsor Investors desire to sell pursuant to such underwritten offering (the “Shelf Offering”). As promptly as practicable, but in no event later than five (5) Business Days after receipt of a Shelf Offering Notice, the Company will give written notice of such Shelf Offering Notice to all other Holders of Shelf Registrable Securities that have been identified as selling stockholders in such Shelf Registration Statement and are otherwise permitted to sell in such Shelf Offering, which such notice shall request that each such Holder specify, within ten (10) Business Days after the Company’s receipt of the Shelf Offering Notice, the maximum number of Shelf Registrable Securities such Holder desires to be disposed of in such Shelf Offering. The Company, subject to Section 1(e) and Section 7, will include in such Shelf Offering all Shelf Registrable Securities with respect to which the Company has received timely written requests for inclusion. The Company will, as expeditiously as possible (and in any event within ten (10) Business Days after the receipt of a Shelf Offering Notice), but subject to Section 1(e), use its reasonable best efforts to consummate such Shelf Offering.

(ii)            If the holders of a majority of the Sponsor Investor Registrable Securities desire to engage in an underwritten block trade or bought deal pursuant to a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement) (each, an “Underwritten Block Trade”), then notwithstanding the time periods set forth in Section 1(d)(i), such holders may notify the Company of the Underwritten Block Trade not less than two (2) Business Days prior to the day such offering is first anticipated to commence, subject to Section 1(f) (including the limitations in Section 1(f)(iii)); provided, that no Underwritten Block Trade may be launched during any Suspension Period or during any regularly scheduled blackout period under the Company’s insider trading policy. If requested in writing by the holders of a majority of the Sponsor Investor Registrable Securities, the Company will promptly notify other Holders of such Underwritten Block Trade and such notified Holders (each, a “Potential Participant”) may elect whether or not to participate no later than the next Business Day (i.e., one (1) Business Day prior to the day such offering is to commence) (unless a longer period is agreed to by the Sponsor Investors), and the Company will as promptly as reasonably practicable use its reasonable best efforts to facilitate such Underwritten Block Trade (which may close as early as two (2) Business Days after the date it commences). Any Potential Participant’s request to participate in an Underwritten Block Trade shall be binding on the Potential Participant.

(iii)          Subject to Section 1(e) and Section 1(f), all determinations as to whether to complete any Shelf Offering and as to the timing, manner, price and other terms of any Shelf Offering contemplated by this Section 1(d) shall be determined by the Sponsor Investors in consultation with the Company (it being understood that the final determination with respect to each such matter shall be made by the Sponsor Investors), and the Company shall use its reasonable best efforts to cause any Shelf Offering to occur in accordance with such determinations as promptly as practicable.

(iv)          The Company will, at the request of the Sponsor Investors, file any prospectus supplement or any post-effective amendments and otherwise take any action reasonably necessary to include therein all disclosure and language deemed necessary or advisable by the Sponsor Investors to effect such Shelf Offering.

(v)           Subject to the terms of Section 1(f), the Company will use reasonable best efforts to keep the Shelf Registration Statement continuously effective until the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities (the “Shelf Period”). Subject to Section 1(f), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

(e)            Priority on Demand Registrations and Shelf Offerings. The Company will not include in any Demand Registration or Shelf Offering any securities which are not Registrable Securities without the prior written consent of the Sponsor Investors. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and (if permitted hereunder) other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities (if any) which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then the Company will include in such offering (i) first, the number of Sponsor Investor Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Participating Sponsor Investors on the basis of the number of Registrable Securities owned by each such Participating Sponsor Investor and (ii) second, any other securities requested to be included therein (to the extent permitted hereunder) which, in the opinion of such underwriters, can be sold without any such adverse effect.

(f)            Restrictions on Demand Registration and Shelf Offerings.

(i)            The Company may postpone, for up to ninety (90) days (or with the consent of the Sponsor Investors, a longer period) from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities) by providing written notice to the Holders if the Company’s board of directors determines in good faith that the filing, effectiveness or use of such registration statement or prospectus would reasonably be expected to (A) materially interfere with or have an adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company, (B) require disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential and that is not otherwise required to be disclosed under applicable law, or (C) render the Company unable to comply with SEC requirements, including any applicable requirements under the Securities Act or the Exchange Act, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post-effective basis, as applicable. The Company may delay or suspend the effectiveness of a Demand Registration or Shelf Registration Statement pursuant to this Section 1(f)(i) no more than twice in any twelve (12)-month period (for the avoidance of doubt, in addition to the Company’s rights and obligations under Section 4(a)(vi)) unless additional delays or suspensions are approved by the Sponsor Investors; provided that in no event shall the Company delay or suspend the filing or effectiveness of any registration statement or the use of any prospectus pursuant to this Section 1(f)(i) for more than ninety (90) days in the aggregate in any twelve (12)-month period without the prior written consent of the Sponsor Investors (except that neither any regularly scheduled blackout period under the Company’s insider trading policy nor any suspension under Section 4(a)(vi) shall count toward the number of delays or suspensions, or the number of days, permitted under this Section 1(f)(i)).

(ii)           In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in Section 1(f)(i) above or pursuant to Section 4(a)(vi) (a “Suspension Event”), the Company will give a notice to the Holders whose Registrable Securities are registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice must state generally the basis for the notice and that such suspension will continue only for so long as the Suspension Event or its effect is continuing. Each Holder agrees not to effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice will be given by the Company to the Holders promptly following the conclusion of any Suspension Event (and in any event during the permitted Suspension Period). The Company covenants and agrees that it shall not deliver a Suspension Notice to the Holders unless the Company, all of its officers and directors, and any of the Company’s existing and future securityholders who have been granted registration rights with respect to the Company’s equity securities are subject to the same restrictions as the Holders for the duration of such Suspension Event; provided that the foregoing shall not apply to (x) sales pursuant to a trading plan adopted in accordance with Rule 10b5-1 under the Exchange Act prior to such Suspension Event, (y) sales or withholding of shares to satisfy tax withholding obligations upon the vesting or settlement of equity awards, or (z) grants, exercises or settlements under any Company equity incentive or employee benefit plan.

(iii)          The Company shall not be obligated to effect, or to take any action to effect, any Demand Registration, Shelf Offering or Underwritten Block Trade: (A) unless the aggregate offering price of the Registrable Securities requested to be registered (before deduction of underwriting discounts and commissions) is reasonably expected to equal at least the least of (x) $10 million, in the case of a Long-Form Registration, or $10 million, in the case of a Short-Form Registration, Shelf Offering or Underwritten Block Trade, (y) the aggregate offering price of a number of Registrable Securities equal to twenty-five percent (25%) of the Registrable Securities held by the Sponsor Investors and their Affiliates as of the Closing Date, and (z) the aggregate offering price of all remaining Registrable Securities, (B) during the period beginning sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending ninety (90) days after the effective date of, any other registration statement filed by the Company relating to an underwritten Public Offering in which the Holders were entitled to participate pursuant to Section 2, or (C) more than two (2) underwritten offerings (including Demand Registrations, Shelf Offerings and Underwritten Block Trades, but excluding Piggyback Registrations) in any twelve (12)-month period.

(iv)           A registration shall not be counted as “effected” for purposes of this Section 1 unless and until the registration statement relating thereto has been declared effective by the SEC and the Holders have been permitted to include at least twenty-five percent (25%) of the Registrable Securities requested to be included therein.

(g)           Selection of Underwriters. The Sponsor Investors shall select the investment banker(s) and manager(s) to administer any underwritten offering in connection with any Demand Registration or Shelf Offering (which investment banker(s) and manager(s) must be reasonably acceptable to the Company).

(h)           Distributions of Registrable Securities to Partners or Members. In the event the Sponsor Investors request to participate in a registration pursuant to this Section 1 in connection with a distribution of Registrable Securities to their partners or members, the registration shall provide for resale by such partners or members, if requested by the Sponsor Investors. Without limiting the foregoing, upon at least ten (10) Business Days’ prior written notice by any Sponsor Investor in connection with any such distribution, the Company shall promptly file a prospectus supplement (or, if required, a post-effective amendment) to any Shelf Registration Statement naming as selling stockholders the distributees thereof (to the extent required by law and unless any such distributee objects to being so named), in each case whether or not any such distributee executes a Joinder.

(i)            Other Registration Rights. Other than this Agreement, as of the date hereof, the Company represents and warrants that it is not a party to any agreement that grants any Person rights to effect the registration under the Securities Act of any equity securities of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities. Except as provided in this Agreement, the Company will not grant to any Person(s) the right to request the Company or any Subsidiary to register any equity securities of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities, that are senior to or on parity with the rights granted to the Holders hereunder without the prior written consent of the Sponsor Investors; provided, that the foregoing shall not restrict (x) the grant of registration rights that have lower priority than the rights of the Holders or (y) following the first date on which the Sponsor Investors and their Affiliates have sold or distributed at least fifty percent (50%) of the Registrable Securities held by them as of the Closing Date, the grant of registration rights that have the same priority as the rights of the Holders, and shall terminate on the first date on which the Sponsor Investors and their Affiliates beneficially own less than five percent (5%) of the outstanding Common Equity.

(j)            Revocation of Demand Request or Shelf Offering Notice.  At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Shelf Offering Notice, the Sponsor Investors who initiated such Demand Registration or Shelf Offering may revoke or withdraw such Demand Request or Shelf Offering Notice on behalf of all Holders participating in such Demand Registration or Shelf Offering without liability to such Holders (including, for the avoidance of doubt, the other Participating Sponsor Investors), in each case by providing written notice to the Company, and the Company shall immediately cease all efforts to secure effectiveness of such registration statement. Any Demand Registration or Shelf Offering so revoked or withdrawn shall count against the applicable limitation set forth in Section 1(a) unless (i) such revocation or withdrawal is the first revocation or withdrawal by the Sponsor Investors in any twelve (12)-month period, (ii) the Sponsor Investors elect to reimburse the Company for all Registration Expenses incurred in connection therewith or (iii) such revocation or withdrawal (A) is made promptly (within two (2) Business Days) after the Sponsor Investors learn of a material adverse change in the condition, business or prospects of the Company not known to them at the time of the request or (B) follows the Company’s exercise of any of its rights under Section 1(f); provided that, in the case of any revocation or withdrawal described in clause (iii), the Company shall pay all Registration Expenses incurred in connection therewith.

(k)           Confidentiality. Each Holder agrees to treat as confidential the receipt of any notice hereunder (including a Demand Request, a Shelf Offering Notice and a Suspension Notice) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).

Section 2         Piggyback Registrations.

(a)           Right to Piggyback. Whenever the Company proposes to register any of its equity securities under the Securities Act for sale to the public (including primary and secondary registrations, and other than pursuant to an Excluded Registration) (a “Piggyback Registration”), the Company will give prompt written notice (and in any event within five (5) Business Days after the public filing of the registration statement relating to the Piggyback Registration) to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 2(b) and Section 2(c), will include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after delivery of the Company’s notice. Any Participating Sponsor Investor may withdraw its request for inclusion at any time prior to executing the underwriting agreement, or if none, prior to the applicable registration statement becoming effective.

(b)           Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering (such number, the “Maximum Offering Size”), the Company will include in such registration (i) first, the securities the Company proposes to sell for its own account, (ii) second, the Sponsor Investor Registrable Securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Participating Sponsor Investors on the basis of the number of Registrable Securities requested to be included in such registration by each such Participating Sponsor Investor (up to a number equal to twenty-five percent (25%) of the Maximum Offering Size), and (iii) third, any other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(c)            Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s equity securities (other than pursuant to Section 1 hereof), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the Maximum Offering Size, the Company will include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration and the Sponsor Investor Registrable Securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such holders and the Participating Sponsor Investors on the basis of the number of securities requested to be included by each such Participating Sponsor Investor (up to a number equal to twenty-five percent (25%) of the Maximum Offering Size), and (ii) second, any other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(d)           Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 2, whether or not any holder of Registrable Securities has elected to include securities in such registration; provided, that Holders may continue the registration as a Demand Registration pursuant to the terms and subject to the limitations of Section 1.

(e)           Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Company shall select the investment banker(s) and manager(s) for the offering.

Section 3         Stockholder Lock-Up Agreements and Company Holdback Agreement.

(a)           Stockholder Lock-Up Agreements. In connection with any underwritten Public Offering, each Holder participating in such offering will enter into any lock-up, holdback or similar agreements requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by the Sponsor Investors and the managing underwriter(s). Without limiting the generality of the foregoing, each Holder hereby agrees, in connection with any Demand Registration, Shelf Offering or Piggyback Registration that is an underwritten Public Offering in which such Holder participates, not to (i) offer; sell; contract to sell; sell or grant any option or contract to purchase; purchase or grant any option to sell; lend; pledge; or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company (including equity securities of the Company that may be deemed to be beneficially owned by such Holder in accordance with the rules and regulations of the SEC) (collectively, “Securities”), or any securities, options or rights convertible into or exchangeable or exercisable for Securities (collectively, “Other Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities or Other Securities, whether such transaction is to be settled by delivery of such Securities or Other Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction, commencing on the date on which the Company gives notice to the Holders that a preliminary prospectus has been circulated for such underwritten Public Offering or the “pricing” of such offering and continuing to the date that is ninety (90) days following the date of the final prospectus for such underwritten Public Offering (each such period, or such shorter period as agreed to by the managing underwriters, a “Holdback Period”), in each case with such modifications and exceptions as may be approved by the Sponsor Investors and the managing underwriter(s); provided, however, that the foregoing restrictions shall not apply to (i) Securities acquired in the public market, (ii) distributions-in-kind to a Holder’s partners or members, but, if such distribution is made during a Holdback Period, only if such distributees that, after giving effect to such distribution, beneficially own at least one percent (1%) of the outstanding Common Equity agree in writing to be bound by the restrictions herein for the remainder of such Holdback Period (it being understood that no other distributee shall be required to agree to be so bound), (iii) transfers to Affiliates, but only if such Affiliates agree to be bound by the restrictions herein, (iv) conversion or exchange of Securities or Other Securities into Common Equity and (v) to the extent otherwise set forth in the lock-up, holdback or similar agreements requested by the underwriter(s) managing such underwritten Public Offering and signed by such Holder. The Company may impose stop-transfer instructions with respect to any Securities or Other Securities subject to the restrictions set forth in this Section 3(a) until the end of such Holdback Period.

(b)           Company Holdback Agreement. In connection with any underwritten Demand Registrations and Shelf Offerings hereunder, the Company (i) will not file any registration statement for a Public Offering or cause any such registration statement to become effective, or effect any public sale or distribution of its Securities or Other Securities during any Holdback Period (other than as part of (A) such underwritten Public Offering, (B) a registration on Form S-4 or Form S-8 or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Other Securities, (C) any issuance of Securities or Other Securities pursuant to any equity incentive or employee benefit plan, (D) any issuance of Securities or Other Securities in connection with any acquisition, joint venture, licensing, collaboration or other strategic transaction; provided that, for so long as the Sponsor Investors and their Affiliates beneficially own at least fifty percent (50%) of the Registrable Securities held by them as of the Closing Date, the aggregate number of shares of Common Equity issued or issuable pursuant to this clause (D) during any Holdback Period shall not exceed ten percent (10%) of the Common Equity then outstanding, or (E) sales under any “at-the-market” offering program in effect prior to the commencement of such Holdback Period); and (ii) will use its reasonable best efforts to cause each of its directors and executive officers to agree not to effect any Sale Transaction during any Holdback Period, except as part of such underwritten registration (if otherwise permitted), unless approved in writing by the Sponsor Investors and the underwriters managing the Public Offering, and to enter into any lock-up, holdback or similar agreements requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by the Sponsor Investors and the managing underwriter(s). Notwithstanding the foregoing or the definition of Holdback Period, the Company’s obligations under clause (i) of this Section 3(b) shall (x) end no later than ninety (90) days following the date of the final prospectus for the applicable underwritten Public Offering (or such shorter period as the managing underwriters may agree) and (y) apply to no more than two (2) underwritten Public Offerings in any twelve (12)-month period.

Section 4         Registration Procedures.

(a)            Company Obligations. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as reasonably practicable:

(i)            prepare and file with (or submit confidentially to) the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, all in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder (provided that before filing or confidentially submitting a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the Sponsor Investors covered by such registration statement copies of all such documents proposed to be filed or submitted, and will provide such counsel a reasonable opportunity to review and comment thereon, and the Company will consider in good faith any comments reasonably and timely provided by such counsel);

(ii)            notify each Holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv)          furnish, without charge, to each seller of Registrable Securities thereunder and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) (in each case including all exhibits and documents incorporated by reference therein), each amendment and supplement thereto, each Free Writing Prospectus and such other documents as such seller or underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement, each such amendment and supplement thereto, and each such prospectus (or preliminary prospectus or supplement thereto) or Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(v)           use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

(vi)           notify in writing each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 1(f), if required by applicable law or to the extent requested by the Sponsor Investors, the Company will use its reasonable best efforts to promptly prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading and (D) if at any time the representations and warranties of the Company in any underwriting agreement, securities sale agreement, or other similar agreement relating to the offering shall cease to be true and correct;

(vii)          use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange;

(viii)         use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix)           enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as the Sponsor Investors or the managing underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making reasonably available the executive officers of the Company and participating in “road shows,” investor presentations, marketing events and other selling efforts, in each case subject to the limitations set forth in clause (xviii) below);

(x)            obtain for each selling Holder and any underwriter:

(A)           an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings;

(B)            a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in AS 6101 of the Public Company Accounting Oversight Board auditing standards, an “agreed upon procedures” letter) signed by the independent registered public accountants who have certified the Company’s financial statements included in such registration statement (and, if necessary, any other independent registered public accountant of any Subsidiary of the Company or any business acquired by the Company from which financial statements and financial data are, or are required to be, included in the registration statement);

(xi)           make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition or sale pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company, as will be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and the disposition of such Registrable Securities pursuant thereto, subject in each case to such Persons agreeing to customary confidentiality arrangements in form and substance reasonably acceptable to the Company;

(xii)         take all actions to ensure that any Free Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration or Shelf Offering hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xiii)        otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiv)        permit any Holder which could reasonably be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to allow such Holder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such Holder and its counsel should be included;

(xv)         use its reasonable best efforts to (A) make Short-Form Registration available for the sale of Registrable Securities and (B) prevent the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Equity included in such registration statement for sale in any jurisdiction, and in the event any such order is issued, reasonable best efforts to obtain promptly the withdrawal of such order;

(xvi)        use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvii)       cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, or the removal of any restrictive legends associated with any account at which such securities are held, and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders may request;

(xviii)      in connection with any underwritten Demand Registration or Shelf Offering that is a marketed offering with anticipated gross proceeds of at least $10 million (and not more than two (2) such marketed offerings in any twelve (12)-month period), have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts, as the case may be, and otherwise use its reasonable best efforts to cooperate as reasonably requested by the selling Holders and the underwriters in the offering, marketing or selling of the Registrable Securities, and cause appropriate officers of the Company to participate fully in the sale process in a manner customary for persons in like positions and consistent with their other duties with the Company, including the preparation of the registration statement and the preparation and presentation of any road shows and other investor meetings;

(xix)         have appropriate officers of the Company, and cause representatives of the Company’s independent registered public accountants, to participate in any due diligence discussions reasonably requested by any selling Holder or any underwriter;

(xx)          if requested by any managing underwriter or the Sponsor Investors, agree, and cause the Company and any directors or officers of the Company to agree, in accordance with Section 3(b), to be bound by customary “lock-up” agreements restricting the ability to dispose of Company securities and file or cause the filing of any registration statement under the Securities Act;

(xxi)         if requested by any managing underwriter, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter and to the extent the Company reasonably determines, after consultation with its independent registered public accountants and the audit committee of its board of directors, that such information is reasonably available and appropriate for public disclosure;

(xxii)        cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter that is required to be undertaken in accordance with the rules and regulations of FINRA;

(xxiii)       otherwise use reasonable best efforts to cooperate as reasonably requested by the selling Holders and the underwriters in the offering, marketing or selling of the Registrable Securities;

(xxiv)      otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC and all reporting requirements under the rules and regulations of the Exchange Act;

(xxv)       take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable;

(xxvi)       (A) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the New York Stock Exchange, Nasdaq or any other national securities exchange on which the shares of Common Equity are or are to be listed, and (B) to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

(xxvii)     if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(xxviii)    if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold;

(xxix)       if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its reasonable best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective; and

(xxx)        use reasonable best efforts to take any action requested by the selling Holders, including any action described in clauses (i) through (xxix) above, to prepare for and facilitate any “over-night deal” or other proposed sale of Registrable Securities over a limited timeframe.

(b)            Automatic Shelf Registration Statements. If the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, and the Sponsor Investors do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that, at the request of the Sponsor Investors, it will include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the Sponsor Investors may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment. If the Company has filed any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company shall, at the request of the Sponsor Investors, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the holders of Registrable Securities may be added to such Shelf Registration Statement.

(c)            Additional Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing, as a condition to such seller’s participation in such registration.

(d)            In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Common Equity to its direct or indirect equityholders (including any ultimate limited partners of any investment fund affiliated with Arcline Investment Management LP), the Company will, subject to applicable lock-up, holdback or similar agreements pursuant to Section 3(a), reasonably cooperate with and assist such Holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent and the delivery of Common Equity without restrictive legends, to the extent no longer applicable). For the avoidance of doubt, (i) no such equityholder shall be required to execute a Joinder or otherwise become a party to this Agreement as a condition to receiving such distribution or the removal of any restrictive legends, and (ii) the Company’s obligations under Section 9 with respect to the removal of restrictive legends shall apply to any Common Equity so distributed.

(e)            Suspended Distributions. Each Person participating in a registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(a)(vi), such Person will immediately discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(a)(vi), subject to the Company’s compliance with its obligations under Section 4(a)(vi).

(f)            Other. To the extent that any of the Participating Sponsor Investors is or could reasonably be deemed to be an “underwriter” of Registrable Securities pursuant to any SEC comments or policies, the Company agrees that (i) the indemnification and contribution provisions contained in Section 6 shall be applicable to the benefit of such Participating Sponsor Investor in their role as an underwriter or deemed underwriter in addition to their capacity as a holder and (ii) such Participating Sponsor Investor shall be entitled to conduct the due diligence which they would normally conduct in connection with an offering of securities registered under the Securities Act, including without limitation receipt of customary opinions and comfort letters addressed to such Participating Sponsor Investor.

Section 5         Registration Expenses Except as expressly provided herein, all reasonable and documented out-of-pocket expenses incurred by the Company in connection with any Demand Registration, Piggyback Registration or Shelf Offering, whether or not the same shall become effective (but subject to Section 1(j)), shall be paid by the Company, including, without limitation: (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “blue sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company or other depositary and of printing prospectuses and Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which similar securities of the Company are then listed, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all fees and disbursements of legal counsel for the Company, (ix) any fees and disbursements of underwriters customarily paid by issuers of securities, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any registration, (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xii) all expenses related to the “road-show” for any underwritten offering, including all travel, meals and lodging (excluding the travel, meals and lodging of the Holders and their representatives). All such expenses are referred to in this Section 5 as “Registration Expenses.” The Company shall not be required to pay, and each Person that sells securities pursuant to a Demand Registration, Shelf Offering or Piggyback Registration hereunder will bear and pay, all underwriting discounts and commissions applicable to the Registrable Securities sold for such Person’s account and all transfer taxes (if any) attributable to the sale of Registrable Securities and all fees and expenses of any counsel, accountants or other advisors retained by any Holder; provided, that the Company shall promptly reimburse the reasonable and documented fees and disbursements of one legal counsel for selling Holders selected by the Sponsor Investors, in an amount not to exceed $150,000 per registration or offering.

Section 6         Indemnification and Contribution.

(a)            By the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Holder, such Holder’s officers, directors, employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof, and each Person who controls such Holder (within the meaning of the Securities Act) and the officers, directors, employees, agents, fiduciaries, accountants, attorneys, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives of each such controlling Person (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorneys’ fees and expenses) (collectively, “Losses”) caused by, resulting from, arising out of, based upon or related to any of the following by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free Writing Prospectus, or any amendment thereof or supplement thereto, or (B) any application or other document or communication (in this Section 6, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses. Notwithstanding the foregoing, the Company will not be liable under this Section 6(a): (x) to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement, or omission, made in such registration statement, any such prospectus, preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by or on behalf of such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same; or (y) for any amounts paid in settlement of any claim or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties or as otherwise agreed to in the underwriting agreement executed in connection with such underwritten offering. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such seller.

(b)            By Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, will indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act), each underwriter and each other participating Holder of securities included in such registration statement, and each Person who controls any of the foregoing, in each case, against any Losses caused by, resulting from, arising out of, based upon or related to any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or application in connection therewith, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that the obligation to indemnify will be individual, not joint and several, for each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement, except in the case of fraud or willful misconduct by such Holder.

(c)            Claim Procedure. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties will have a right to retain one separate counsel, chosen by the majority of the conflicted indemnified parties involved in the indemnification and reasonably acceptable to the indemnifying party, at the expense of the indemnifying party.

(d)            Contribution. If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any Loss referred to herein, then such indemnifying party will contribute to the amounts paid or payable by such indemnified party as a result of such Loss, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) of this Section 6(d) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution will be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration (taken together with any amounts paid by such seller pursuant to Section 6(b)), except in the case of fraud or willful misconduct by such seller. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue (or, as applicable, alleged untrue) statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the Losses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)            Release. No indemnifying party will, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(f)            Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 6 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 7         Cooperation with Underwritten Offerings. No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder will be required to sell more than the number of Registrable Securities such Holder has requested to include in such registration) and (ii) completes, executes and delivers all questionnaires, powers of attorney, stock powers, custody agreements, indemnities, underwriting agreements and other documents and agreements required under the terms of such underwriting arrangements or as may be reasonably requested by the Company and the lead managing underwriter(s). To the extent that any such agreement is entered into pursuant to, and consistent with, Section 3, Section 4 and/or this Section 7, the respective rights and obligations created under such agreement will supersede the respective rights and obligations of the Holders, the Company and the underwriters created thereby with respect to such registration.

Section 8         Subsidiary Public Offering. If, after a Public Offering of the common equity securities of one of its Subsidiaries, the Company distributes securities of such Subsidiary to its equityholders, then the rights and obligations of the Company pursuant to this Agreement will apply, mutatis mutandis, to such Subsidiary, and the Company will cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement as if it were the Company hereunder.

Section 9         Rules 144 and 144A and Regulation S. For so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will use its reasonable best efforts to timely file all reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as any Holder (or any direct or indirect equityholder of a Holder that has received Common Equity in an in-kind distribution subject to the terms of this Agreement) may reasonably request, all to the extent required from time to time to enable such Holder or equityholder to sell Registrable Securities (or Common Equity so distributed) without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144, Rule 144A or Regulation S or (b) any similar rule or regulation hereafter adopted by the SEC. Upon request, the Company will deliver to any Holder (or any such equityholder) a written statement as to whether it has complied with such requirements. In addition, following the expiration of the Lock-Up Period, upon the request of any Holder (or any direct or indirect equityholder of a Holder that has received Common Equity in an in-kind distribution), the Company will, at its expense and within five (5) Business Days after such request, cause its counsel to deliver to the Company’s transfer agent such legal opinions and instruction letters, and take all other actions, as are reasonably necessary to remove any restrictive legends (including book-entry notations) from any Common Equity that (i) has been or is being sold pursuant to Rule 144 or an effective registration statement or (ii) is eligible to be sold pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirements thereunder. Without limiting the foregoing, following the expiration of the Lock-Up Period, upon the request of any direct or indirect equityholder of a Holder that has received Common Equity in an in-kind distribution and that is not, and has not been during the preceding six (6) months, an affiliate (as defined in Rule 144) of the Company, the Company will, at its expense and within five (5) Business Days after such request, cause its counsel to deliver to the Company’s transfer agent such legal opinions and instruction letters, and take all other actions, as are reasonably necessary to remove any restrictive legends (including book-entry notations) from such Common Equity, so long as such Common Equity may then be sold pursuant to Rule 144 subject only to the current public information requirements of Rule 144(c) and the Company is then in compliance with such requirements, subject to the receipt by the Company of a customary representation letter from such equityholder.

Section 10       Exchange Listing. For so long as any Holder holds any Registrable Securities and until the earlier of (x) the first date on which the Sponsor Investors and their Affiliates, in the aggregate, beneficially own less than five percent (5%) of the outstanding Common Equity and (y) the date on which the rights of the Holders under Section 1 and Section 2 terminate pursuant to Section 14(s), the Company shall use its reasonable best efforts to (a) maintain the listing of the Common Equity (including all Registrable Securities) on The Nasdaq Stock Market LLC (“Nasdaq”) or another national securities exchange and the registration of the Common Equity pursuant to Section 12(b) of the Exchange Act, and (b) comply in all material respects with all applicable listing standards of Nasdaq (or such other national securities exchange). The Company shall not be deemed to be in breach of this Section 10 as a result of any delisting, suspension from trading or deregistration of the Common Equity so long as the Company has complied with its obligations under the immediately preceding sentence. Notwithstanding the foregoing, nothing in this Section 10 shall restrict the Company from entering into or consummating any merger, consolidation, tender offer, sale of all or substantially all of its assets or other business combination approved by the Company’s board of directors in which the holders of Common Equity receive cash and/or securities listed on a national securities exchange.

Section 11       Trading Windows. The Company shall (i) use its reasonable best efforts to notify the Sponsor Investors of each “closing” and “opening” date under the regularly scheduled quarterly trading windows established by the Company’s insider trading policy, in each case, at least two (2) Business Days prior to each such date and (ii) at the request of the Sponsor Investors, confirm to the Sponsor Investors whether a trading window is open at such time.

Section 12       Information Rights.

(a)            For so long as the Sponsor Investors and their Affiliates, in the aggregate, beneficially own at least five percent (5%) of the outstanding Common Equity, upon the written request of the Sponsor Investors, the Company shall, and shall cause its Subsidiaries to, provide the Sponsor Investors with (i) regularly prepared quarter-end reports (provided that this clause (i) shall be deemed satisfied by the timely filing with the SEC of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K covering such quarter); (ii) reasonable access, at reasonable times and upon reasonable prior notice, to the Company’s Chief Executive Officer and Chief Financial Officer, not more than once per fiscal quarter to discuss the business and publicly reported financial results of the Company and its Subsidiaries; (iii) the right, at reasonable times and intervals, upon reasonable prior notice and in a manner that does not unreasonably interfere with the operations of the Company and its Subsidiaries, to examine the books and records of the Company and its Subsidiaries and to inspect their facilities (provided that the rights set forth in this clause (iii) shall terminate on the earlier of (x) the date that is twelve (12) months following the Closing Date (being the date on which the Sponsor Investors receive the Common Equity pursuant to the Purchase Agreement) and (y) the first date on which the Sponsor Investors and their Affiliates, in the aggregate, beneficially own less than five percent (5%) of the outstanding Common Equity); (iv) such other information concerning the general status of the financial condition and operations of the Company and its Subsidiaries as the Sponsor Investors may reasonably request at reasonable times and intervals; and (v) to the extent otherwise prepared by the Company, operating and capital expenditure budgets, revenue trends by product line, and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; provided that the Company shall not be obligated to disclose information or provide access to the extent that it reasonably and in good faith determines that such disclosure or access would (A) violate the contractual rights of its customers or other contractual counterparties in any material respect, (B) result in the disclosure of trade secrets or competitively sensitive information, (C) jeopardize the attorney-client privilege, attorney work product protection or other legal privilege or (D) violate applicable law; provided, further, that, in the case of each of clauses (A), (B) and (C), the Company shall use its reasonable best efforts to provide such information or access to the maximum extent possible without such violation, disclosure or jeopardy, including by redacting the affected portions thereof, providing summaries or entering into customary common interest, clean team or similar arrangements, when and as deemed reasonably appropriate, and shall use its reasonable best efforts to notify the Sponsor Investors of the general nature of any information so withheld.

(b)            The Company shall not provide material non-public information with respect to the Company or its securities (“MNPI”) to the Sponsor Investors if, and for such time as, the Sponsor Investors have notified the Company in writing that they do not wish to receive MNPI; provided that any MNPI not furnished as a result of such notice shall be promptly provided to the Sponsor Investors upon their written request; provided, further, that if any information received by the Sponsor Investors pursuant to this Section 12 constitutes MNPI, the Sponsor Investors agree that this Section 12(b) constitutes an express agreement to maintain such information in confidence for purposes of Regulation FD, and not to purchase or sell (or cause or encourage any other Person to purchase or sell) securities of the Company while in possession of MNPI, and to maintain customary information barriers. The Sponsor Investors shall keep confidential any non-public information received pursuant to this Section 12, except (i) for disclosure to their Affiliates and their respective directors, officers, employees, partners, legal counsel, accountants and other advisors who need to know such information and are informed of its confidential nature, (ii) as required by applicable law or legal process or (iii) to the extent such information becomes publicly available other than through a breach of this Section 12(b). This Section 12(b) shall survive any termination of the rights under Section 12(a) for a period of two (2) years.

Section 13       Joinder. Any Permitted Transferee of a Sponsor Investor that acquires Registrable Securities from a Sponsor Investor may become a party to this Agreement as a “Sponsor Investor,” and be entitled to and be bound by all of the rights and obligations of a Sponsor Investor and a Holder hereunder, by executing and delivering to the Company a joinder to this Agreement in the form of Exhibit B attached hereto (a “Joinder”), without the consent of the Company. No Person other than a Permitted Transferee of a Sponsor Investor may become a party to this Agreement by Joinder or otherwise. Upon the execution and delivery of a Joinder by such Permitted Transferee of a Sponsor Investor, such Permitted Transferee shall be deemed a Sponsor Investor and a Holder hereunder, and the Common Equity held by such Permitted Transferee shall be deemed Sponsor Investor Registrable Securities. Within a reasonable time after any such transfer, the Permitted Transferee will furnish to the Company written notice of its name and address and the Registrable Securities with respect to which such rights are being transferred.

Section 14       General Provisions.

(a)            Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Sponsor Investors; provided that no such amendment, modification or waiver that would treat any Sponsor Investor in a manner materially and adversely different than any other Sponsor Investor will be effective against such Sponsor Investor without its prior written consent. The failure or delay of any Person to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b)            Remedies. The parties to this Agreement will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party will be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c)            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect and to any extent under any applicable law or regulation in any jurisdiction, (i) the application of that provision to another Person or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law and (ii) such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d)            Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way; provided that nothing in this Agreement shall limit any right, remedy or obligation of any party under the Purchase Agreement (including Sections 8.05, 8.06 and 8.07 thereof), each of which is in addition to, and not in lieu of, the rights and obligations hereunder. Notwithstanding the foregoing, in the event of any conflict between the provisions of this Agreement and the provisions of the Purchase Agreement relating to the registration of Registrable Securities or the resale thereof pursuant to a registration statement contemplated hereby, the provisions of this Agreement shall control.

(e)            Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns and the Holders and their respective successors and permitted assigns (whether so expressed or not).

(f)            Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day (provided that any such notice under this clause (ii) will not be effective unless within one Business Day after the notice is sent, a copy of such notice is sent to the recipient by first-class mail, return receipt requested, or reputable overnight courier service (charges prepaid)), (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first-class mail, return receipt requested. Such notices, demands and other communications will be sent to the Company at the address set forth below and to any Holder at the address set forth on the signature page hereto or in such Holder’s Joinder, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the other parties as provided herein. The Company’s address is:

MaxCyte, Inc.
9713 Key West Avenue, Suite 400
Rockville, MD 20850
Attn:    Maher Masoud; Camille Ciesliga
Email:   maherm@maxcyte.com; camillec@maxcyte.com

With a copy to:

Sidley Austin LLP
2850 Quarry Lake Drive, Suite 280
Baltimore, MD 21209
Attn:    Asher Rubin; John Butler

Email:   arubin@sidley.com; john.butler@sidley.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(g)           Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such day.

(h)           Governing Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights of the Company and its equityholders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)            MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(j)            CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, OR, IF SUCH FEDERAL COURT LACKS SUBJECT MATTER JURISDICTION, ANY OTHER STATE COURT SITTING IN THE STATE OF DELAWARE), FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN ANY SUCH COURT, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k)           No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Holder or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(l)            Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(m)          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

(n)           Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

(o)           Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(p)           Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(q)           Dividends, Recapitalizations, Etc.. If at any time or from time to time there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.

(r)            No Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein; provided that the Sponsor Investors may, on behalf of any direct or indirect equityholder of a Holder that has received Common Equity in an in-kind distribution, enforce Section 4(d) and Section 9 against the Company, which right shall survive, and may be exercised by the Sponsor Investors notwithstanding, the Sponsor Investors and their Affiliates ceasing to hold any Registrable Securities or the termination of any rights under Section 14(s).

(s)           Termination of Registration Rights. The rights of any Holder under Section 1 and Section 2 shall terminate upon the earliest to occur of (i) the closing of any merger, consolidation, tender offer, sale of all or substantially all of the assets of the Company or other business combination approved by the Company’s board of directors in which the holders of Common Equity receive cash and/or securities listed on a national securities exchange, (ii) the date on which the Sponsor Investors no longer beneficially own Registrable Securities in excess of one percent (1%) of the Common Equity then outstanding, or (iii) the fourth (4th) anniversary of the Closing Date. Section 5 (with respect to Registration Expenses incurred prior to such termination), Section 6, Section 12(b) and this Section 14 shall survive any such termination. Notwithstanding anything to the contrary in this Agreement, Section 1(h) (with respect to any Shelf Registration Statement then in effect), Section 4(d), Section 9, Section 10 (notwithstanding the termination limitations in the first sentence thereof, solely for the benefit of any in-kind distributee of a Holder) and Section 14(r) shall survive any termination of this Agreement or of any rights hereunder pursuant to this Section 14(s), and any Sponsor Investor ceasing to hold Registrable Securities may (on behalf of any direct or indirect equityholder of a Holder that has received Common Equity in an in-kind distribution) enforce the same, until the date that is twelve (12) months following the date of such termination; provided, that no such expiration shall relieve any party of liability for any breach of this Agreement occurring prior thereto.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

MAXCYTE, INC.

By:

Its:

[Signature Page to Registration Rights Agreement]

SPONSOR INVESTORS:

[OHIO TOPCO LP

By: Ohio TopCo GP LLC
Its: General Partner

By:
Name: Shyam Ravindran
Title: President

ARCLINE CAPITAL PARTNERS A LP

By: Arcline Capital Partners GP LP

Its: General Partner

By: Arcline Capital Partners UGP LLC

Its: General Partner

By:
Name: Shyam Ravindran
Title: President]

Address for each Sponsor Investor:
c/o Arcline Investment Management LP
3803 Bedford Avenue, Suite 106
Nashville, TN 37215
Attn: Shyam Ravindran; Robert Nelson
Email: shyam@arcline.com; robert@arcline.com

with copies (which shall not constitute notice) to:
Bass, Berry & Sims PLC
21 Platform Way South
Nashville, TN 37203
Attn: Ryan Thomas; Ryan Hoffman
Email: rthomas@bassberry.com; rhoffman@bassberry.com

and

Fredrikson & Byron, P.A.
60 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attn: Zach Olson; Meaghan Kwan
Email: zolson@fredlaw.com; mkwan@fredlaw.com

[Signature Page to Registration Rights Agreement]

EXHIBIT A

DEFINITIONS

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person; provided that the Company and its Subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities; provided, further, that, with respect to any Sponsor Investor, “Affiliate” shall include any investment fund, vehicle or account managed or advised by Arcline Investment Management LP or any of its Affiliates. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) will mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 1(a).

“Business Day” means a day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or requested by law to close.

“Closing” and “Closing Date” have the respective meanings set forth in the Purchase Agreement.

“Common Equity” means the Company’s common stock, par value $0.01 per share.

“Company” has the meaning set forth in the preamble and shall include its successor(s).

“Demand Registration” has the meaning set forth in Section 1(a).

“Demand Request” has the meaning set forth in Section 1(a).

“End of Suspension Notice” has the meaning set forth in Section 1(f)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Excluded Registration” means any registration (i) pursuant to a Demand Registration (which is addressed in Section 1(a)), (ii) on Form S-4 or Form S-8 promulgated by the SEC or any successor or similar forms or otherwise relating to a transaction under Rule 145 or to the sale or grant of securities to employees, directors or consultants of the Company or any Subsidiary pursuant to any equity incentive, stock purchase or similar plan, (iii) in which the only Common Equity being registered is Common Equity issuable upon conversion of debt securities that are also being registered, or (iv) relating to any dividend reinvestment plan or any “at the market” or similar offering program.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Holdback Period” has the meaning set forth in Section 3(a).

“Holder” means a holder of Registrable Securities who is a party to this Agreement (including by way of Joinder).

“Indemnified Parties” has the meaning set forth in Section 6(a).

“Joinder” has the meaning set forth in Section 13.

“Lock-Up Period” has the meaning set forth in the Purchase Agreement.

“Long-Form Registrations” has the meaning set forth in Section 1(a).

“Losses” has the meaning set forth in Section 6(a).

“Maximum Offering Size” has the meaning set forth in Section 2(b).

“MNPI” has the meaning set forth in Section 12(b).

“Nasdaq” has the meaning set forth in Section 10.

“Other Securities” has the meaning set forth in Section 3(a).

“Participating Sponsor Investors” means any Sponsor Investor(s) participating in the request for a Demand Registration, Shelf Offering, Piggyback Registration or Underwritten Block Trade.

“Permitted Transferee” means any transferee of Registrable Securities from a Sponsor Investor that is (i) to any of its Affiliates (other than the Company or any of its Subsidiaries) or (ii) in the case of a distribution in kind, to its partners, members or equityholders.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 2(a).

“Potential Participant” has the meaning set forth in Section 1(d)(ii).

“Public Offering” means any sale or distribution by the Company, one of its Subsidiaries and/or Holders to the public of Common Equity or other securities convertible into or exchangeable for Common Equity pursuant to an offering registered under the Securities Act.

“Purchase Agreement” has the meaning set forth in the preamble.

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121(f)(12) (or any successor provision thereto).

“Registrable Securities” means Sponsor Investor Registrable Securities. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (a) sold or distributed pursuant to a Public Offering, (b) sold in compliance with Rule 144, (c) distributed to the direct or indirect partners or members of a Sponsor Investor, but only if such securities are not then covered by an effective Shelf Registration Statement (or are not to be included therein pursuant to Section 1(h)) and such distributee has not executed a Joinder as a Sponsor Investor (it being understood that any such securities that remain Registrable Securities shall remain so, whether or not such distributee executes a Joinder, solely for purposes of their resale pursuant to such Shelf Registration Statement in accordance with Section 1(h)), or (d) repurchased by the Company or a Subsidiary of the Company.

“Registration Expenses” has the meaning set forth in Section 5.

“Rule 144”, “Rule 144A”, “Rule 158”, “Rule 405”, “Rule 415”, “Rule 430B” and “Regulation S” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same will be amended from time to time, or any successor rule then in force.

“Sale Transaction” has the meaning set forth in Section 3(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 3(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Shelf Offering” has the meaning set forth in Section 1(d)(i).

“Shelf Offering Notice” has the meaning set forth in Section 1(d)(i).

“Shelf Period” has the meaning set forth in Section 1(d)(v).

“Shelf Registrable Securities” has the meaning set forth in Section 1(d)(i).

“Shelf Registration” has the meaning set forth in Section 1(a).

“Shelf Registration Statement” has the meaning set forth in Section 1(d)(i).

“Short-Form Registrations” has the meaning set forth in Section 1(a).

“Sponsor Investors” has the meaning set forth in the preamble; provided that any decision to be made under this Agreement by the Sponsor Investors shall be made by the holders of a majority of all Sponsor Investor Registrable Securities.

“Sponsor Investor Registrable Securities” means (i) the shares of Common Equity held (directly or indirectly) by any Sponsor Investor or any of its Affiliates or Permitted Transferees, and (ii) any equity securities of the Company or any Subsidiary issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization.

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Suspension Event” has the meaning set forth in Section 1(f)(ii).

“Suspension Notice” has the meaning set forth in Section 1(f)(ii).

“Suspension Period” has the meaning set forth in Section 1(f)(i).

“Underwritten Block Trade” has the meaning set forth in Section 1(d)(ii).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

EXHIBIT B

FORM OF JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of [●], 2026 (as amended, modified or waived from time to time, the “Registration Agreement”), among MaxCyte, Inc., a Delaware corporation (the “Company”), and the other persons named as parties therein (including pursuant to other Joinders). Capitalized terms used herein have the meaning set forth in the Registration Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Registration Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Agreement, and the undersigned will be deemed for all purposes to be a Holder and a Sponsor Investor thereunder and the undersigned’s ____ shares of Common Equity will be deemed for all purposes to be Sponsor Investor Registrable Securities under the Registration Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 20___.

Signature

Print Name

Address:

Agreed and Accepted as of

________________, 20___:

MAXCYTE, INC.

By:

Its:

B-1

Exhibit E

Form of Akron BioManufacturing Release Agreement

[See Attached.]

Final Form

FORM OF AKRON BIOMANUFACTURING RELEASE AGREEMENT

THIS AKRON BIOMANUFACTURING RELEASE AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026, by and among (a) Ohio TopCo LP, a Delaware limited partnership (“Ohio Seller”), (b) Arcline Capital Partners A LP, a Cayman Islands limited partnership (“Blocker Seller” and, together with Ohio Seller, the “Sellers”), (c) Arcline Ohio Aggregator LP, a Delaware limited partnership (“Ohio Aggregator”), (d) Akron BioManufacturing LLC, a Delaware limited liability company (“Akron BioManufacturing”), and (e) Akron BioProducts LLC, a Delaware limited liability company (“BioP”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Ohio Intermediate LLC, a Delaware limited liability company (the “Company”), Arcline Ohio Blocker LLC, a Delaware limited liability company (“Blocker”), the Sellers and MaxCyte, Inc., a Delaware corporation (“Buyer”), are parties to that certain Securities Purchase Agreement, dated as of November [9], 2026 (the “Purchase Agreement”), pursuant to which Buyer will acquire, directly and indirectly, all of the equity securities of Blocker and the Acquired Companies (including BioP);

WHEREAS, BioP, as lender, and Akron BioManufacturing, as borrower, are parties to: (a) that certain Loan Agreement, effective as of January 31, 2024 (the “2024 Loan Agreement”), (b) that certain Loan Agreement, effective as of January 31, 2025 (the “2025 Loan Agreement”), and (c) that certain Loan Agreement, effective as of January 31, 2026 (together with the 2024 Loan Agreement and the 2025 Loan Agreement, each as amended, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”), pursuant to which BioP has made certain loans to Akron BioManufacturing;

WHEREAS, pursuant to the Purchase Agreement, the execution and delivery of this Agreement is required in connection with the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the parties hereto desire to terminate the Loan Agreement and provide for the releases set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree, effective as of immediately prior to the Closing (but subject to the occurrence of the Closing), as follows:

Section I.         Termination. The parties hereto acknowledge and agree that, effective as of immediately prior to the Closing: (a) all principal, accrued interest and other amounts outstanding under the Loan Agreement are hereby deemed settled and extinguished, (b) all rights, obligations and Liabilities of Akron BioManufacturing, on the one hand, and BioP, on the other hand, arising out of or relating to the Loan Agreement are hereby irrevocably released, discharged, terminated and extinguished and (c) the Loan Agreement is hereby terminated and of no further force and effect, in each case with no further action required by, or any Liability to, any Person.

Section II.        Release. Effective as of immediately prior to the Closing, Akron BioManufacturing, on behalf of itself and its successors and assigns, hereby agrees to be bound by the terms and provisions of Section 10.05 of the Purchase Agreement applicable to a “Releasing Party” or a “Seller” and hereby provides the releases, representations, waivers and covenants set forth therein, in each case, as if Akron BioManufacturing were a “Releasing Party” and a “Seller” thereunder. Notwithstanding the foregoing, nothing in this Agreement or Section 10.05 of the Purchase Agreement shall release, waive or otherwise affect any rights or claims of Akron BioManufacturing arising under this Agreement.

Section III.       Representations and Warranties. Each party hereto represents and warrants to each other party hereto that (a) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on its part, and (c) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms.

Section IV.       Further Assurances. Each party hereto shall, at the reasonable request of any other party hereto and without further consideration, execute and deliver such further instruments and take such further actions as may be reasonably necessary to give effect to the terminations and releases contemplated hereby.

Section V.        Termination. This Agreement shall automatically terminate and be of no further force or effect, without any further action by any party hereto, upon the termination of the Purchase Agreement in accordance with its terms prior to the Closing.

Section VI.      General.

A.            Counterparts; Entire Agreement; Construction. This Agreement may be executed in multiple counterparts (including by means of electronic transmission in portable document format (pdf) or other electronic signature), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument, and any counterpart so delivered will be treated in all manner and respects as an original agreement with the same binding legal effect as if it were the original signed version delivered in person. This Agreement and the documents referred to herein, including the Purchase Agreement, contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. In the event of any conflict between the terms of this Agreement and the terms of the Loan Agreement, this Agreement will govern and control. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

B.            Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

2

C.            Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in the event of any breach or threatened breach by any party hereto of its covenants or obligations set forth in this Agreement, each other party hereto and Buyer will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which such Person is entitled at Law or in equity. Each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and hereby irrevocably waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

D.            Third-Party Beneficiaries. The parties hereto acknowledge and agree that Buyer is an express third-party beneficiary of Section I, Section II, Section III, and this Section VI, and may enforce the parties’ respective obligations thereunder directly. Except as provided in the preceding sentence, no provisions of this Agreement are intended or shall be construed to confer upon or give to any Person other than the parties hereto (and their authorized assignees) any rights, remedies or other benefits under or by reason of this Agreement.

E.            Amendments; Waivers. Any provision of this Agreement may be amended or waived only in a writing signed by the parties hereto and Buyer. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OHIO TOPCO LP
By: Ohio TopCo GP LLC
Its: General Partner

By:
Name: Shyam Ravindran
Title: President

ARCLINE CAPITAL PARTNERS A LP
By: Arcline Capital Partners GP LP
Its: General Partner

By: Arcline Capital Partners UGP LLC
Its: General Partner

By:
Name: Shyam Ravindran
Title: President

ARCLINE OHIO AGGREGATOR, LP

By:
Name: Shyam Ravindran
Title: President

AKRON BIOMANUFACTURING LLC

By:
Name: Cameron Oden
Title: Chief Financial Officer

[Signature Page to Akron BioManufacturing Release Agreement]

AKRON BIOPRODUCTS LLC

By:
Name: Cameron Oden
Title: Chief Financial Officer

[Signature Page to Akron BioManufacturing Release Agreement]

SCHEDULE A

Restrictive Covenant Parties

1.	Claudia Zylberberg

2.	Javier Zylberberg

SCHEDULE B

Key Employees

1.	Ezequiel Zylberberg

2.	Rachael Atlee

3.	David Smith

4.	Jeanette Maccagnano

5.	Robert Bogue

6.	Bethany Richardson

SCHEDULE C

Value Creation Bonus Recipients

1.	Rachael Atlee

2.	Bethany Richardson

3.	Robert Margolin

4.	Bob Bogue

5.	David Smith

6.	Cameron Oden

7.	Ezequiel Zylberberg

SCHEDULE D

Tax Amount

$0.